Exhibit 4.3

Autoliv, Inc.

and

U.S. Bank National Association,

as Purchase Contract Agent,

and

U.S. Bank National Association,

as Collateral Agent, Custodial Agent and Securities Intermediary

PURCHASE CONTRACT AND PLEDGE AGREEMENT

Dated as of March 30, 2009

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A	—	Form of Corporate Units Certificate

Exhibit B	—	Form of Treasury Units Certificate

Exhibit C	—	Instruction to Purchase Contract Agent From Holder (To Create Treasury Units or Corporate Units)

Exhibit D	—	Notice from Purchase Contract Agent to Holders Upon Termination Event (Transfer of Collateral upon Occurrence of a Termination Event)

Exhibit E	—	Notice of Cash Settlement

Exhibit F	—	Instruction from Purchase Contract Agent to Collateral Agent (Creation of Treasury Units)

Exhibit G	—	Instruction from the Collateral Agent to the Securities Intermediary (Creation of Treasury Units)

Exhibit H	—	Instruction from Purchase Contract Agent to Collateral Agent (Recreation of Corporate Units)

Exhibit I	—	Instruction from Collateral Agent to Securities Intermediary (Recreation of Corporate Units)

Exhibit J	—	Notice of Cash Settlement from Purchase Contract Agent to Collateral Agent (Cash Settlement Amounts)

Exhibit K	—	Instruction to Custodial Agent Regarding Remarketing

Exhibit L	—	Instruction to Custodial Agent Regarding Withdrawal from Remarketing

Exhibit M	—	Notice of Cash Settlement

Exhibit N	—	Notice from Purchase Contract Agent to Collateral Agent (Settlement with Separate Cash)

Exhibit O	—	Notice of Settlement with Separate Cash from Securities Intermediary to Purchase Contract Agent (Settlement with Separate Cash)

Exhibit P	—	Form of Remarketing Agreement

PURCHASE CONTRACT AND PLEDGE AGREEMENT, dated as of March 30, 2009, among Autoliv, Inc., a Delaware corporation (the “Company”), U.S. Bank National Association, a national banking association, acting as purchase contract agent for, and as attorney-in-fact of, the Holders from time to time of the Units (in such capacities, together with its successors and assigns in such capacities, the “Purchase Contract Agent”), and U.S. Bank National Association, as collateral agent hereunder for the benefit of the Company (in such capacity, together with its successors in such capacity, the “Collateral Agent”), as custodial agent (in such capacity, together with its successors in such capacity, the “Custodial Agent”), and as securities intermediary (as defined in Section 8-102(a)(14) of the UCC) with respect to the Collateral Account (in such capacity, together with its successors in such capacity, the “Securities Intermediary”).

RECITALS

WHEREAS, the Company has duly authorized the execution and delivery of this Agreement and the Certificates evidencing the Units;

WHEREAS, all things necessary to make the Purchase Contracts, when the Certificates are executed by the Company and authenticated, executed on behalf of the Holders and delivered by the Purchase Contract Agent, as provided in this Agreement, the valid obligations of the Company, and to constitute these presents a valid agreement of the Company, in accordance with its terms, have been done; and

WHEREAS, pursuant to the terms of this Agreement and the Purchase Contracts, the Holders have irrevocably authorized the Purchase Contract Agent, as attorney-in-fact of such Holders, among other things, to execute and deliver this Agreement on behalf of such Holders and to grant the Pledge provided herein of the Collateral to secure the Obligations.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and nouns and pronouns of the masculine gender include the feminine and neuter genders;

(b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States;

(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Exhibit or other subdivision;

(d) the following terms, which are defined in the UCC, shall have the meanings set forth therein: “certificated security,” “control,” “financial asset,” “entitlement order,” “securities account” and “security entitlement”;

(e) unless the context otherwise requires, any reference to an “Article” or “Section” or an “Exhibit” refers to an Article, Section or an Exhibit, as the case may be, to this Agreement; and

(f) the following terms have the meanings given to them in this Section 1.01(f):

“Accounting Event” has the meaning set forth in the Supplemental Indenture.

“Act” has the meaning, with respect to any Holder, set forth in Section 1.04.

“Address for Notices” has the meaning set forth in Section 1.05.

“Adjustment Factor” has the meaning set forth in Section 5.05(a)(vii).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

“Applicable Market Value” has the meaning set forth in Section 5.01(a).

“Applicable Ownership Interest in Senior Notes” means a 1/40, or a 2.5%, undivided beneficial ownership interest in $1,000 principal amount of Senior Notes that is a component of a Corporate Unit, and “Applicable Ownership Interests in Senior Notes” means the aggregate of each Applicable Ownership Interest in Senior Notes that is a component of each Corporate Unit then Outstanding.

“Applicable Ownership Interest in the Treasury Portfolio” shall mean, with respect to a Corporate Unit and the Treasury Portfolio, (i) a 1/40th, or a 2.5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury Securities (or principal or interest strips thereof) included in such Treasury Portfolio that matures on or prior to April 30, 2012, and (ii) for each scheduled Payment Date on the Senior Notes that occurs after the Special Event Redemption Date or, in connection with any Early Remarketing Period, the Reset Effective Date, and on or before the Purchase Contract Settlement Date, an undivided beneficial ownership interest in a $1,000 face amount of U.S. treasury securities (or principal or interest strips thereof) included in such Treasury Portfolio that mature on or prior to such scheduled Payment Date in an amount equal to the interest payment that would be due on such Payment Date on a 1/40, or 2.5%, beneficial ownership interest in $1,000 principal amount of the Notes.

“Applicable Remarketing Period” means any of (i) any Early Remarketing Period for which the Company has elected to conduct an Early Remarketing pursuant to Section 5.02 or (ii) the Final Remarketing Period, as the context requires.

“Applicants” has the meaning set forth in Section 7.12(b).

“Bankruptcy Code” means Title 11 of the United States Code, or any other law of the United States that from time to time provides a uniform system of bankruptcy laws.

“Beneficial Owner” means, with respect to a Book-Entry Interest, a Person who is the beneficial owner of such Book-Entry Interest as reflected on the books of the Depositary or on the books of a Person maintaining an account with such Depositary (directly as a Depositary Participant or as an indirect participant, in each case in accordance with the rules of such Depositary).

“Board of Directors” means the board of directors of the Company or a duly authorized committee of that board.

“Board Resolution” means one or more resolutions of the Board of Directors, a copy of which has been certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Purchase Contract Agent.

“Book-Entry Interest” means a beneficial interest in a Global Certificate, registered in the name of a Depositary or a nominee thereof, ownership and transfers of which shall be maintained and made through book entries by such Depositary as described in Section 3.06.

“Business Day” means any day other than a Saturday or Sunday or any other day on which banking institutions in New York City, New York are authorized or required by law or executive order to remain closed; provided that for purposes of the second paragraph of Section 1.12 only, the term “Business Day” shall also be deemed to exclude any day on which the Depositary is closed.

“Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.

“Cash Settlement” has the meaning set forth in Section 5.03(a)(i).

“Certificate” means a Corporate Units Certificate or a Treasury Units Certificate, as the case may be.

“Closing Price” has the meaning set forth in Section 5.01(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the collective reference to:

(i) the Collateral Account and all investment property and other financial assets from time to time credited to the Collateral Account and all security entitlements with respect thereto, including, without limitation, (A) the Applicable Ownership Interests in Senior Notes and security entitlements relating thereto (and the Senior Notes and security entitlements relating thereto delivered to the Collateral Agent in respect of such Applicable Ownership Interests in Senior Notes), (B) the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) and security entitlements relating thereto, (C) any Treasury Securities and security entitlements relating thereto Transferred to the Securities Intermediary from time to time in connection with the creation of Treasury Units in accordance with Section 3.13 hereof and (D) payments made by Holders pursuant to Section 5.03 hereof;

(ii) all Proceeds of any of the foregoing (whether such Proceeds arise before or after the commencement of any proceeding under any applicable bankruptcy, insolvency or other similar law, by or against the pledgor or with respect to the pledgor); and

(iii) all powers and rights now owned or hereafter acquired under or with respect to the Collateral.

“Collateral Account” means the securities account of U.S. Bank National Association, as Collateral Agent, maintained on the books of the Securities Intermediary and designated “U.S. Bank National Association, as Collateral Agent of Autoliv, Inc., as pledgee of U.S. Bank National Association, as the Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders”.

“Collateral Agent” means the Person named as “Collateral Agent” in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Collateral Agent shall have become such pursuant to this Agreement, and thereafter “Collateral Agent” shall mean the Person who is then the Collateral Agent hereunder.

“collateral event of default” has the meaning set forth in Section 13.01(b).

“Collateral Substitution” means, (i) with respect to the Corporate Units, (x) the substitution of the Pledged Applicable Ownership Interests in Senior Notes included in such Corporate Units (if the Applicable Ownership Interests in the Treasury Portfolio have not replaced the Applicable Ownership Interests in Senior Notes as a component of the Corporate Units) with Treasury Securities in an aggregate principal amount at maturity equal to the aggregate principal amount of such Pledged Applicable Ownership Interests in Senior Notes, or (y) the substitution of the Pledged Applicable Ownership Interests in the Treasury Portfolio included in such Corporate Units (if the Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Senior Notes as a component of the Corporate Units) with Treasury Securities in an aggregate principal amount at maturity equal to the Pledged Applicable Ownership Interests in the Treasury Portfolio specified in clause (i) of the definition thereof, or (ii) with respect to the Treasury Units, (x) the substitution of the Pledged Treasury Securities included in such Treasury Units (if the Applicable Ownership Interests in the Treasury Portfolio have not replaced the Applicable Ownership Interests in

Senior Notes as a component of the Corporate Units) with Senior Notes in an aggregate principal amount equal to the aggregate principal amount at stated maturity of the Pledged Treasury Securities, or (y) the substitution of the Pledged Treasury Securities included in such Treasury Units (if the Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Senior Notes as a component of the Corporate Units as a result of a Special Event Redemption) with Applicable Ownership Interests in the Treasury Portfolio (such that the amount specified in clause (i) of the definition thereof equals the aggregate principal amount at maturity of such Pledged Treasury Securities).

“Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company” means the Person named as the “Company” in the first paragraph of this instrument until a successor shall have become such pursuant to the applicable provision of this Agreement, and thereafter “Company” shall mean such successor.

“Constituent Person” has the meaning set forth in Section 5.05(b).

“Corporate Trust Office” means the office of the Purchase Contract Agent in The City of New York at which, at any particular time, its corporate trust business shall be principally administered, which office at the date hereof is located at 100 Wall Street, New York, New York, 10005, Attention: Patrick J. Crowley, Vice President, Phone: (212) 361-2505, or such other address as the Purchase Contract Agent may designate from time to time by notice to the Company, or a corporate trust office or agency of any successor Purchase Contract Agent, or such other address as such successor Purchase Contract Agent may designate from time to time by notice to the Company.

“Corporate Unit” means the collective rights and obligations of a Holder of a Corporate Units Certificate in respect of the Applicable Ownership Interest in Senior Notes or the Applicable Ownership Interest in the Treasury Portfolio, as the case may be, subject in each case (except that the Applicable Ownership Interest in the Treasury Portfolio as specified in clause (ii) of the definition of such term shall not be subject to the Pledge) to the Pledge thereof, and the related Purchase Contract.

“Corporate Units Certificate” means a certificate evidencing the rights and obligations of a Holder in respect of the number of Corporate Units specified on such certificate.

“Coupon Rate” has the meaning set forth in the Supplemental Indenture.

“Current Market Price” means, in respect of a share of Common Stock on any date of determination, the average of the daily Closing Prices for the 20 consecutive Trading Days preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation.

“Custodial Agent” means the Person named as Custodial Agent in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Custodial Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Custodial Agent” shall mean the Person who is then the Custodial Agent hereunder.

“Depositary” means a clearing agency registered under Section 17A of the Exchange Act that is designated to act as Depositary for the Units as contemplated by Sections 3.06 and 3.08.

“Depositary Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Depositary effects book entry transfers and pledges of securities deposited with the Depositary.

“DTC” means The Depository Trust Company.

“Early Remarketing” means the Remarketing of the Senior Notes on an Early Remarketing Date by the Remarketing Agent pursuant to the Remarketing Agreement.

“Early Remarketing Date” has the meaning set forth in Section 5.02(a).

“Early Remarketing Period” means any three-Business Day period that consists of three sequential possible remarketing dates selected by the Company during the period beginning on, and including, January 1, 2012 and ending on, and including, March 31, 2012.

“Early Settlement” has the meaning set forth in Section 5.08(a).

“Early Settlement Amount” has the meaning set forth in Section 5.08(b).

“Early Settlement Date” has the meaning set forth in Section 5.08(b).

“Effective Date” has the meaning set forth in Section 5.05(b)(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ex date” means, when used with respect to any issuance, dividend or distribution, the first date on which shares of Common Stock or such other security, as applicable, trades regular way on the principal U.S. securities exchange or quotation system on which shares of Common Stock or such other security, as applicable, are listed or quoted at that time, without the right to receive such issuance, dividend or distribution.

“Exchange Act” means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.

“Exchange Property Unit” has the meaning set forth in Section 5.05(b)(i).

“Expiration Date” has the meaning set forth in Section 1.04(e).

“Expiration Time” has the meaning set forth in Section 5.05(a)(vi).

“Failed Early Remarketing” has the meaning set forth in Section 5.02(d).

“Failed Final Remarketing” has the meaning set forth in Section 5.03(b)(iii).

“Failed Remarketing” means, as applicable, a Failed Early Remarketing or a Failed Final Remarketing.

“Fair Market Value” means:

(a) in the case of any Spin-Off that is effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-Off, the initial public offering price of those securities, and

(b) in the case of any other Spin-Off, the average of the Closing Prices of the securities being distributed in the Spin-Off over the first 10 Trading Days from and including the ex-date of such Spin-Off.

“Final Remarketing” means the remarketing of the Senior Notes on a Final Remarketing Date by the Remarketing Agent pursuant to the Remarketing Agreement.

“Final Remarketing Date” means the third Business Day immediately preceding the Purchase Contract Settlement Date.

“Final Remarketing Period” means the period beginning on, and including, the fifth Business Day and ending on, and including, the third Business Day immediately preceding the Purchase Contract Settlement Date.

“Fixed Settlement Rates” means the Minimum Settlement Rate and the Maximum Settlement Rate, collectively.

“Fundamental Change” will be deemed to have occurred if any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity (other than in connection with a consolidation, merger or other transaction described in clause (b) below, in which case clause (b) shall apply);

(b) the Company is involved in a consolidation with or merger into any other person, or any merger of another person into the Company, or any transaction or series of related transactions (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Common Stock), in each case in which 90% or more of the outstanding shares of Common Stock are exchanged for or converted into securities, cash or other property, 10% or more of which consists of securities, cash or other property that is not (or will not be immediately upon the effectiveness of such consolidation, merger or transaction) common stock listed on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market;

(c) shares of Common Stock cease to be listed or quoted on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (other than in connection with a consolidation, merger or other transaction described in clause (b) above, in which case clause (b) shall apply); or

(d) the shareholders of the Company vote for a liquidation, dissolution or termination of the Company.

“Fundamental Change Early Settlement” has the meaning set forth in Section 5.05(b)(ii).

“Fundamental Change Early Settlement Amount” has the meaning set forth in Section 5.05(b)(ii).

“Fundamental Change Early Settlement Date” has the meaning set forth in Section 5.05(b)(ii).

“Fundamental Change Early Settlement Rate” has the meaning set forth in Section 5.05(b)(iii).

“Global Certificate” means a Certificate that evidences all or part of the Units and is registered in the name of the Depositary or a nominee thereof.

“Holder” means, with respect to a Unit, the Person in whose name the Unit evidenced by a Certificate is registered in the Security Register.

“Indemnitees” has the meaning set forth in Section 7.07(c).

“Indenture” means the Indenture, dated as of March 30, 2009, between the Company and the Indenture Trustee (including any provisions of the TIA that are deemed incorporated therein), as amended and supplemented by the Supplemental Indenture.

“Indenture Trustee” means U.S. Bank National Association, a national banking association, or any successor thereto as described in the Indenture.

“Initial Public Offering” means the first time securities of the same class or type as the securities being distributed in the Spin-Off are offered to the public for cash.

“Issuer Order” or “Issuer Request” means a written order or request signed in the name of the Company by the Chairman, a Vice Chairman, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, and the Secretary or any Assistant Secretary, the Corporate Treasurer or any Assistant Treasurer of the Company, and delivered to the Purchase Contract Agent.

“Loss” has the meaning set forth in Section 15.08(b).

“Losses” has the meaning set forth in Section 15.08(b).

“Market Disruption Event” has the meaning set forth in Section 5.01(a).

“Maturity Date” has the meaning set forth in the Supplemental Indenture.

“Maximum Settlement Rate” has the meaning set forth in Section 5.01(a)(iii).

“Minimum Settlement Rate” has the meaning set forth in Section 5.01(a)(i).

“NYSE” has the meaning set forth in Section 5.01(a).

“Obligations” means, with respect to each Holder, all obligations and liabilities of such Holder under such Holder’s Purchase Contract and this Agreement or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest (including, without limitation, interest accruing before and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Holder, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Company or the Collateral Agent or the Securities Intermediary that are required to be paid by the Holder pursuant to the terms of any of the foregoing agreements).

“Observation Period” means the 20 consecutive Trading Days ending on the third Trading Day immediately preceding the applicable Settlement Date.

“Officers’ Certificate” means a certificate signed by (i) either the Chairman, Vice Chairman, Chief Executive Officer, its President or any Vice President of the Company, and (ii) the Chief Financial Officer, the Secretary, an Assistant Secretary or its Treasurer or an Assistant Treasurer of the Company, and delivered to the Purchase Contract Agent. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Agreement (other than the Officers’ Certificate provided for in Section 10.05) shall include the information set forth in Section 1.02 hereof.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel to the Company (and who may be an employee of the Company), and who shall be reasonably acceptable to the Purchase Contract Agent. An opinion of counsel may rely on certificates as to matters of fact.

“Outstanding” means, as of any date of determination, all Units evidenced by Certificates theretofore authenticated, executed and delivered under this Agreement, except:

(i) all Units, if a Termination Event has occurred;

(ii) Units evidenced by Certificates theretofore cancelled by the Purchase Contract Agent or delivered to the Purchase Contract Agent for cancellation or deemed cancelled pursuant to the provisions of this Agreement; and

(iii) Units evidenced by Certificates in exchange for or in lieu of which other Certificates have been authenticated, executed on behalf of the Holder and delivered pursuant to this Agreement, other than any such Certificate in respect of which there shall have been presented to the Purchase Contract Agent proof satisfactory to it that such Certificate is held by a protected purchaser in whose hands the Units evidenced by such Certificate are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite number of the Units have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Units owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding Units, except that, in determining whether the Purchase Contract Agent shall be authorized and protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Units that a Responsible Officer of the Purchase Contract Agent actually knows to be so owned shall be so disregarded. Units so owned that have been pledged in good faith may be regarded as Outstanding Units if the pledgee establishes to the satisfaction of the Purchase Contract Agent the pledgee’s right so to act with respect to such Units and that the pledgee is not the Company or any Affiliate of the Company.

“Payment Date” means each January 31, April 30, July 31 and October 31 of each year, commencing July 31, 2009.

“Permitted Investments” means any one of the following, in each case maturing on the Business Day following the date of acquisition:

(1) any evidence of indebtedness with an original maturity of 365 days or less issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support of the timely payment thereof or such indebtedness constitutes a general obligation of it);

(2) deposits, certificates of deposit or acceptances with an original maturity of 365 days or less of any institution which is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million at the time of deposit (and which may include the Collateral Agent);

(3) investments with an original maturity of 365 days or less of any Person that is fully and unconditionally guaranteed by a bank referred to in clause (2);

(4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed as to timely payment by the full faith and credit of the United States of America;

(5) investments in commercial paper, other than commercial paper issued by the Company or its affiliates, of any corporation incorporated under the laws of the United States or any State thereof, which commercial paper has a rating at the time of purchase at least equal to “A-1” by Standard & Poor’s Ratings Services (“S&P”) or at least equal to “P-1” by Moody’s Investors Service, Inc. (“Moody’s”); and

(6) investments in money market funds (including, but not limited to, money market funds managed by the Collateral Agent or an affiliate of the Collateral Agent) registered under the Investment Company Act of 1940, as amended, rated in the highest applicable rating category by S&P or Moody’s.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.

“Plan” means an employee benefit plan that is subject to ERISA, a plan or individual retirement account that is subject to Section 4975 of the Code or any entity whose assets are considered assets of any such plan.

“Pledge” means the lien and security interest in the Collateral created by this Agreement.

“Pledged Applicable Ownership Interests in Senior Notes” means the Applicable Ownership Interests in Senior Notes and security entitlements with respect thereto from time to time credited to the Collateral Account and not then released from the Pledge.

“Pledged Applicable Ownership Interests in the Treasury Portfolio” means the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition thereof) and security entitlements with respect thereto from time to time credited to the Collateral Account and not then released from the Pledge.

“Pledged Securities” means the Pledged Applicable Ownership Interests in Senior Notes, the Pledged Applicable Ownership Interests in the Treasury Portfolio and the Pledged Treasury Securities, collectively.

“Pledged Treasury Securities” means Treasury Securities and security entitlements with respect thereto from time to time credited to the Collateral Account and not then released from the Pledge.

“Pledge Indemnitees” has the meaning set forth in Section 15.08(b).

“Predecessor Certificate” means a Predecessor Corporate Units Certificate or a Predecessor Treasury Units Certificate.

“Predecessor Corporate Units Certificate” of any particular Corporate Units Certificate means every previous Corporate Units Certificate evidencing all or a portion of the rights and obligations of the Company and the Holder under the Corporate Units evidenced thereby; and, for the purposes of this definition, any Corporate Units Certificate authenticated and delivered under Section 3.10 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Corporate Units Certificate shall be deemed to evidence the same rights and obligations of the Company and the Holder as the mutilated, destroyed, lost or stolen Corporate Units Certificate.

“Predecessor Treasury Units Certificate” of any particular Treasury Units Certificate means every previous Treasury Units Certificate evidencing all or a portion of the rights and obligations of the Company and the Holder under the Treasury Units evidenced thereby; and, for the purposes of this definition, any Treasury Units Certificate authenticated and delivered under Section 3.10 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Treasury Units Certificate shall be deemed to evidence the same rights and obligations of the Company and the Holder as the mutilated, destroyed, lost or stolen Treasury Units Certificate.

“Pro Rata” or “pro rata” shall mean pro rata to each Holder according to the aggregate Stated Amount of the Units held by such Holder in relation to the aggregate Stated Amount of all Units outstanding.

“Proceeds” has the meaning ascribed thereto in the UCC and includes, without limitation, all interest, dividends, cash, instruments, securities, financial assets and other property received, receivable or otherwise distributed upon the sale (including, without limitation, any Remarketing), exchange, collection or disposition of any financial assets from time to time credited to the Collateral Account.

“Prospectus” means the prospectus relating to the delivery of shares or any securities in connection with an Early Settlement pursuant to Section 5.08 or a Fundamental Change Early Settlement of Purchase Contracts pursuant to Section 5.05(b)(ii), in the form in which first filed, or transmitted for filing, with the Securities and Exchange Commission after the effective date of the Registration Statement pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein as of the date of such Prospectus.

“Purchase Contract” means, with respect to any Unit, the contract forming a part of such Unit and obligating the Company to sell, and the Holder of such Unit to purchase, shares of Common Stock equal to the applicable Settlement Rate on the terms and subject to the conditions set forth in Article V hereof.

“Purchase Contract Agent” means the Person named as the “Purchase Contract Agent” in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Purchase Contract Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Purchase Contract Agent” shall mean such Person or any subsequent successor who is appointed pursuant to this Agreement.

“Purchase Contract Settlement Date” means April 30, 2012.

“Purchase Contract Settlement Fund” has the meaning set forth in Section 5.04.

“Purchase Price” has the meaning set forth in Section 5.01(a).

“Purchased Shares” has the meaning set forth in Section 5.05(a)(vi).

“Put Right” has the meaning set forth in the Supplemental Indenture.

“Quotation Agent” has the meaning set forth in the Supplemental Indenture.

“Record Date” for any distribution payable on any Payment Date means the fifteenth day of the calendar month in which the relevant Payment Date falls (whether or not a Business Day).

“Redemption Amount” has the meaning set forth in the Supplemental Indenture.

“Redemption Price” has the meaning set forth in the Supplemental Indenture.

“Reference Price” has the meaning set forth in Section 5.01(a)(ii).

“Registration Statement” means a registration statement under the Securities Act prepared by the Company covering, inter alia, the delivery by the Company of any securities in connection with an Early Settlement on the Early Settlement Date under Section 5.08 or a Fundamental Change Early Settlement of Purchase Contracts on the Fundamental Change Early Settlement Date under Section 5.05(b)(ii), including all exhibits thereto and the documents incorporated by reference in the prospectus contained in such registration statement, and any post-effective amendments thereto.

“Remarketing” means the remarketing of the Senior Notes pursuant to the Remarketing Agreement on any Remarketing Date.

“Remarketing Agent(s)” has the meaning set forth in the Supplemental Indenture.

“Remarketing Agreement” means the Remarketing Agreement, in substantially the form set forth in Exhibit P hereto, to be entered into among the Company, the Purchase Contract Agent and the Remarketing Agent(s), as the same may be amended, amended and restated, supplemented or otherwise modified or replaced from time to time.

“Remarketing Announcement” has the meaning set forth in Section 5.03(c).

“Remarketing Announcement Date” has the meaning set forth in Section 5.03(c).

“Remarketing Date” means any of the Business Days selected for Remarketing in an Early Remarketing Period or the Final Remarketing Period.

“Remarketing Fee” means, in the event of a Successful Remarketing, a remarketing fee paid to the Remarketing Agent to be agreed upon in writing by the Company and the Remarketing Agent prior to any such Remarketing pursuant to the Remarketing Agreement.

“Remarketing Per Senior Note Price” means the Treasury Portfolio Purchase Price divided by the number of $1,000 principal amount of Senior Notes underlying the Pledged Applicable Ownership Interests that are held as components of Corporate Units and remarketed in an Early Remarketing.

“Remarketing Price” means (i) in the case of an Early Remarketing, at least 100% of the Treasury Portfolio Purchase Price plus the Separate Senior Notes Purchase Price (if any), and (ii) in the case of a Final Remarketing, 100% of the aggregate principal amount of Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes and Separate Senior Notes to be remarketed in such Final Remarketing; provided that in each case of clause (i) or (ii), “Remarketing Price” may include, at the option of the Company, the Remarketing Fee.

“Remarketing Settlement Date” means (i) in the case of a Successful Early Remarketing occurring during an Early Remarketing Period, the third Business Day following a Successful Early Remarketing, and (ii) in the case of a Final Remarketing, the Purchase Contract Settlement Date.

“Reorganization Event” means:

(i) any consolidation or merger of the Company with or into another Person or of another Person with or into the Company;

(ii) any sale, transfer, lease or conveyance to another Person of the property of the Company as an entirety or substantially as an entirety;

(iii) any statutory share exchange of the Company with another Person (other than in connection with a merger or acquisition); or

(iv) any liquidation, dissolution or termination of the Company (other than as a result of or after the occurrence of a Termination Event).

“Reset Effective Date” has the meaning set forth in Section 5.03(c)(ii).

“Reset Rate” means, in connection with each Remarketing, the rate per annum rounded to the nearest one-thousandth of one percent (0.00001) that the Senior Notes shall bear as determined by the Remarketing Agent in consultation with the Company pursuant to the Remarketing Agreement.

“Responsible Officer” means, when used with respect to the Purchase Contract Agent, any officer of the Purchase Contract Agent assigned to the Corporate Trust Administration unit (or any successor unit, department or division of the Purchase Contract Agent) of the Purchase Contract Agent located at the Corporate Trust Office of the Purchase Contract Agent who has direct responsibility for the administration of the Agreement and, for the purposes of Section 7.01(b)(ii), also means, with respect to a particular corporate trust matter, any other officer, trust officer or person performing similar functions to whom such matter is referred because of his or her knowledge of and familiarity of the particular subject.

“Restricted Period” means the period commencing on, and including, the Business Day preceding any Early Remarketing Period and ending on, and including, the later of the Reset Effective Date and the Business Day following the last Early Remarketing Date during that Early Remarketing Period.

“Rights” has the meaning set forth in Section 5.05(a)(x).

“Securities Act” means the Securities Act of 1933 and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.

“Securities Intermediary” means the Person named as Securities Intermediary in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Securities Intermediary shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Securities Intermediary” shall mean such successor or any subsequent successor.

“Security Register” and “Securities Registrar” have the respective meanings set forth in Section 3.05.

“Senior Notes” means the series of Senior Notes designated the 8% Senior Notes due 2014 of the Company.

“Separate Senior Notes” means Senior Notes that have been released from the Pledge following Collateral Substitution and therefore no longer underlie Corporate Units.

“Separate Senior Notes Purchase Price” means, for any Early Remarketing, the amount in cash equal to the product of the Remarketing Per Senior Note Price multiplied by the number of $1,000 principal amount of Separate Senior Notes remarketed in such Early Remarketing.

“Settlement Date” means, as applicable, the Purchase Contract Settlement Date, the Early Settlement Date or the Fundamental Change Early Settlement Date.

“Settlement Rate” has the meaning set forth in Section 5.01(a).

“Special Event” has the meaning set forth in the Supplemental Indenture.

“Special Event Redemption” has the meaning set forth in the Supplemental Indenture.

“Special Event Redemption Date” has the meaning set forth in the Supplemental Indenture.

“Spin-Off” means payment of a dividend or distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company.

“Stated Amount” means $25.

“Stock Price” has the meaning set forth in Section 5.05(b)(iii).

“Successful Early Remarketing” has the meaning set forth in Section 5.02(b).

“Successful Final Remarketing” has the meaning set forth in Section 5.03(b)(ii).

“Successful Remarketing” means, as applicable, a Successful Early Remarketing or a Successful Final Remarketing.

“Supplemental Indenture” means the Supplemental Indenture dated as of the date hereof between the Company and the Indenture Trustee pursuant to which the Senior Notes are issued.

“Tax Event” has the meaning set forth in the Supplemental Indenture.

“Termination Date” means the date, if any, on which a Termination Event occurs.

“Termination Event” means the occurrence of any of the following events:

(i) at any time on or prior to the Purchase Contract Settlement Date, a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking liquidation or reorganization of the Company under the Bankruptcy Code or any other similar applicable Federal or state law and if such judgment, decree or order shall have been entered more than 60 days prior to the Purchase Contract Settlement Date, such decree or order shall have continued undischarged and unstayed for a period of 60 days;

(ii) at any time on or prior to the Purchase Contract Settlement Date, a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee (or other similar official) in bankruptcy or insolvency of the Company or of all or substantially all of its property, or for the winding up or liquidation of its affairs, shall have been entered and if such decree or order shall have been entered more than 60 days prior to the Purchase Contract Settlement Date, such judgment, decree or order shall have continued undischarged and unstayed for a period of 60 days; or

(iii) at any time on or prior to the Purchase Contract Settlement Date, the Company shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking liquidation or reorganization under the Bankruptcy Code or any other similar applicable Federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee (or other similar official) in bankruptcy or insolvency of it or of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.

For the avoidance of doubt, a “Termination Event” shall not include any event described in clauses (i) — (iii) above with respect to any subsidiary of the Company.

“Threshold Appreciation Price” has the meaning set forth in Section 5.01(a)(i).

“TIA” means the Trust Indenture Act of 1939, as amended from time to time, or any successor legislation.

“TRADES” means the Treasury/Reserve Automated Debt Entry System maintained by the Federal Reserve Bank of New York pursuant to the TRADES Regulations.

“TRADES Regulations” means the regulations of the United States Department of the Treasury, published at 31 C.F.R. Part 357, as amended from time to time. Unless otherwise defined herein, all terms defined in the TRADES Regulations are used herein as therein defined.

“Trading Day” has the meaning set forth in Section 5.01(a).

“Transfer” means (i) in the case of certificated securities in registered form, delivery as provided in Section 8-301(a) of the UCC, indorsed to the transferee or in blank by an effective endorsement; (ii) in the case of Treasury Securities, registration of the transferee as the owner of such Treasury Securities on TRADES; and (iii) in the case of security entitlements, including, without limitation, security entitlements with respect to Treasury Securities, a securities intermediary indicating by book entry that such security entitlement has been credited to the transferee’s securities account.

“Treasury Portfolio” has the meaning set forth in the Supplemental Indenture.

“Treasury Portfolio Purchase Price” has the meaning set forth in Supplemental Indenture.

“Treasury Securities” means zero-coupon U.S. treasury securities that mature on April 30, 2012 (CUSIP No. 912820PM3).

“Treasury Unit” means, following the substitution of Treasury Securities for Pledged Applicable Ownership Interests in Senior Notes or Pledged Applicable Ownership Interests in the Treasury Portfolio, as the case may be, as collateral to secure a Holder’s obligations under the Purchase Contract, the collective rights and obligations of a Holder of a Treasury Units Certificate in respect of such Treasury Securities, subject to the Pledge thereof, and the related Purchase Contract.

“Treasury Units Certificate” means a certificate evidencing the rights and obligations of a Holder in respect of the number of Treasury Units specified on such certificate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underwriter” means Morgan Stanley & Co. Incorporated.

“Underwriting Agreement” means the Underwriting Agreement dated as of March 24, 2009, among the Company and Morgan Stanley & Co. Incorporated.

“Unit” means a Corporate Unit or a Treasury Unit, as the case may be.

“Value” means, with respect to any item of Collateral on any date, as to (1) Cash, the amount thereof, (2) Treasury Securities, the aggregate principal amount thereof at maturity, (3) Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term), the appropriate aggregate percentage of the aggregate principal amount at maturity of the Treasury Portfolio and (4) Applicable Ownership Interests in Senior Notes, the appropriate aggregate principal amount of the underlying Senior Notes.

“Vice President” means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

Section 1.02. Compliance Certificates and Opinions. Except as otherwise expressly provided by this Agreement, upon any application or request by the Company to the Purchase Contract Agent to take any action in accordance with any provision of this Agreement, the Company shall furnish to the Purchase Contract Agent an Officers’ Certificate stating that all conditions precedent, if any, provided for in this Agreement relating to the proposed action have been complied with and an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Agreement (other than the Officers’ Certificate provided for in Section 10.05) shall include:

(i) a statement that each individual signing such certificate or opinion has read such condition or covenant and the definitions herein relating thereto;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such condition or covenant has been complied with; and

(iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 1.03. Form of Documents Delivered to Purchase Contract Agent. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents. Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which its certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Agreement, they may, but need not, be consolidated and form one instrument.

Section 1.04. Acts of Holders; Record Dates. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Purchase Contract Agent and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and (subject to Section 7.01) conclusive in favor of the Purchase Contract Agent and the Company, if made in the manner provided in this Section.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner that the Purchase Contract Agent deems sufficient.

(c) The ownership of Units shall be proved by the Security Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Unit shall bind every future Holder of the same Unit and the Holder of every Certificate evidencing such Unit issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Purchase Contract Agent or the Company in reliance thereon, whether or not notation of such action is made upon such Certificate.

(e) The Company may set any date as a record date for the purpose of determining the Holders of Outstanding Units entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Agreement to be given, made or taken by Holders. If any record date is set pursuant to this paragraph, the Holders of the Outstanding Corporate Units and the Outstanding Treasury Units, as the case may be, on such record date, and no other Holders, shall be entitled to take the relevant action with respect to the Corporate Units or the Treasury Units, as the case may be, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken prior to or on the applicable Expiration Date by Holders of the requisite number of Outstanding Units on such record date. Nothing contained in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and be of no effect), and nothing contained in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite number of Outstanding Units on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Purchase Contract Agent in writing and to each Holder in the manner set forth in Section 1.06.

With respect to any record date set pursuant to this Section 1.04(e), the Company may designate any date as the “Expiration Date” and from time to time may change the Expiration Date to any later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the Purchase Contract Agent in writing, and to each Holder in the manner set forth in Section 1.06, prior to or on the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section, the

Company shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.

Section 1.05. Notices. All notices, requests, consents and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy, if promptly confirmed by telephone) mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or, as to any party, at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

The Purchase Contract Agent (if other than the Indenture Trustee) shall send to the Indenture Trustee at the following address a copy of any notices in the form of Exhibits C, D, E, F, H, J, M or O it sends or receives:

U.S. Bank National Association

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Section 1.06. Notice to Holders; Waiver. Where this Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at its address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Purchase Contract Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Purchase Contract Agent shall constitute a sufficient notification for every purpose hereunder.

Section 1.07. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 1.08. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent and the Securities Intermediary, and the Holders from time to time of the Units, by their acceptance of the same, shall be deemed to have agreed to be bound by the provisions hereof and to have ratified the agreements of, and the grant of the Pledge hereunder by, the Purchase Contract Agent. Notwithstanding the foregoing, except to the extent permitted under Article IX hereof, the Company shall not assign any of its rights or obligations under this agreement without the prior written consent of (i) each of the Purchase Contract Agent, the Collateral Agent, the Custodial Agent and the Securities Intermediary and (ii) the Holders of not less than a majority of the Outstanding Units voting together as one class. Any such assignment effected without the foregoing consent shall be null and void.

Section 1.09. Separability Clause. In case any provision in this Agreement or in the Units shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.

Section 1.10. Benefits of Agreement. Nothing contained in this Agreement or in the Units, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and, to the extent provided hereby, the Holders, any benefits or any legal or equitable right, remedy or claim under this Agreement. The Holders from time to time shall be beneficiaries of this Agreement and shall be bound by all of the terms and conditions hereof and of the Units evidenced by their Certificates by their acceptance of delivery of such Certificates.

Section 1.11. Governing Law; Waiver of Jury Trial. THIS AGREEMENT, THE UNITS AND THE PURCHASE CONTRACTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED WHOLLY WITHIN SUCH STATE. The Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Holders from time to time of the Units, acting through the Purchase Contract Agent as their attorney-in-fact, hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Holders from time to time of the Units, acting through the Purchase Contract Agent as their attorney-in-fact, irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Company, the Purchase Contract Agent, the Holders from time to time of the Units, the Collateral Agent, the Custodial Agent and the Securities Intermediary irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 1.12. Legal Holidays. In any case where any Payment Date shall not be a Business Day (notwithstanding any other provision of this Agreement or the Units), the interest payment on the Senior Notes and other distributions shall not be paid on such date, but the interest payment on the Senior Notes and other distributions shall be paid on the next succeeding Business Day; provided that if such payment on the next succeeding Business Day would cause the Payment Date to occur in the next calendar year, then such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the scheduled Payment Date; provided, further that no interest shall accrue or be payable by the Company or to any Holder in respect of such delay.

In any case where the Purchase Contract Settlement Date or any Early Settlement Date or Fundamental Change Early Settlement Date shall not be a Business Day (notwithstanding any other provision of this Agreement or the Units), Purchase Contracts shall not be performed and Early Settlement and Fundamental Change Early Settlement shall not be effected on such date, but Purchase Contracts shall be performed or Early Settlement or Fundamental Change Early Settlement shall be effected, as applicable, on the next succeeding Business Day with the same force and effect as if made on such Purchase Contract Settlement Date, Early Settlement Date or Fundamental Change Early Settlement Date, as applicable.

Section 1.13. Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

Section 1.14. Inspection of Agreement. A copy of this Agreement shall be available at all reasonable times during normal business hours at the Corporate Trust Office for inspection by any Holder or Beneficial Owner.

Section 1.15. Appointment of Financial Institution as Agent for the Company. The Company may appoint a financial institution (which may be the Collateral Agent) to act as its agent in performing its obligations and in accepting and enforcing performance of the obligations of the Purchase Contract Agent and the Holders, under this Agreement and the Purchase Contracts, by giving notice of such appointment in the manner provided in Section 1.05 hereof. Any such appointment shall not relieve the Company in any way from its obligations hereunder.

Section 1.16. No Waiver. No failure on the part of the Company, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent, the Securities Intermediary or any of their respective agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Company, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent, the Securities Intermediary or any of their respective agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

ARTICLE II

CERTIFICATE FORMS

Section 2.01. Forms of Certificates Generally. The Certificates (including the form of Purchase Contract forming part of each Unit evidenced thereby) shall be in substantially the form set forth in Exhibit A hereto (in the case of Corporate Units Certificates) or Exhibit B hereto (in the case of Treasury Units Certificates), with such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as may be required by the rules of any securities exchange on which the Units are listed or any depositary therefor, or as may, consistently herewith, be determined by the officers of the Company executing such Certificates, as evidenced by their execution of the Certificates.

The definitive Certificates shall be produced in any manner as determined by the officers of the Company executing the Units evidenced by such Certificates, consistent with the provisions of this Agreement, as evidenced by their execution thereof.

Every Global Certificate authenticated, executed on behalf of the Holders and delivered hereunder shall bear a legend substantially in the form set forth in Exhibit A and Exhibit B for a Global Certificate.

Section 2.02. Form of Purchase Contract Agent’s Certificate of Authentication. The form of the Purchase Contract Agent’s certificate of authentication of the Units shall be in substantially the form set forth on the form of the applicable Certificates.

ARTICLE III

THE UNITS

Section 3.01. Amount; Form and Denominations. The aggregate number of Units evidenced by Certificates authenticated, executed on behalf of the Holders and delivered hereunder is limited to 6,600,000 Units, except for Certificates authenticated, executed and delivered upon registration of transfer of, in exchange for, or in lieu of, other Certificates pursuant to Section 3.04, Section 3.05, Section 3.10, Section 3.13, Section 3.14 or Section 8.05.

The Certificates shall be issuable only in registered form and only in denominations of a single Corporate Unit or Treasury Unit and any integral multiple thereof.

Section 3.02. Rights and Obligations Evidenced by the Certificates. Each Corporate Units Certificate shall evidence the number of Corporate Units specified therein, with each such Corporate Unit representing (1) the ownership by the Holder thereof of an Applicable Ownership Interest in Senior Notes or an Applicable Ownership Interest in the Treasury Portfolio, as the case may be, subject to the Pledge of such Applicable Ownership Interest in Senior Notes or Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of the definition of such term), as the case may be, by such Holder pursuant to this Agreement, and (2) the rights and obligations of the Holder thereof and the Company under one Purchase Contract. The Purchase Contract Agent is hereby authorized, as attorney-in-fact for, and on behalf of, the Holder of each Corporate Unit, to pledge, pursuant to Article XI hereof, the Applicable Ownership Interest in Senior Notes, or the portion of the Applicable Ownership Interest in the Treasury Portfolio that is specified in clause (i) of the definition of such term, forming a part of such Corporate Unit, to the Collateral Agent for the benefit of the Company, and to grant to the

Collateral Agent, for the benefit of the Company, a security interest in the right, title and interest of such Holder in such Applicable Ownership Interest in Senior Notes or Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of the definition of such term) to secure the obligation of the Holder under each Purchase Contract to purchase shares of Common Stock. To effect such Pledge and grant such security interest, the Purchase Contract Agent on behalf of the Holders of Corporate Units has, on the date hereof, delivered to the Collateral Agent the Senior Notes underlying the Applicable Ownership Interests in Senior Notes.

Upon the formation of a Treasury Unit pursuant to Section 3.13, each Treasury Units Certificate shall evidence the number of Treasury Units specified therein, with each such Treasury Unit representing (1) the ownership by the Holder thereof of a 1/40, or 2.5%, undivided beneficial interest in a Treasury Security with a principal amount equal to $1,000, subject to the Pledge of such interest by such Holder pursuant to this Agreement, and (2) the rights and obligations of the Holder thereof and the Company under one Purchase Contract. The Purchase Contract Agent is hereby authorized, as attorney-in-fact for, and on behalf of, the Holder of each Treasury Unit, to pledge, pursuant to Article XI hereof, such Holder’s interest in the Treasury Security forming a part of such Treasury Unit to the Collateral Agent, for the benefit of the Company, and to grant to the Collateral Agent, for the benefit of the Company, a security interest in the right, title and interest of such Holder in such Treasury Security to secure the obligation of the Holder under each Purchase Contract to purchase shares of Common Stock.

Prior to the purchase of shares of Common Stock under each Purchase Contract, such Purchase Contract shall not entitle the Holder of a Unit to any of the rights of a holder of shares of Common Stock, including, without limitation, the right to vote or receive any dividends or other payments or to consent or to receive notice as a shareholder in respect of the meetings of shareholders or for the election of directors of the Company or for any other matter, or any other rights whatsoever as a shareholder of the Company.

Section 3.03. Execution, Authentication, Delivery and Dating. Subject to the provisions of Section 3.13 and Section 3.14 hereof, upon the execution and delivery of this Agreement, and at any time and from time to time thereafter, the Company may deliver Certificates executed by the Company to the Purchase Contract Agent for authentication, execution on behalf of the Holders and delivery, together with its Issuer Order for authentication of such Certificates, and the Purchase Contract Agent in accordance with such Issuer Order shall authenticate, execute on behalf of the Holders and deliver such Certificates.

The Certificates shall be executed on behalf of the Company by its Chairman of the Board of Directors, a Vice Chairman, its Chief Executive Officer, its Chief Financial Officer, its President, its Treasurer or a Vice President. The signature of any of these officers on the Certificates may be manual or facsimile.

Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates.

No Purchase Contract evidenced by a Certificate shall be valid until such Certificate has been executed on behalf of the Holder by the manual signature of an authorized signatory of the Purchase Contract Agent, as such Holder’s attorney-in-fact. Such signature by an authorized signatory of the Purchase Contract Agent shall be conclusive evidence that the Holder of such Certificate has entered into the Purchase Contracts evidenced by such Certificate.

Each Certificate shall be dated the date of its authentication.

No Certificate shall be entitled to any benefit under this Agreement or be valid or obligatory for any purpose unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by an authorized signatory of the Purchase Contract Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder.

Section 3.04. Temporary Certificates. Pending the preparation of definitive Certificates, the Company may execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holders, and deliver, in lieu of such definitive Certificates, temporary Certificates which are in substantially the form set forth in Exhibit A or Exhibit B hereto, as the case may be, with such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as may be required by the rules of any securities exchange on which the Corporate Units or Treasury Units, as the case may be, are listed, or as may, consistently herewith, be determined by the officers of the Company executing such Certificates, as evidenced by their execution of the Certificates.

If temporary Certificates are issued, the Company will cause definitive Certificates to be prepared without unreasonable delay. After the preparation of definitive Certificates, the temporary Certificates shall be exchangeable for definitive Certificates upon surrender of the temporary Certificates at the Corporate Trust Office, at the expense of the Company and without charge to the Holder. Upon surrender for cancellation of any one or more temporary Certificates, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver in exchange therefor, one or more definitive Certificates of like tenor and denominations and evidencing a like number of Units as the temporary Certificate or Certificates so surrendered. Until so exchanged, the temporary Certificates shall in all respects evidence the same benefits and the same obligations with respect to the Units evidenced thereby as definitive Certificates.

Section 3.05. Registration; Registration of Transfer and Exchange. The Purchase Contract Agent shall keep at the Corporate Trust Office a register (the “Security Register”) in which, subject to such reasonable regulations as it may prescribe, the Purchase Contract Agent shall provide for the registration of Certificates and of transfers of Certificates (the Purchase Contract Agent, in such capacity, the “Security Registrar”). The Security Registrar shall record separately the registration and transfer of the Certificates evidencing Corporate Units and Treasury Units.

Upon surrender for registration of transfer of any Certificate at the Corporate Trust Office, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the designated transferee or transferees, and deliver, in the name of the designated transferee or transferees, one or more new Certificates of any authorized denominations, of like tenor, and evidencing a like number of Corporate Units or Treasury Units, as the case may be.

At the option of the Holder, Certificates may be exchanged for other Certificates, of any authorized denominations and evidencing a like number of Corporate Units or Treasury Units, as the case may be, upon surrender of the Certificates to be exchanged at the Corporate Trust Office. Whenever any Certificates are so surrendered for exchange, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver the Certificates which the Holder making the exchange is entitled to receive.

All Certificates issued upon any registration of transfer or exchange of a Certificate shall evidence the ownership of the same number of Corporate Units or Treasury Units, as the case may be, and be entitled to the same benefits and subject to the same obligations under this Agreement as the Corporate Units or Treasury Units, as the case may be, evidenced by the Certificate surrendered upon such registration of transfer or exchange.

Every Certificate presented or surrendered for registration of transfer or exchange shall (if so required by the Purchase Contract Agent) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Purchase Contract Agent duly executed by the Holder thereof or its attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange of a Certificate, but the Company and the Purchase Contract Agent may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Certificates, other than any exchanges pursuant to Section 3.04, Section 3.05(ii) and Section 8.05 not involving any transfer.

Notwithstanding the foregoing, the Company shall not be obligated to execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall not be obligated to authenticate, execute on behalf of the Holder and deliver any Certificate in exchange for any other Certificate presented or surrendered for registration of transfer or for exchange on or after the Business Day immediately preceding the earliest to occur of any Early Settlement Date with respect to such Certificate, any Fundamental Change Early Settlement Date with respect to such Certificate, the Purchase Contract Settlement Date or the Termination Date. In lieu of delivery of a new Certificate, upon satisfaction of the applicable conditions specified above in this Section and receipt of appropriate registration or transfer instructions from such Holder, the Purchase Contract Agent shall:

(i) if the Purchase Contract Settlement Date (including upon any Cash Settlement) or an Early Settlement Date or a Fundamental Change Early Settlement Date with respect to such other Certificate (or portion thereof) has occurred, deliver the shares of Common Stock issuable in respect of the Purchase Contracts forming a part of the Units evidenced by such other Certificate (or portion thereof); or

(ii) if a Termination Event, Early Settlement, or Fundamental Change Early Settlement shall have occurred prior to the Purchase Contract Settlement Date, or a Cash Settlement shall have occurred, transfer the Senior Notes, the Treasury Securities, or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, underlying such Certificate, in each case subject to the applicable conditions and in accordance with the applicable provisions of Section 3.15 and Article V hereof.

Section 3.06. Book-entry Interests. The Certificates will be issued in the form of one or more fully registered Global Certificates, to be delivered to the Depositary or its custodian by, or on behalf of, the Company. The Company hereby designates DTC as the initial Depositary. Such Global Certificates shall initially be registered on the Security Register in the name of Cede & Co., the nominee of the Depositary, and no Beneficial Owner will receive a definitive Certificate representing such Beneficial Owner’s interest in such Global Certificate, except as provided in Section 3.09. The Purchase Contract Agent shall enter into an agreement with the Depositary if so requested by the Company. Following the issuance of such Global Certificates and unless and until definitive, and fully registered Certificates have been issued to Beneficial Owners pursuant to Section 3.09:

(i) the provisions of this Section 3.06 shall be in full force and effect;

(ii) the Company shall be entitled to deal with the Depositary for all purposes of this Agreement (including, without limitation, receiving approvals, votes or consents hereunder) as the Holder of the Units and the sole holder of the Global Certificates and shall have no obligation to the Beneficial Owners; provided that a Beneficial Owner may directly enforce against the Company, without any consent, proxy, waiver or involvement of the Depositary of any kind, such Beneficial Owner’s right to receive a definitive Certificate representing the Units beneficially owned by such Beneficial Owner, as set forth in Section 3.09;

(iii) to the extent that the provisions of this Section 3.06 conflict with any other provisions of this Agreement, the provisions of this Section 3.06 shall control; and

(iv) except as set forth in the proviso of clause (ii) of this Section 3.06, the rights of the Beneficial Owners shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such Beneficial Owners and the Depositary or the Depositary Participants. The Depositary will make book-entry transfers among Depositary Participants.

Transfers of securities evidenced by Global Certificates shall be made through the facilities of the Depositary, and any cancellation of, or increase or decrease in the number of, such securities (including the creation of Treasury Units and the recreation of Corporate Units pursuant to Section 3.13 and Section 3.14, respectively) shall be accomplished by making appropriate annotations on the Schedule of Increases and Decreases set forth in such Global Certificate.

Section 3.07. Notices to Holders. Whenever a notice or other communication to the Holders is required to be given under this Agreement, the Company or the Company’s agent shall give such notices and communications to the Holders and, with respect to any Units registered in the name of the Depositary or the nominee of the Depositary, the Company or the Company’s agent shall, except as set forth herein, have no obligations to the Beneficial Owners.

Section 3.08. Appointment of Successor Depositary. If the Depositary elects to discontinue its services as securities depositary with respect to the Units, the Company may, in its sole discretion, appoint a successor Depositary with respect to the Units.

Section 3.09. Definitive Certificates. If:

(i) the Depositary notifies the Company that it is unwilling or unable to continue its services as securities depositary with respect to the Units and no successor Depositary has been appointed pursuant to Section 3.08 within 90 days after such notice;

(ii) the Depositary ceases to be a “clearing agency” registered under Section 17A of the Exchange Act when the Depositary is required to be so registered to act as the Depositary and the Company receives notice of such cessation, and no successor Depositary has been appointed pursuant to Section 3.08 within 90 days after the Company’s receipt of such notice;

(iii) to the extent permitted by the Depositary, the Company determines at any time that the Units shall no longer be represented by Global Certificates and shall inform such Depositary of such determination and participants in such Depository elect to withdraw their beneficial interests in the Units from such Depository, following notification by the Depository of their right to do so; or

(iv) a Beneficial Owner requests to exchange such Beneficial Owner’s interest in the Global Certificates for definitive Certificates in order to exercise or enforce such Beneficial Owner’s rights under the Units represented by such Global Certificates;

then (x) definitive Certificates shall be prepared by the Company with respect to such Units and delivered to the Purchase Contract Agent and (y) upon surrender of the Global Certificates representing the Units by the Depositary, accompanied by registration instructions (other than in the case of clause (iv) above), the Company shall cause definitive Certificates to be delivered to Beneficial Owners in accordance with instructions provided by the Depositary. The Company and the Purchase Contract Agent shall not be liable for any delay in delivery of such instructions and may conclusively rely on and shall be authorized and protected in relying on, such instructions. Each definitive Certificate so delivered shall evidence Units of the same kind and tenor as the Global Certificate so surrendered in respect thereof.

Section 3.10. Mutilated, Destroyed, Lost and Stolen Certificates. If any mutilated Certificate is surrendered to the Purchase Contract Agent, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver in exchange therefor, a new Certificate, evidencing the same number of Corporate Units or Treasury Units, as the case may be, and bearing a Certificate number not contemporaneously outstanding.

If there shall be delivered to the Company and the Purchase Contract Agent (i) evidence to their satisfaction of the destruction, loss or theft of any Certificate, and (ii) such security or indemnity as may be required by them to hold each of them and any agent of any of them harmless, then, in the absence of notice to the Company or the Purchase Contract Agent that such Certificate has been acquired by a protected purchaser, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver to the Holder, in lieu of any such destroyed, lost or stolen Certificate, a new Certificate, evidencing the same number of Corporate Units or Treasury Units, as the case may be, and bearing a Certificate number not contemporaneously outstanding.

Notwithstanding the foregoing, the Company shall not be obligated to execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall not be obligated to authenticate, execute on behalf of the Holder, and deliver to the Holder, with respect to such lost or mutilated Certificate a new Certificate on or after the Business Day immediately preceding the earliest of any Early Settlement Date, any Fundamental Change Early Settlement Date, the Purchase Contract Settlement Date or the Termination Date. In lieu of delivery of a new Certificate, upon satisfaction of the applicable conditions specified above in this Section and receipt of appropriate registration or transfer instructions from such Holder, the Purchase Contract Agent shall:

(i) if the Purchase Contract Settlement Date (including upon any Cash Settlement) or an Early Settlement Date or a Fundamental Change Early Settlement Date with respect to such lost, stolen, destroyed or mutilated Certificate has occurred, deliver the shares of Common Stock issuable in respect of the Purchase Contracts forming a part of the Units evidenced by such Certificate; and

(ii) if a Termination Event, Fundamental Change Early Settlement or an Early Settlement with respect to such lost or mutilated Certificate shall have occurred prior to the Purchase Contract Settlement Date or a Cash Settlement shall have occurred, transfer the Senior Notes, the Treasury Securities or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, underlying such Certificate, in each case subject to the applicable conditions and in accordance with the applicable provisions of Section 3.15 and Article V hereof.

Upon the issuance of any new Certificate under this Section, the Company and the Purchase Contract Agent may require the payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other fees and expenses (including, without limitation, the fees and expenses of the Purchase Contract Agent) connected therewith.

Every new Certificate issued pursuant to this Section in lieu of any destroyed, lost or stolen Certificate shall constitute an original additional contractual obligation of the Company and of the Holder in respect of the Units evidenced thereby, whether or not the destroyed, lost or stolen Certificate (and the Units evidenced thereby) shall be at any time enforceable by anyone, and shall be entitled to all the benefits and be subject to all the obligations of this Agreement equally and proportionately with any and all other Certificates delivered hereunder.

The provisions of this Section are exclusive and shall preclude, to the extent lawful, all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Certificates.

Section 3.11. Persons Deemed Owners. Prior to due presentment of a Certificate for registration of transfer, the Company and the Purchase Contract Agent, and any agent of the Company or the Purchase Contract Agent, may treat the Person in whose name such Certificate is registered as the owner of the Units evidenced thereby for purposes of (subject to any applicable record date) any payment or distribution with respect to the Applicable Ownership Interests in Senior Notes, or on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of such term), as applicable, and performance of the Purchase Contracts and for all other purposes whatsoever in connection with such Units, whether or not such payment, distribution, or performance shall be overdue and notwithstanding any notice to the contrary, and neither the Company nor the Purchase Contract Agent, nor any agent of the Company or the Purchase Contract Agent, shall be affected by notice to the contrary.

With respect to Units represented by a Global Certificate, none of the Purchase Contract Agent or the Securities Intermediary shall have any responsibility or obligation to any Beneficial Owner or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any agent member, with respect to any ownership interest in such Units or with respect to the delivery to any agent member, Beneficial Owner or other Person (other than the Depositary or its nominee) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Units (other than the Depositary or its nominee). All notices and communications to be given to the Holders and all payments to be made to Holders pursuant to the Units and this Agreement shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of a Global Certificate). The rights of Beneficial Owners in the Units underlying a Global Certificate shall be exercised only through the Depositary subject to its applicable procedures. The Purchase Contract Agent and the Securities Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any Beneficial Owners. The Purchase Contract Agent and the Securities Registrar shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Certificate for all purposes of this Agreement relating to such Global Certificate (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the Beneficial Owner in any Units underlying such Global Certificate) as the sole Holder of such Global Certificate and shall have no obligations to the Beneficial Owners thereof. None of the Purchase Contract Agent or the Securities Registrar shall have any responsibility or liability for any acts or omissions of the Depositary with respect to any Units underlying such Global Certificate, for any transactions between the Depositary and any agent member or between or among the Depositary, any such agent member and/or any Holder or Beneficial Owner in any Units underlying such Global Certificate, or for any transfers of beneficial interests in any Units underlying such Global Certificate.

Notwithstanding the foregoing, with respect to any Global Certificate, nothing contained herein shall prevent the Company, the Purchase Contract Agent or any agent of the Company or the Purchase Contract Agent, from giving effect to any written certification, proxy or other authorization furnished by the Depositary (or its nominee), as a Holder, with respect to such Global Certificate, or impair, as between such Depositary and the related Beneficial Owner, the operation of customary practices governing the exercise of rights of the Depositary (or its nominee) as Holder of such Global Certificate. None of the Company, the Purchase Contract Agent or any agent of the Company or the Purchase Contract Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Certificate or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 3.12. Cancellation. All Certificates surrendered for delivery of shares of Common Stock on or after the Purchase Contract Settlement Date or in connection with an Early Settlement or a Fundamental Change Early Settlement or for delivery of the Senior Notes underlying the Applicable Ownership Interests in Senior Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, after the occurrence of a Termination Event or pursuant to a Cash Settlement, an Early Settlement or a Fundamental Change Early Settlement, a Collateral Substitution, or upon the registration of transfer or exchange of a Unit, shall, if surrendered to any Person other than the Purchase Contract Agent, be delivered to the Purchase Contract Agent along with appropriate written instructions regarding the cancellation thereof and, if not already cancelled, shall be promptly cancelled by it. The Company may at any time deliver to the Purchase Contract Agent for cancellation any Certificates previously authenticated, executed and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Certificates so delivered shall, upon an Issuer Order, be promptly cancelled by the Purchase Contract Agent. No Certificates shall be authenticated, executed on behalf of the Holder and delivered in lieu of or in exchange for any Certificates cancelled as provided in this Section 3.12, except as expressly permitted by this Agreement. All cancelled Certificates held by the Purchase Contract Agent shall be disposed of in accordance with its customary practices.

If the Company or any Affiliate of the Company shall acquire any Certificate, such acquisition shall not operate as a cancellation of such Certificate unless and until such Certificate is delivered to the Purchase Contract Agent cancelled or for cancellation.

Section 3.13. Creation of Treasury Units by Substitution of Treasury Securities. (a) Unless the Pledged Applicable Ownership Interests in the Treasury Portfolio have replaced the Pledged Applicable Ownership Interests in Senior Notes as a component of the Corporate Units, and subject to the conditions set forth in this Agreement, and subject to the limitations on a Collateral Substitution in connection with an Early Remarketing as set forth under Section 5.02 below, a Holder of Corporate Units may, at any time from and after the date of this Agreement and prior to 4:00 p.m. (New York City time) on the seventh Business Day immediately preceding the Purchase Contract Settlement Date (other than during the Restricted Period or following a Successful Early Remarketing), effect a Collateral Substitution and separate the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes in respect of such Holder’s Corporate Units by substituting for such Pledged Applicable Ownership Interests in Senior Notes, Treasury Securities in an aggregate principal amount at maturity equal to the aggregate principal amount of the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes; provided that Holders may make Collateral Substitutions only in integral multiples of 40 Corporate Units. To effect such substitution, the Holder must:

(1) Transfer to the Collateral Agent, for credit to the Collateral Account, Treasury Securities or security entitlements with respect thereto having a Value equal to the aggregate principal amount of the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes for which such Collateral Substitution is made, which must be purchased in the open market at such Holder’s expense unless otherwise owned by such Holder; and

(2) Transfer the related Corporate Units to the Purchase Contract Agent accompanied by a notice to the Purchase Contract Agent, substantially in the form of Exhibit C hereto, whereupon the Purchase Contract Agent shall promptly provide an instruction to such effect to the Collateral Agent, substantially in the form of Exhibit F hereto.

Upon confirmation that the Treasury Securities described in clause (1) above or security entitlements with respect thereto have been credited to the Collateral Account and receipt of the instruction to the Collateral Agent described in clause (2) above, the Collateral Agent shall release such Pledged Applicable Ownership Interests in Senior Notes from the Pledge and instruct the Securities Intermediary by a notice, substantially in the form of Exhibit G hereto, to Transfer the Senior Notes underlying such Pledged Applicable Ownership Interests in Senior Notes to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.

Upon credit to the Collateral Account of Treasury Securities or security entitlements with respect thereto delivered by a Holder of Corporate Units and receipt of the related instruction from the Collateral Agent, the Securities Intermediary shall promptly Transfer the Senior Notes underlying the appropriate Pledged Applicable Ownership Interests in Senior Notes to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.

Upon receipt of the Senior Notes underlying such Pledged Applicable Ownership Interests in Senior Notes, the Purchase Contract Agent shall promptly:

(i) cancel the related Corporate Units;

(ii) Transfer the Senior Notes to the Holder; and

(iii) deliver Treasury Units in book-entry form, or if applicable, authenticate, execute on behalf of such Holder and deliver Treasury Units in the form of a Treasury Units Certificate executed by the Company in accordance with Section 3.03 evidencing the same number of Purchase Contracts as were evidenced by the cancelled Corporate Units.

Holders who elect to separate the Senior Notes by substituting Treasury Securities for Applicable Ownership Interest in Senior Notes shall be responsible for any fees or expenses

(including, without limitation, fees and expenses payable to the Collateral Agent) in respect of the substitution, and neither the Company nor the Purchase Contract Agent shall be responsible for any such fees or expenses.

(b) If Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Senior Notes as a component of the Corporate Units, and subject to the conditions set forth in this Agreement, a Holder of Corporate Units may, at any time from and after the date of this Agreement and prior to 4:00 p.m. (New York City time) on the second Business Day immediately preceding the Purchase Contract Settlement Date, substitute Treasury Securities for the Pledged Applicable Ownership Interests in the Treasury Portfolio included in such Corporate Units, but only in integral multiples of 2,000 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent upon a Successful Remarketing if the Reset Effective Date is not a regular quarterly Payment Date). In such an event, the Holder shall Transfer Treasury Securities having an aggregate principal amount at maturity equal to the aggregate Stated Amount of the Purchase Contracts constituting a part of the Corporate Units for which Collateral Substitution is being made to the Securities Intermediary, for credit to the Collateral Account, and the Purchase Contract Agent, Collateral Agent and Securities Intermediary shall effect a Collateral Substitution for the appropriate Pledged Applicable Ownership Interests in the Treasury Portfolio in the manner set forth in clause (a) above.

(c) In the event a Holder making a Collateral Substitution pursuant to this Section 3.13 fails to effect a book-entry transfer of the Corporate Units or fails to deliver Corporate Units Certificates to the Purchase Contract Agent after depositing Treasury Securities with the Securities Intermediary, any distributions on the Senior Notes underlying the Applicable Ownership Interests in Senior Notes, or with respect to the Applicable Ownership Interests in the Treasury Portfolio, in each case constituting a part of such Corporate Units, shall be held in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder, until such Corporate Units are so transferred or the Corporate Units Certificate is so delivered, as the case may be, or such Holder provides evidence satisfactory to the Company and the Purchase Contract Agent that such Corporate Units Certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Purchase Contract Agent and the Company.

(d) Except as described in Section 5.03 or in this Section 3.13 or in connection with a Cash Settlement, an Early Settlement, a Fundamental Change Early Settlement or a Termination Event, for so long as the Purchase Contract underlying a Corporate Unit remains in effect, such Corporate Units shall not be separable into its constituent parts, and the rights and obligations of the Holder in respect of the Applicable Ownership Interests in Senior Notes or Applicable Ownership Interests in the Treasury Portfolio, as the case may be, and the Purchase Contract comprising such Corporate Units may be acquired, and may be transferred and exchanged, only as a Corporate Unit.

Section 3.14. Recreation of Corporate Units. (a) Unless the Pledged Applicable Ownership Interests in the Treasury Portfolio have replaced the Pledged Applicable Ownership interests in Senior Notes as a component of the Corporate Units as the result of a Successful Early Remarketing, and subject to the conditions set forth in this Agreement, and subject to the limitations on a Collateral Substitution in connection with an Early Remarketing, as set forth in

Section 5.02 below, a Holder of Treasury Units may effect a Collateral Substitution and recreate Corporate Units at any time from and after the date of this Agreement and prior to 4:00 p.m. (New York City time) on the seventh Business Day immediately preceding the Purchase Contract Settlement Date (other than during the Restricted Period or following a Successful Early Remarketing); provided that Holders of Treasury Units may only recreate Corporate Units in integral multiples of 40 Treasury Units; provided further that, if the Pledged Applicable Ownership Interests in the Treasury Portfolio have replaced the Pledged Applicable Ownership Interests in Senior Notes as a component of the Corporate Units as the result of a Special Event Redemption, Holders of Treasury Units may only recreate Corporate Units in integral multiples of 2,000 Treasury Units. In no event may a Holder of Treasury Units effect a Collateral Substitution following a Successful Early Remarketing. To recreate Corporate Units, the Holder must:

(1) Transfer to the Collateral Agent for credit to the Collateral Account Senior Notes or security entitlements with respect thereto having an aggregate principal amount equal to the Value of the Pledged Treasury Securities to be released, which must be purchased in the open market at such Holder’s expense unless otherwise owned by such Holder; and

(2) Transfer the related Treasury Units to the Purchase Contract Agent accompanied by a notice to the Purchase Contract Agent, substantially in the form of Exhibit C hereto, whereupon the Purchase Contract Agent shall promptly provide an instruction to such effect to the Collateral Agent, substantially in the form of Exhibit H hereto.

Upon confirmation that the Senior Notes described in clause (1) above or security entitlements with respect thereto have been credited to the Collateral Account and receipt of the instruction from the Purchase Contract Agent described in clause (2) above, the Collateral Agent shall promptly release such Pledged Treasury Securities from the Pledge and shall promptly instruct the Securities Intermediary by a notice, substantially in the form of Exhibit I hereto, to Transfer such Pledged Treasury Securities to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.

The substituted Senior Notes will be pledged to the Company through the Collateral Agent to secure such Holder’s obligation to purchase shares of Common Stock under the related Purchase Contract.

Upon credit to the Collateral Account of Senior Notes or security entitlements with respect thereto delivered by a Holder of Treasury Units and receipt of the related instruction from the Collateral Agent, the Securities Intermediary shall promptly Transfer the Pledged Treasury Securities to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.

Upon receipt of such Treasury Securities, the Purchase Contract Agent shall promptly:

(i) cancel the related Treasury Units;

(ii) transfer the Treasury Securities to the Holder; and

(iii) deliver Corporate Units in book-entry form or, if applicable, authenticate, execute on behalf of such Holder and deliver Corporate Units in the form of a Corporate Units Certificate executed by the Company in accordance with Section 3.03 evidencing the same number of Purchase Contracts as were evidenced by the cancelled Treasury Units.

Holders who elect to recreate Corporate Units shall be responsible for any fees or expenses (including, without limitation, fees and expenses payable to the Collateral Agent), in respect of the recreation, and neither the Company nor the Purchase Contract Agent shall be responsible for any such fees or expenses.

(b) Except as provided in Section 5.03 or in this Section 3.14 or in connection with a Cash Settlement, an Early Settlement, a Fundamental Change Early Settlement or a Termination Event, for so long as the Purchase Contract underlying a Treasury Unit remains in effect, such Treasury Unit shall not be separable into its constituent parts and the rights and obligations of the Holder of such Treasury Unit in respect of the interest in the Treasury Security and the Purchase Contract comprising such Treasury Unit may be acquired, and may be transferred and exchanged, only as a Treasury Unit.

Section 3.15. Transfer of Collateral Upon Occurrence of Termination Event. (a) Upon receipt by the Collateral Agent of written notice pursuant to Section 5.07 hereof from the Company or the Purchase Contract Agent that a Termination Event has occurred, the Collateral Agent shall promptly release all Collateral from the Pledge and shall promptly instruct the Securities Intermediary to Transfer:

(i) any Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes or security entitlements with respect thereto or Pledged Applicable Ownership Interests in the Treasury Portfolio;

(ii) any Pledged Treasury Securities;

(iii) any payments made by Holders (or the Permitted Investments of such payments) pursuant to Section 5.03 hereof; and

(iv) any Proceeds and all other payments the Collateral Agent receives in respect of the foregoing,

to the Purchase Contract Agent for the benefit of the Holders for distribution to such Holders, in accordance with their respective interests, free and clear of the Pledge created hereby; provided, however, if any Holder or Beneficial Owner shall be entitled to receive Senior Notes in an aggregate principal amount of less than $1,000, or greater than $1,000 but not in an integral multiple of $1,000, the Purchase Contract Agent shall request, on behalf of such Holder or Beneficial Owner, pursuant to the Indenture that the Company issue Senior Notes in denominations of $25, or integral multiples thereof, in exchange for Senior Notes in denominations of $1,000 or integral multiples thereof; and provided further, if any Holder shall be entitled to receive, with respect to its Pledged Applicable Ownership Interests in the Treasury Portfolio or its Pledged Treasury Securities, any securities having a principal amount at maturity of less than $1,000, the Purchase Contract Agent shall dispose of such Pledged Applicable

Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities for cash and deliver to such Holder cash in lieu of delivering the Pledged Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be.

(b) Notwithstanding anything to the contrary in clause (a) of this Section 3.15, if such Termination Event shall result from the Company’s becoming a debtor under the Bankruptcy Code, and if the Collateral Agent shall for any reason fail promptly to effectuate the release and Transfer of all Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes, Pledged Applicable Ownership Interests in the Treasury Portfolio, Pledged Treasury Securities and payments by Holders (or the Permitted Investments of such payments) pursuant to Section 5.03 and Proceeds and all other payments received by the Collateral Agent in respect of the foregoing, as the case may be, as provided by this Section 3.15, the Purchase Contract Agent shall use its best efforts to obtain an opinion of a nationally recognized law firm to the effect that, notwithstanding the Company’s being the debtor in such a bankruptcy case, the Collateral Agent will not be prohibited from releasing or Transferring the Collateral as provided in this Section 3.15, and shall deliver or cause to be delivered such opinion to the Collateral Agent within ten days after the occurrence of such Termination Event, and if (A) the Purchase Contract Agent shall be unable to obtain such opinion within ten days after the occurrence of such Termination Event or (B) the Collateral Agent shall continue, after delivery of such opinion, to refuse to effectuate the release and Transfer of all Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes, Pledged Applicable Ownership Interests in the Treasury Portfolio, Pledged Treasury Securities and the payments by Holders (or the Permitted Investments of such payments) pursuant to Section 5.03 hereof and Proceeds and all other payments received by the Collateral Agent in respect of the foregoing, as the case may be, as provided in this Section 3.15, then the Purchase Contract Agent shall within fifteen days after the occurrence of such Termination Event commence an action or proceeding in the court having jurisdiction of the Company’s case under the Bankruptcy Code seeking an order requiring the Collateral Agent to effectuate the release and transfer of all Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes, Pledged Applicable Ownership Interest in the Treasury Portfolio, Pledged Treasury Securities and the payments by Holders (or the Permitted Investments of such payments) pursuant to Section 5.03 hereof and Proceeds and all other payments received by the Collateral Agent in respect of the foregoing, or as the case may be, as provided by this Section 3.15.

(c) Upon the occurrence of a Termination Event and the Transfer to the Purchase Contract Agent of the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes, the appropriate Pledged Applicable Ownership Interests in the Treasury Portfolio or the Pledged Treasury Securities, as the case may be, pursuant to Section 3.15, the Purchase Contract Agent shall request transfer instructions with respect to such Senior Notes, Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be, from each Holder by written request, substantially in the form of Exhibit D hereto, mailed to such Holder at its address as it appears in the Security Register.

(d) Upon book-entry transfer of the Corporate Units or the Treasury Units or delivery of a Corporate Units Certificate or Treasury Units Certificate to the Purchase Contract Agent with such transfer instructions, the Purchase Contract Agent shall transfer the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes, the Pledged Applicable

Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be, underlying such Corporate Units or Treasury Units, as the case may be, to such Holder by book-entry transfer, or other appropriate procedures, in accordance with such instructions and, in the case of the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes, in accordance with the terms of the Indenture. In the event a Holder of Corporate Units or Treasury Units fails to effect such transfer or delivery, the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes, the Pledged Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be, underlying such Corporate Units of Treasury Units, as the case may be, and any distributions thereon, shall be held in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder, until the earlier to occur of:

(i) the transfer of such Corporate Units or Treasury Units or surrender of the Corporate Units Certificate or Treasury Units Certificate or the receipt by the Company and the Purchase Contract Agent from such Holder of satisfactory evidence that such Corporate Units Certificate or Treasury Units Certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Purchase Contract Agent and the Company; and

(ii) the expiration of the time period specified by the applicable law governing abandoned property in the state in which the Purchase Contract Agent holds such property.

Section 3.16. No Consent to Assumption. Each Holder of a Unit, by acceptance thereof, shall be deemed expressly to have withheld any consent to the assumption under Section 365 of the Bankruptcy Code or otherwise, of the Purchase Contract by the Company or its trustee, receiver, liquidator or a person or entity performing similar functions in the event that the Company becomes a debtor under the Bankruptcy Code or subject to other similar state or Federal law providing for reorganization or liquidation.

Section 3.17. Substitutions. Whenever a Holder has the right to substitute Treasury Securities, Senior Notes underlying Applicable Ownership Interests in Senior Notes or the Applicable Ownership Interests in the Treasury Portfolio (as defined in clause (i) of the definition of such term), as the case may be, or security entitlements for any of them for financial assets held in the Collateral Account, such substitution shall not constitute a novation of the security interest created hereby.

ARTICLE IV

THE SENIOR NOTES

Section 4.01. Interest Payments; Rights to Interest Payments Preserved. (a) The Collateral Agent shall transfer all income and distributions received by it on account of the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes (if the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes are registered in the name of the Collateral Agent), the Pledged Applicable Ownership Interests in the Treasury Portfolio or Permitted Investments from time to time held in the Collateral Account to the

Purchase Contract Agent (ABA No. 091000022, Account No. 130636001, Re: Autoliv, Inc. Equity Units) for distribution to the applicable Holders as provided in this Agreement and the Purchase Contracts.

(b) Any payment on any Senior Note underlying Applicable Ownership Interests in Senior Notes or any distribution on any Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of such term), as the case may be, which is paid on any Payment Date shall, subject to receipt thereof by the Purchase Contract Agent from the Company or from the Collateral Agent as provided in Section 4.01(a) above, be paid to the Person in whose name the Corporate Units Certificate (or one or more Predecessor Corporate Units Certificates) of which such Applicable Ownership Interest in Senior Notes or Applicable Ownership Interests in the Treasury Portfolio, as the case may be, forms a part is registered at the close of business on the Record Date for such Payment Date.

(c) Each Corporate Units Certificate evidencing Applicable Ownership Interests in Senior Notes or Applicable Ownership Interests in the Treasury Portfolio delivered under this Agreement upon registration of transfer of or in exchange for or in lieu of any other Corporate Units Certificate shall carry the right to accrued and unpaid interest or distributions which were carried by Applicable Ownership Interests in Senior Notes or Applicable Ownership Interests in the Treasury Portfolio underlying such other Corporate Units Certificate.

(d) In the case of any Corporate Unit with respect to which (1) Cash Settlement of the underlying Purchase Contract is properly effected pursuant to Section 5.03(a) hereof, (2) Early Settlement of the underlying Purchase Contract is properly effected pursuant to Section 5.08 hereof, (3) Fundamental Change Early Settlement of the underlying Purchase Contract is properly effected pursuant to Section 5.05(b)(ii) hereof or (4) a Collateral Substitution is properly effected pursuant to Section 3.13, in each case on a date that is after any Record Date and prior to or on the next succeeding Payment Date, interest in respect of the Senior Notes underlying Applicable Ownership Interests in Senior Notes or distributions on Applicable Ownership Interests in the Treasury Portfolio, as the case may be, underlying such Corporate Unit otherwise payable on such Payment Date shall be payable on such Payment Date notwithstanding such Cash Settlement, Early Settlement, Fundamental Change Early Settlement or Collateral Substitution, and such payment or distributions shall, subject to receipt thereof by the Purchase Contract Agent, be payable to the Person in whose name the Corporate Units Certificate (or one or more Predecessor Corporate Units Certificates) were registered at the close of business on the Record Date.

(e) Except as otherwise expressly provided in Section 4.01(d) hereof, in the case of any Corporate Unit with respect to which Cash Settlement, Early Settlement or Fundamental Change Early Settlement of the component Purchase Contract is properly effected, or with respect to which a Collateral Substitution has been effected, payments attributable to the Senior Notes underlying Applicable Ownership Interests in Senior Notes or distributions on Applicable Ownership Interests in the Treasury Portfolio, as the case may be, that would otherwise be payable or made after the Purchase Contract Settlement Date, Early Settlement Date, Fundamental Change Early Settlement Date or the date of the Collateral Substitution, as the case may be, shall not be payable hereunder to the Holder of such Corporate Units; provided, however, that to the extent that such Holder continues to hold Separate Senior Notes or

Applicable Ownership Interests in the Treasury Portfolio that formerly comprised a part of such Holder’s Corporate Units, such Holder shall be entitled to receive interest on such Separate Senior Notes or distributions on such Applicable Ownership Interests in the Treasury Portfolio.

Section 4.02. Payments Prior to or on Purchase Contract Settlement Date. (a) Subject to the provisions of Section 5.03(a), Section 5.05(b)(ii) and Section 5.08, and except as provided in Section 4.02(b) below, if no Termination Event shall have occurred, all payments received by the Securities Intermediary in respect of (1) the principal amount of the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes, (2) the Pledged Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition thereof) and (3) the Pledged Treasury Securities, shall be credited to the Collateral Account, to be invested in Permitted Investments until the Purchase Contract Settlement Date, and transferred to the Company on the Purchase Contract Settlement Date as provided in Section 5.03 hereof. Any balance remaining in the Collateral Account shall be released from the Pledge and transferred to the Purchase Contract Agent for the benefit of the applicable Holders for distribution to such Holders in accordance with their respective interests, free and clear of the Pledge created hereby. The Company shall instruct the Collateral Agent in writing as to the specific Permitted Investments in which any payments made under this Section 4.02 shall be invested, provided, however, that if the Company fails to deliver such instructions by 10:30 a.m. (New York City time) on the day such payments are received by the Securities Intermediary, the Collateral Agent shall instruct the Securities Intermediary to invest such payments in the Permitted Investments of the type described in clause (6) of the definition of Permitted Investments, which have been designated by the Company in writing from time to time in a standing instruction to the Securities Intermediary which shall be effective until revoked or superseded. In no event shall the Collateral Agent be liable for the selection of Permitted Investments or for investment losses incurred thereon. The Collateral Agent shall have no liability in respect of losses incurred as a result of the failure of the Company to provide timely written investment direction.

(b) All payments received by the Securities Intermediary in respect of (1) the Senior Notes, (2) the Applicable Ownership Interests in the Treasury Portfolio and (3) the Treasury Securities or security entitlements with respect thereto, that, in each case, have been released from the Pledge hereunder shall be transferred to the Purchase Contract Agent for the benefit of the applicable Holders for distribution to such Holders in accordance with their respective interests.

Section 4.03. Notice and Voting. (a) Subject to Section 4.03(b) hereof, the Purchase Contract Agent may exercise, or refrain from exercising, any and all voting and other consensual rights pertaining to the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes or any part thereof for any purpose not inconsistent with the terms of this Agreement; provided that the Purchase Contract Agent shall not exercise or shall not refrain from exercising such right, as the case may be, if, in the judgment of the Purchase Contract Agent, such action would impair or otherwise have a material adverse effect on the value of all or any of the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes; and provided further that the Purchase Contract Agent shall give the Company and the Collateral Agent at least five Business Days’ prior written notice of the manner in which it intends to exercise, or its reasons for refraining from exercising, any such right. Upon receipt of any notices and other communications in respect of any Senior Notes underlying Pledged Applicable

Ownership Interests in Senior Notes, including either notice of any meeting at which holders of the Senior Notes are entitled to vote or the solicitation of consents, waivers or proxies of holders of the Senior Notes, the Collateral Agent shall use reasonable efforts to send promptly to the Purchase Contract Agent such notice or communication, and as soon as reasonably practicable after receipt of a written request therefor from the Purchase Contract Agent, to execute and deliver to the Purchase Contract Agent such proxies and other instruments in respect of such Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes (in form and substance satisfactory to the Collateral Agent) as are prepared by the Company and delivered to the Purchase Contract Agent with respect to the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes.

(b) Upon receipt of notice of any meeting at which holders of Senior Notes are entitled to vote or upon any solicitation of consents, waivers or proxies of holders of Senior Notes, the Purchase Contract Agent shall, as soon as practicable thereafter, mail, first class, postage pre-paid, to the Holders of Corporate Units a notice:

(i) containing such information as is contained in the notice or solicitation;

(ii) stating that each Holder on the record date set by the Purchase Contract Agent therefor (which, to the extent possible, shall be the same date as the record date set by the Company for determining the holders of Senior Notes entitled to vote) shall be entitled to instruct the Purchase Contract Agent as to the exercise of the voting rights pertaining to the Senior Notes underlying the Applicable Ownership Interests in Senior Notes that are a component of their Corporate Units; and

(iii) stating the manner in which such instructions may be given.

Upon the written request of the Holders of Corporate Units on such record date received by the Purchase Contract Agent at least six days prior to such meeting, the Purchase Contract Agent shall endeavor insofar as practicable to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum aggregate principal amount of Senior Notes (rounded down to the nearest integral multiple of $1,000) as to which any particular voting instructions are received. In the absence of specific instructions from the Holder of Corporate Units, the Purchase Contract Agent shall abstain from voting the Senior Notes underlying Applicable Ownership Interests in Senior Notes that are a component of such Corporate Units. The Company hereby agrees, if applicable, to solicit Holders of Corporate Units to timely instruct the Purchase Contract Agent as to the exercise of such voting rights in order to enable the Purchase Contract Agent to vote such Senior Notes.

(c) The Holders of Corporate Units and the Holders of Treasury Units shall have no voting or other rights in respect of Common Stock.

Section 4.04. Special Event Redemption. (a) If the Company elects to redeem the Senior Notes following the occurrence of a Special Event as permitted by the Indenture, it shall notify the Collateral Agent in writing that a Special Event has occurred and that it intends to redeem the Senior Notes on the Special Event Redemption Date. After the occurrence of such Special Event Redemption while Senior Notes are still credited to the Collateral Account, the Collateral Agent shall, and is hereby authorized to, instruct the Securities Intermediary to present the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes for payment as may be required by their respective terms and to direct the Indenture Trustee to remit the Redemption Price to the Securities Intermediary for credit to the Collateral Account, on or prior to 12:30 p.m. (New York City time) on such Special Event Redemption Date, by wire transfer of immediately available funds. Upon receipt of such funds by the Securities Intermediary and the credit thereof to the Collateral Account, the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes shall be released from the Collateral Account and promptly transferred to the Company. Upon the crediting of such funds to the Collateral Account, the Collateral Agent, at the written direction of the Company, shall instruct the Securities Intermediary to (i) apply an amount equal to the Redemption Amount of such funds to purchase the Treasury Portfolio from the Quotation Agent, (ii) credit to the Collateral Account the Applicable Ownership Interests in the Treasury Portfolio and (iii) promptly remit the remaining portion of such funds to the Purchase Contract Agent for payment to the Holders of Corporate Units, in accordance with their respective interests.

(b) Upon the occurrence of a Special Event Redemption, (i) the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) will be substituted as Collateral for the Pledged Applicable Ownership Interests in Senior Notes and will be held by the Collateral Agent in accordance with the terms hereof to secure the Obligation of each Holder of Corporate Units, (ii) the Holders of Corporate Units and the Collateral Agent shall have such rights and obligations, and the Collateral Agent shall have such security interest, with respect to such Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) as the Holders of Corporate Units and the Collateral Agent had in respect of the Pledged Applicable Ownership Interests in Senior Notes, subject to the Pledge thereof, and (iii) any reference in this Agreement to Applicable Ownership Interests in Senior Notes shall be deemed to be a reference to such Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term). The Company may cause to be made in any Corporate Units Certificates thereafter to be issued such change in phraseology and form (but not in substance) as may be appropriate to reflect the substitution of the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) for Applicable Ownership Interests in Senior Notes as Collateral.

Section 4.05. Payments to Purchase Contract Agent. The Securities Intermediary shall use commercially reasonable efforts to deliver any payments required to be made by it to the Purchase Contract Agent hereunder to the account designated by the Purchase Contract Agent for such purpose not later than 12:00 p.m. (New York City time) on the Business Day such payment is received by the Securities Intermediary; provided, however, that if such payment is received on a day that is not a Business Day or after 11:00 a.m. (New York City time) on a Business Day, then the Securities Intermediary shall use commercially reasonable efforts to deliver such payment to the Purchase Contract Agent no later than 10:30 a.m. (New York City time) on the next succeeding Business Day.

Section 4.06. Payments Held in Trust. If the Purchase Contract Agent or any Holder shall receive any payments on account of financial assets credited to the Collateral Account (other than interest on the Senior Notes or distributions on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition thereof)) and not released therefrom in accordance with this Agreement, the Purchase Contract Agent or such Holder shall hold such payments as trustee of an express trust for the benefit of the Company and, upon receipt of an Officers’ Certificate of the Company so directing, promptly deliver such payments to the Securities Intermediary for credit to the Collateral Account or to the Company for application to the Obligations of the applicable Holder or Holders, and the Purchase Contract Agent and Holders shall acquire no right, title or interest in any such payments of principal amounts so received. The Purchase Contract Agent shall have no liability under this Section 4.06 unless and until it has been notified in writing that such payment was delivered to it erroneously and shall have no liability for any action taken, suffered or omitted to be taken prior to its receipt of such notice.

ARTICLE V

THE PURCHASE CONTRACTS

Section 5.01. Purchase of Shares of Common Stock. (a) Each Purchase Contract shall obligate the Holder of the related Unit to purchase, and the Company to sell, on the Purchase Contract Settlement Date at a price equal to the Stated Amount (the “Purchase Price”), a number of shares of Common Stock (subject to Section 5.09) equal to the Settlement Rate unless an Early Settlement, a Fundamental Change Early Settlement or a Termination Event with respect to the Units of which such Purchase Contract is a part shall have occurred. The “Settlement Rate” is equal to:

(i) If the Applicable Market Value is equal to or greater than $19.20 (the “Threshold Appreciation Price”), the Settlement Rate will be 1.3021 shares of Common Stock (such Settlement Rate being referred to as the “Minimum Settlement Rate”);

(ii) if the Applicable Market Value is less than the Threshold Appreciation Price but greater than $16.00 (the “Reference Price”), the Settlement Rate will be a number of shares of Common Stock equal to the Stated Amount divided by the Applicable Market Value, which is not subject to adjustment pursuant to Section 5.05(a)(vii); and

(iii) if the Applicable Market Value is less than or equal to the Reference Price, the Settlement Rate will be 1.5625 shares of Common Stock, which is equal to the Stated Amount divided by the Reference Price (such Settlement Rate being referred to as the “Maximum Settlement Rate”);

in each case subject to adjustment as provided in Section 5.05 (and in each case rounded upward or downward to the nearest 1/10,000th of a share).

The “Applicable Market Value” means the average of the Closing Prices per share of Common Stock on each Trading Day during the Observation Period; provided, however, that if the Company enters into a Reorganization Event, the Applicable Market Value will mean the value of an Exchange Property Unit. Following the occurrence of any such event, references herein to the purchase or issuance of shares of Common Stock shall be construed to be references to settlement into Exchange Property Units. For purposes of calculating the value of an Exchange Property Unit, (x) the value of any common stock included in the Exchange Property Unit shall be determined using the average of the Closing Price per share of such common stock on each Trading Day during the Observation Period (adjusted as set forth under Section 5.05) and (y) the value of any other property, including securities other than common stock included in the Exchange Property Unit, shall be the value of such property on the first Trading Day of the Observation Period (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution).

The “Closing Price” per share of Common Stock means, on any date of determination (1) the closing sale price (or, if no closing sale price is reported, the last reported sale price) per share of Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) on such date or, if the Common Stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed, or if the Common Stock is not so listed on a United States national or regional securities exchange, or (2) if the Common Stock is not so reported, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if such bid price referred to above is not available, the average of the mid-point of the last bid and ask prices of the Common Stock on such date from at least three nationally recognized independent investment banking firms retained by the Company for purposes of determining the Closing Price.

A “Trading Day” means a day on which there is no Market Disruption Event and the Common Stock (i) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (ii) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

A “Market Disruption Event” means (1) a failure by the primary exchange or quotation system on which the Common Stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence, prior to 1:00 p.m., New York City time, on any trading day for the Common Stock, for an aggregate one half-hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock on any exchange on which such options contracts or futures contracts trade.

(b) Each Holder of a Corporate Unit or a Treasury Unit, by its acceptance of such Unit:

(i) irrevocably appoints the Purchase Contract Agent as its attorney-in-fact to enter into and perform the related Purchase Contract and this Agreement on its behalf and in its name as its attorney-in-fact (including, without limitation, the execution of Certificates on behalf of such Holder);

(ii) irrevocably agrees to be bound by the terms and provisions of such Unit, including but not limited to the terms and provisions of the Purchase Contract, and this Agreement;

(iii) irrevocably covenants and agrees to perform its obligations under this Agreement and such Unit, including but not limited to the Purchase Contract, for so long as such Holder remains a Holder of a Corporate Unit or a Treasury Unit;

(iv) consents to the provisions hereof; and

(v) consents to, and agrees to be bound by, the Pledge of such Holder’s right, title and interest in and to the Collateral, including the Applicable Ownership Interests in Senior Notes and the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) or the Treasury Securities pursuant to this Agreement, and the delivery of the Senior Notes underlying such Applicable Ownership Interests in Senior Notes by the Purchase Contract Agent to the Collateral Agent.

(c) Each Holder of a Corporate Unit or a Treasury Unit, by its acceptance thereof, further covenants and agrees that to the extent and in the manner provided in Section 5.03 hereof, but subject to the terms thereof, on the Purchase Contract Settlement Date, Proceeds of the Pledged Applicable Ownership Interests in Senior Notes, the Pledged Applicable Ownership Interests in the Treasury Portfolio or the Pledged Treasury Securities, as applicable, equal to the Purchase Price shall be paid by the Collateral Agent to the Company in satisfaction of such Holder’s obligations under such Purchase Contract and such Holder shall acquire no right, title or interest in such Proceeds.

(d) Upon registration of transfer of a Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee) by the terms of this Agreement and the Purchase Contracts underlying such Certificate and the transferor shall be released from the obligations under this Agreement and the Purchase Contracts underlying the Certificate so transferred.

The Company covenants and agrees, and each Holder of a Certificate, by its acceptance thereof, likewise covenants and agrees, to be bound by the provisions of this paragraph.

(e) Promptly after the calculation of the Settlement Rate and the Applicable Market Value, the Company shall give the Purchase Contract Agent notice thereof. All calculations and determinations of the Settlement Rate and the Applicable Market Value shall be made by the Company or its agent based on their good faith calculations, and the Purchase Contract Agent shall have no responsibility with respect thereto.

Section 5.02. Early Remarketing.

(a) Unless a Successful Early Remarketing, a Special Event Redemption or a Termination Event has occurred, the Company may engage the Remarketing Agent, pursuant to the terms of the Remarketing Agreement, to remarket the aggregate Senior Notes underlying the aggregate Applicable Ownership Interests in Senior Notes that are components of Corporate Units, along with any Separate Senior Notes, the holders of which have elected to participate in such remarketing pursuant to the Indenture, as supplemented by Section 5.03(d) below, during an Early Remarketing Period selected by the Company (each date during such Early Remarketing Period, an “Early Remarketing Date”).

(b) If the Company elects to conduct an Early Remarketing on an Early Remarketing Date, by 11:00 a.m. (New York City time) on the Business Day immediately preceding the first day of the related Early Remarketing Period, the Purchase Contract Agent shall notify in writing the Remarketing Agent of the aggregate principal amount of Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes that are a part of the Corporate Units to be remarketed, and the Custodial Agent shall notify in writing the Remarketing Agent of the aggregate principal amount of Separate Senior Notes (if any) to be remarketed pursuant to clause (d) of Section 5.03 below. Pursuant to the Remarketing Agreement, upon receipt of such notices from the Purchase Contract Agent and the Custodial Agent, the Remarketing Agent will use its reasonable efforts to remarket such Senior Notes at the applicable Remarketing Price. If the Remarketing Agent is unsuccessful on the first Early Remarketing Date during such Early Remarketing Period, a subsequent Remarketing shall be attempted (unless impracticable) by the Remarketing Agent on each of the two following Early Remarketing Dates in that Early Remarketing Period until a Successful Early Remarketing (as hereinafter defined) occurs. If the Remarketing Agent is able to remarket such Senior Notes for at least the applicable Remarketing Price (a “Successful Early Remarketing”), the Collateral Agent shall cause the Securities Intermediary to transfer to the Remarketing Agent the remarketed Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes upon confirmation of deposit to the Collateral Account of proceeds of such Successful Early Remarketing attributable to such Senior Notes, and the Custodial Agent shall transfer the remarketed Separate Senior Notes to the Remarketing Agent upon confirmation of receipt of proceeds of such Successful Early Remarketing attributable to such Separate Senior Notes. Settlement shall occur on the Remarketing Settlement Date. Upon deposit in the Collateral Account of such proceeds, the Collateral Agent shall (1) instruct the Securities Intermediary to apply an amount equal to the Treasury Portfolio Purchase Price to purchase the Treasury Portfolio from the Quotation Agent (the amount and issue of the U.S. Treasury securities (or principal or interest strips thereof) constituting the Treasury Portfolio to be determined by the Remarketing Agent), (2) credit to the Collateral Account the Applicable Ownership Interests in the Treasury Portfolio, and (3) promptly remit any remaining portion of such proceeds to the Purchase Contract Agent for payment to the Holders of Corporate Units, whereupon the Purchase Contract Agent shall make such payment on the Remarketing Settlement Date to the Holders pro rata in accordance with their respective interests. In the event of a Successful Early Remarketing, each Holder of a Separate Senior Note that has been included in the Remarketing will receive, on the Reset Effective Date, an amount in cash equal to the Remarketing Per Senior Note Price.

(c) Following the occurrence of a Successful Early Remarketing, the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of such term) will be substituted as Collateral for the Pledged Applicable Ownership Interests in Senior Notes and will be held by the Collateral Agent in accordance with the terms hereof to secure the Obligation of each Holder of Corporate Units, and the Holders of Corporate Units and the Collateral Agent shall have such security interests, rights and obligations with respect to the Applicable Ownership Interests in the Treasury Portfolio (as defined in clause (i) of such term) as the Holder of Corporate Units and the Collateral Agent had in respect of the Pledged Applicable Ownership Interests in Senior Notes, subject to the Pledge thereof. Any reference in this Agreement or the Certificates to the Pledged Applicable Ownership Interests in Senior Notes shall thereupon be deemed to be a reference to such Applicable Ownership Interests in the Treasury Portfolio (as

defined in clause (i) of such term). The Company may cause to be made in any Corporate Units Certificates thereafter to be issued such change in phraseology and form (but not in substance) as may be appropriate to reflect the substitution of the Applicable Ownership Interests in the Treasury Portfolio (as defined in clause (i) of such term) for the Pledged Applicable Ownership Interests in Senior Notes as Collateral.

(d) If, in spite of its reasonable efforts, the Remarketing Agent cannot remarket the Senior Notes as set forth above on each of the three Early Remarketing Dates comprising any Early Remarketing Period (other than to the Company) at a price not less than the applicable Remarketing Price or a condition precedent set forth in the Remarketing Agreement is not fulfilled, the Early Remarketing will be deemed to have failed (a “Failed Early Remarketing”). Promptly after all Failed Early Remarketings in any Early Remarketing Period, the Custodial Agent will return Separate Senior Notes to the appropriate Holders. Upon the occurrence of any Failed Early Remarketing, unless a Termination Event or Special Event Redemption has occurred, the Company may elect to conduct additional Early Remarketings during one or more Early Remarketing Periods.

(e) The Company will pay the Remarketing Fee in connection with any Successful Early Remarketing unless the Company directs the Remarketing Agent to include such fee in the Remarketing Price and the Remarketing Agent is able to remarket the Senior Notes for an amount which includes the Remarketing Fee. In any such case, the Remarketing Agent may deduct the applicable Remarketing Fee from any amount of the proceeds from the Successful Early Remarketing in excess of the Treasury Portfolio Remarketing Price plus the Separate Senior Notes Purchase Price (if any), and the Remarketing Agent shall then remit any remaining portion of such proceeds for the benefit of the Holders and the holders of the Separate Senior Notes included in the remarketing. Holders whose Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes and Holders whose Separate Senior Notes are a part of the Successful Early Remarketing will not otherwise be responsible for the payment of any Remarketing Fee.

(f) During any Early Remarketing Period, the Company has the right to postpone any Remarketing in the Company’s absolute discretion.

Section 5.03. Cash Settlement; Final Remarketing; Payment of Purchase Price. (a) Cash Settlement. (i) Unless (1) a Termination Event has occurred, (2) a Holder effects an Early Settlement or a Fundamental Change Early Settlement of the underlying Purchase Contract, (3) a Successful Early Remarketing has occurred, (4) the Pledged Applicable Ownership Interests in the Treasury Portfolio have replaced the Pledged Applicable Ownership Interests in Senior Notes as a component of the Corporate Units or (5) a Special Event Redemption has occurred, each Holder of Corporate Units shall have the right to satisfy such Holder’s Obligations on the Purchase Contract Settlement Date in cash (a “Cash Settlement”). Each Holder of Corporate Units who intends to pay in cash to satisfy such Holder’s Obligations under the Purchase Contract on the Purchase Contract Settlement Date must notify the Purchase Contract Agent by presenting and surrendering at the offices of the Purchase Contract Agent (i) the Certificate evidencing the Corporate Units (if they are in certificated form), and (ii) the form of “Notice of Cash Settlement” substantially in the form of Exhibit E hereto completed and executed as indicated on or prior to 4:00 p.m. (New York City time) on the seventh Business Day immediately preceding the Purchase Contract Settlement Date. Corporate Units Holders may only effect such a Cash Settlement pursuant to this Section 5.03(a) in integral multiples of 40 Corporate Units.

(ii) A Holder of a Corporate Unit who has so notified the Purchase Contract Agent of his intention to effect a Cash Settlement in accordance with Section 5.03(a)(i) above shall pay the Purchase Price to the Securities Intermediary for deposit in the Collateral Account prior to 11:00 a.m. (New York City time) on the sixth Business Day immediately preceding the Purchase Contract Settlement Date, in lawful money of the United States by certified or cashiers check or wire transfer in immediately available funds payable to or upon the order of the Securities Intermediary.

(iii) If a Holder of a Corporate Unit fails to notify the Purchase Contract Agent of its intention to make a Cash Settlement in accordance with Section 5.03(a)(i), or does notify the Purchase Contract Agent as provided in Section 5.03(a)(i) of its intention to pay the Purchase Price in cash but fails to make such payment as required by Section 5.03(a)(ii), such Holder shall be deemed to have consented to the disposition of the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes pursuant to any Remarketing occurring in the Final Remarketing Period as described in Section 5.03(b) below.

(iv) Promptly after 4:00 p.m. (New York City time) on the Business Day preceding the first day of the Final Remarketing Period, the Purchase Contract Agent, based on notices received by the Purchase Contract Agent pursuant to Section 5.03(a)(i) hereof and notice from the Securities Intermediary regarding cash received by it prior to such time, shall notify the Collateral Agent of the aggregate number of Senior Notes to be remarketed in any Remarketing occurring in the Final Remarketing Period in a notice substantially in the form of Exhibit J hereto.

(v) Upon (1) receipt by the Collateral Agent of a notice from the Purchase Contract Agent promptly after the receipt by the Purchase Contract Agent of a notice from a Holder of Corporate Units that such Holder has elected, in accordance with Section 5.03(a)(i), to effect a Cash Settlement and (2) the payment by such Holder of the Purchase Price in accordance with Section 5.03(a)(ii) above, then the Collateral Agent shall:

(A) instruct the Securities Intermediary promptly to invest any such Cash in Permitted Investments consistent with the instructions of the Company as provided for below in this Section 5.03(a)(v);

(B) release from the Pledge the Senior Notes underlying the Applicable Ownership Interest in Senior Notes related to the Corporate Units as to which such Holder has effected a Cash Settlement; and

(C) instruct the Securities Intermediary to Transfer all such Senior Notes to the Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby, whereupon the Purchase Contract Agent shall Transfer such Senior Notes in accordance with written instructions provided by the Holder thereof or, if no such instructions are given to the Purchase Contract Agent by the Holder, the Purchase Contract Agent shall hold such Senior Notes, and any interest payment thereon, in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder until the expiration of the time period specified in the relevant abandoned property laws of the state where such Senior Notes and interest payments thereon, if any, are held.

The Company shall instruct the Collateral Agent in writing as to the type of Permitted Investments in which any such Cash shall be invested; provided, however, that if the Company fails to deliver such written instructions by 10:30 a.m. (New York City time) on the day such Cash is received by the Collateral Agent or to be reinvested by the Securities Intermediary, the Collateral Agent shall instruct the Securities Intermediary to invest such Cash in the Permitted Investments of the type described in clause (6) of the definition of Permitted Investments which have been designated by the Company in writing from time to time in a standing instruction to the Collateral Agent which shall be effective until revoked or superseded. In no event shall the Collateral Agent or Securities Intermediary be liable for the selection of Permitted Investments or for investment losses incurred thereon. The Collateral Agent and Securities Intermediary shall have no liability in respect of losses incurred as a result of the failure of the Company to provide timely written investment direction.

Upon maturity of the Permitted Investments on the Purchase Contract Settlement Date, the Collateral Agent shall, and is hereby authorized to, (A) instruct the Securities Intermediary to remit to the Company on the Purchase Contract Settlement Date such portion of the proceeds of such Permitted Investments as is equal to the aggregate Purchase Price under all Purchase Contracts in respect of which Cash Settlement has been affected as provided in this Section 5.03 to the Company on the Purchase Contract Settlement Date, and (B) release any amounts in excess of such amount earned from such Permitted Investments to the Purchase Contract Agent for distribution to the Holders who have effected Cash Settlement, pro rata in proportion to the amount paid by such Holders under Section 5.03(a)(ii) above, as adjusted to reflect the period of time that each such Holder’s cash was invested in such Permitted Investments.

(b) Final Remarketing. (i) Unless a Successful Early Remarketing, a Special Event Redemption or a Termination Event has occurred or will occur prior to the Purchase Contract Settlement Date, in order to dispose of the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes of any Holders of Corporate Units who have not notified the Purchase Contract Agent of their intention to effect a Cash Settlement as provided in Section 5.03(a)(i) above, or who have so notified the Purchase Contract Agent but failed to make such payment as required by Section 5.03(a)(ii) above, in each case along with any Separate Senior Notes, the holders of which have elected to participate in a Final Remarketing pursuant to clause (d) below, the Company shall engage the Remarketing Agent pursuant to the Remarketing Agreement to remarket such Senior Notes on any date or dates selected by the Company during the Final Remarketing Period (each such date, a “Final Remarketing Date”). The Purchase Contract Agent, based on the notices specified pursuant to Section 5.03(a)(iv), shall notify the Remarketing Agent in writing, promptly after 4:00 p.m. (New York City time) on the Business Day immediately preceding the first day of the Final Remarketing Period, of the aggregate principal amount of Senior Notes attributable to the Pledged Applicable Ownership Interests in Senior Notes that are to be remarketed. Concurrently, the Custodial Agent, based on the notices specified in clause (d)

below, will notify the Remarketing Agent in writing of the aggregate principal amount of Separate Senior Notes to be remarketed in any Remarketing to occur in the Final Remarketing Period. Upon receipt of notice from the Purchase Contract Agent as set forth in this Section 5.03(b)(i) and notice of the Separate Senior Notes (if any) from the Custodial Agent as set forth in this Section 5.03(b)(i), the Remarketing Agent shall, on each of the Remarketing Date or Dates in the Final Remarketing Period, use reasonable efforts to remarket, as provided in the Remarketing Agreement, such Senior Notes and such Separate Senior Notes at the applicable Remarketing Price until there is a Successful Final Remarketing.

(ii) If the Remarketing Agent is able to remarket such Senior Notes and Separate Senior Notes (if any) for at least the applicable Remarketing Price in any Final Remarketing (other than to the Company) in accordance with the Remarketing Agreement (a “Successful Final Remarketing”), the Collateral Agent shall cause the Securities Intermediary to transfer to the Remarketing Agent the remarketed Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes upon confirmation of deposit to the Collateral Account of proceeds of such Successful Final Remarketing attributable to such Senior Notes, and the Custodial Agent shall transfer the remarketed Separate Senior Notes to the Remarketing Agent upon confirmation of receipt of proceeds of such Successful Final Remarketing attributable to such Separate Senior Notes. Settlement shall occur on the Remarketing Settlement Date. Upon deposit in the Collateral Account of such proceeds, the Collateral Agent shall, in consultation with the Purchase Contract Agent, instruct the Securities Intermediary to remit a portion of such proceeds equal to the aggregate principal amount of such Senior Notes to satisfy in full the Obligations of Holders of Corporate Units to pay the Purchase Price for the shares of Common Stock under the related Purchase Contracts, and promptly remit the balance of such proceeds to the Purchase Contract Agent for payment to the Holders of Corporate Units, whereupon the Purchase Contract Agent shall make such payment on the Purchase Contract Settlement Date pro rata in accordance with their respective interests. With respect to any Separate Senior Notes, the Custodial Agent shall remit such proceeds of the Successful Final Remarketing received from the Remarketing Agent pro rata to Holders of such Separate Senior Notes.

(iii) If, in spite of its reasonable efforts, the Remarketing Agent cannot remarket the Senior Notes during the Final Remarketing Period at a price not less than the applicable Remarketing Price (other than to the Company) or a condition precedent set forth in the Remarketing Agreement is not fulfilled, the remarketing will be deemed to have failed (a “Failed Final Remarketing”). Following a Failed Final Remarketing, as of the Purchase Contract Settlement Date, each Holder of any Pledged Applicable Ownership Interests in Senior Notes, unless such Holder has provided written notice to the Purchase Contract Agent in substantially the form of Exhibit M hereto of its intention to settle the related Purchase Contract with separate cash prior to 11:00 a.m. (New York City time) on the second Business Day immediately preceding the Purchase Contract Settlement Date and on or prior to 4:00 p.m. (New York City time) on the Business Day immediately preceding the Purchase Contract Settlement Date delivered the Purchase Price to the Securities Intermediary for deposit in the Collateral Account in lawful money of the United States by certified or cashiers check or wire transfer in immediately available funds payable to or upon the order of the Securities Intermediary (which settlement may only be effected in integral multiples of 40 Corporate Units), shall be deemed to have exercised such Holder’s Put Right with respect to the Senior Notes underlying such Pledged Applicable Ownership Interests in Senior Notes and to have elected to have a portion of the Proceeds of the Put Right set-off against such Holder’s obligation to pay the aggregate Purchase Price for the shares of Common Stock to be issued under the related Purchase Contracts in full satisfaction of such Holders’ Obligations under such Purchase Contracts. Following such set-off, each such Holder’s Obligations, including to pay the Purchase Price for the shares of Common Stock, will be deemed to be satisfied in full, and the Collateral Agent shall cause the Securities Intermediary to release the Senior Notes underlying such Pledged Applicable Interests in Senior Notes from the Collateral Account and shall promptly transfer such Senior Notes to the Company. Thereafter, the Collateral Agent shall promptly remit the remaining portion of the Proceeds of the Holder’s exercise of the Put Right in excess of the aggregate Purchase Price for the shares of Common Stock to be issued under such Purchase Contracts to the Purchase Contract Agent for payment to the Holder of the Corporate Units to which such Applicable Ownership Interests in Senior Notes relate. Upon (x) receipt by the Collateral Agent of a notice from the Purchase Contract Agent in substantially the form of Exhibit N hereto promptly after the receipt by the Purchase Contract Agent of a notice from a Holder of Corporate Units that such Holder has elected, in accordance with this Section 5.03(b)(iii), to settle the related Purchase Contract with separate cash and (y) payment by such Holder to the Securities Intermediary of the Purchase Price in accordance with the second sentence of this Section 5.03(b)(iii), in lieu of exercise of such Holder’s Put Right, the Securities Intermediary shall give the Purchase Contract Agent notice of the receipt of such payment in substantially the form of Exhibit O hereto and shall (A) promptly invest the separate cash received in Permitted Investments consistent with the instructions of the Company as provided in Section 5.03(a)(v) with respect to Cash Settlement, (B) promptly release from the Pledge the Senior Notes underlying the Applicable Ownership Interest in Senior Notes related to the Corporate Units as to which such Holder has paid such separate cash and (C) promptly Transfer all such Senior Notes to the Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby, whereupon the Purchase Contract Agent shall Transfer such Senior Notes in accordance with written instructions provided by the Holder thereof or, if no such instructions are given to the Purchase Contract Agent by the Holder, the Purchase Contract Agent shall hold such Senior Notes, and any interest payment thereon, in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder until the expiration of the time period specified in the relevant abandoned property laws of the state where such Senior Notes and interest payments thereon, if any, are held. Upon maturity of the Permitted Investments on the Purchase Contract Settlement Date, the Collateral Agent shall, and is hereby authorized to, (A) instruct the Securities Intermediary to remit to the Company on the Purchase Contract Settlement Date such portion of the proceeds of such Permitted Investments as is equal to the aggregate Purchase Price under all Purchase Contracts in respect of which separate cash has been paid as provided in this Section 5.03(b)(iii) to the Company on the Purchase Contract Settlement Date, and (B) release any amounts in excess of such amount earned from such Permitted Investments to the Purchase Contract Agent for distribution to the Holders who have paid such separate cash pro rata in proportion to the amount paid by such Holders under this Section 5.03(b)(iii).

(iv) For the avoidance of doubt, nothing in this Section 5.03(b) shall prevent holders of Separate Senior Notes from exercising their Put Right after a Failed Final Remarketing.

(v) The Company will pay the Remarketing Fee in connection with any Successful Final Remarketing unless the Company directs the Remarketing Agent to include such fee in the Remarketing Price and the Remarketing Agent is able to remarket the Senior Notes for an amount which includes the Remarketing Fee. In any such case, the Remarketing Agent may deduct the applicable Remarketing Fee from any amount of the proceeds from the Successful Final Remarketing in excess of the aggregate principal amount of Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes and Separate Senior Notes to be remarketed in such Final Successful Remarketing, and the Remarketing Agent shall then remit any remaining portion of such proceeds for the benefit of the Holders. Holders whose Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes and Holders whose Separate Senior Notes are a part of the Successful Final Remarketing will not otherwise be responsible for the payment of any Remarketing Fee.

(vi) For the avoidance of doubt, during the Final Remarketing Period, the Company may not postpone the Remarketing for any reason.

(vii) For the avoidance of doubt, the right of each holder of the Senior Notes underlying the aggregate Applicable Ownership Interests in Senior Notes that are components of Corporate Units and the Separate Senior Notes, the holders of which have elected to participate in any Remarketing, to have such Senior Notes remarketed and sold on any Remarketing Date shall be subject to the conditions that (A) (1) the Remarketing Agent conducts an Early Remarketing, or (2) in the case of a Final Remarketing, that no Successful Early Remarketing has occurred, each pursuant to the terms of this Agreement, (B) a Termination Event has not occurred prior to such Remarketing Date, (C) the Remarketing Agent is able to find a purchaser or purchasers for such Senior Notes at the applicable Remarketing Price based on the Reset Rate, and (D) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent as and when required.

(c) Remarketing Announcements. The Company will announce any Remarketing on the sixth Business Day immediately preceding the first Remarketing Date of any Early Remarketing Period. For the Final Remarketing Period, the Company will announce the Remarketing on the third Business Day immediately preceding the first Remarketing Date of the Final Remarketing Period. Each such announcement (each, a “Remarketing Announcement”) on each such date (each, a “Remarketing Announcement Date”) shall specify:

(i) (A) if the Remarketing Announcement relates to a Remarketing to occur during an Early Remarketing Period, that the Senior Notes may be remarketed on any or all of the sixth, seventh or eighth Business Days following the Remarketing

Announcement Date, or (B) if the Remarketing Announcement relates to a Remarketing to occur during the Final Remarketing Period, that the Senior Notes may be remarketed on any or all of the third, fourth or fifth Business Days following the Remarketing Announcement Date;

(ii) the “Reset Effective Date,” which (A) if the Remarketing Announcement relates to a Remarketing to occur during any Early Remarketing Period, shall mean the third Business Day following the date of a Successful Early Remarketing, unless the Remarketing is successful within five Business Days of the next Payment Date in which case such Payment Date will be the Reset Effective Date, or (B) if the Remarketing Announcement relates to a Remarketing to occur during the Final Remarketing Period, shall mean April 30, 2012 if there is a Successful Final Remarketing;

(iii) that the Reset Rate and interest payment dates for the Senior Notes will be established, and, if the Company elects to make any modification to the terms of the Senior Notes, such modified terms will be set on the date of the Successful Remarketing and effective on and after the Reset Effective Date;

(iv) (A) if the Remarketing Announcement relates to a Remarketing to occur during any Early Remarketing Period, that the Reset Rate will equal the Coupon Rate that will enable the Senior Notes to be remarketed at a price equal to the sum of the Treasury Portfolio Purchase Price and the Separate Senior Notes Purchase Price and, at the Company’s option, the applicable Remarketing Fee, or (B) if the Remarketing Announcement relates to a Remarketing to occur during the Final Remarketing Period, that the Reset Rate will equal the Coupon Rate that will enable the Senior Notes to be remarketed at a price equal to 100% of their aggregate principal amount plus, at the Company’s option, the applicable Remarketing Fee; and

(v) the range of possible Remarketing Fees.

The Company will cause each Remarketing Announcement to be published on the Remarketing Announcement Date by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service. In addition, the Company will request, not later than 10 Business Days prior to each Remarketing Announcement Date, that the Depositary notify its participants holding Senior Notes, Corporate Units and Treasury Units of the Remarketing. If a Successful Remarketing occurs on a Remarketing Date, the Company will request the Depositary to notify its participants holding Senior Notes of the maturity date, Reset Rate, interest payment dates, and any other modified terms established for the Senior Notes during the Remarketing on the Business Day following the date of the Successful Remarketing. If there is a Failed Remarketing, the Company will cause a notice of the Failed Remarketing to be published on the Business Day following the Applicable Remarketing Period (which notice, in the event of a Failed Final Remarketing, shall be published not later than 9:00 a.m., New York City time, and shall include the procedures that must be followed if a Holder wishes to exercise its Put Right), in each case, by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

(d) At or prior to 4:00 p.m. (New York City time) on the second Business Day immediately preceding the first day of the Applicable Remarketing Period, but no earlier than the fifth Business Day immediately preceding such date, holders of Separate Senior Notes may elect to have their Separate Senior Notes remarketed in all Remarketings to occur in the Applicable Remarketing Period under the Remarketing Agreement by delivering their Separate Senior Notes, along with a notice of such election, substantially in the form of Exhibit K attached hereto, to the Custodial Agent. After such time, such election shall become an irrevocable election to have such Separate Senior Notes remarketed in all Remarketings to occur in the Applicable Remarketing Period. The Custodial Agent shall hold the Separate Senior Notes in an account separate from the Collateral Account in which the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes shall be held. Holders of Separate Senior Notes electing to have their Separate Senior Notes remarketed will also have the right to withdraw that election by written notice to the Custodial Agent, substantially in the form of Exhibit L hereto, on or prior to 4:00 p.m. (New York City time) on the second Business Day immediately preceding the first day of the Early Remarketing Period, and following such notice the Custodial Agent shall return such Separate Senior Notes to such holder.

(e) The Company agrees to use its commercially reasonable efforts to ensure that, if required by applicable law, a registration statement, including a prospectus, under the Securities Act with regard to the full amount of the Senior Notes to be remarketed in each Remarketing in each case in a form that may be used by the Remarketing Agent in connection with such Remarketing shall be effective with the Securities and Exchange Commission.

(f) In the case of a Treasury Unit or a Corporate Unit (if Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Senior Notes as a component of such Corporate Unit), upon the maturity of the Pledged Treasury Securities or the appropriate Pledged Applicable Ownership Interests in the Treasury Portfolio held by the Securities Intermediary on or prior to the Business Day immediately preceding the Purchase Contract Settlement Date, the principal amount of the Treasury Securities or the appropriate Pledged Applicable Ownership Interests in the Treasury Portfolio received by the Securities Intermediary shall be invested promptly in Permitted Investments of the type described in clause (6) of the definition of Permitted Investments, which have been designated by the Company in writing from time to time in a standing instruction to the Securities Intermediary which shall be effective until revoked or superseded. On the Purchase Contract Settlement Date, an amount equal to the Purchase Price for all related Purchase Contracts shall be remitted to the Company as payment of such Holder’s Obligations under such Purchase Contracts without receiving any instructions from the Holder. In the event the sum of the Proceeds from either the related Pledged Treasury Securities or the related Pledged Applicable Ownership Interests in the Treasury Portfolio and the Proceeds from such Permitted Investments is in excess of the aggregate Purchase Price, the Collateral Agent shall cause the Securities Intermediary to distribute such excess, when received by the Securities Intermediary, to the Purchase Contract Agent for the benefit of the Holder of the related Treasury Units or Corporate Units, as applicable.

(g) The obligations of the Holders to pay the Purchase Price are non-recourse obligations and, except to the extent satisfied by Early Settlement, Fundamental Change Early Settlement or Cash Settlement or terminated upon a Termination Event, are payable solely out of the proceeds of any Collateral pledged to secure the obligations of the Holders, and in no event will Holders be liable for any deficiency between the proceeds of the disposition of Collateral and the Purchase Price.

(h) The Company shall not be obligated to issue any shares of Common Stock in respect of a Purchase Contract or deliver any certificates thereof to the Holder of the related Units unless the Company shall have received payment for the Common Stock to be purchased thereunder in the manner herein set forth.

Section 5.04. Issuance of Shares of Common Stock. Unless a Termination Event, an Early Settlement or a Fundamental Change Early Settlement shall have occurred, subject to Section 5.05(b), on the Purchase Contract Settlement Date upon receipt of the aggregate Purchase Price payable on all Outstanding Units in accordance with Section 5.03 above, the Company shall issue and deposit with the Purchase Contract Agent, for the benefit of the Holders of the Outstanding Units, one or more certificates representing newly issued shares of Common Stock registered in the name of the Purchase Contract Agent (or its nominee) as custodian for the Holders (such certificates for shares of Common Stock, together with any dividends or distributions for which a record date and payment date for such dividend or distribution has occurred after the Purchase Contract Settlement Date, being hereinafter referred to as the “Purchase Contract Settlement Fund”) to which the Holders are entitled hereunder.

Subject to the foregoing, upon surrender of a Certificate to the Purchase Contract Agent on or after the Purchase Contract Settlement Date, Early Settlement Date or Fundamental Change Early Settlement Date, as the case may be, together with settlement instructions thereon duly completed and executed, the Holder of such Certificate shall be entitled to receive forthwith in exchange therefor a certificate representing that number of newly issued whole shares of Common Stock which such Holder is entitled to receive pursuant to the provisions of this Article V (after taking into account all Units then held by such Holder), together with cash in lieu of fractional shares as provided in Section 5.09 and any dividends or distributions with respect to such shares constituting part of the Purchase Contract Settlement Fund, but without any interest thereon, and the Certificate so surrendered shall forthwith be cancelled. Such shares shall be registered in the name of the Holder or the Holder’s designee as specified in the settlement instructions provided by the Holder to the Purchase Contract Agent. If any shares of Common Stock issued in respect of a Purchase Contract are to be registered in the name of a Person other than the Person in whose name the Certificate evidencing such Purchase Contract is registered (but excluding any Depositary or nominee thereof), no such registration shall be made unless and until the Person requesting such registration has paid any transfer and other taxes (including any applicable stamp taxes) required by reason of such registration in a name other than that of the registered Holder of the Certificate evidencing such Purchase Contract or has established to the satisfaction of the Company that such tax either has been paid or is not payable.

Section 5.05. Adjustment of Each Fixed Settlement Rate. (a) Each Fixed Settlement Rate shall be subject to the following adjustments (without duplication):

(i) Stock Dividends. In case the Company shall pay or make a dividend or other distribution on the Common Stock in Common Stock, each Fixed Settlement Rate, as in effect immediately prior to the open of business on the ex-date shall be increased by dividing: each Fixed Settlement Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the open of business on the ex-date and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, each such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

(ii) Stock Purchase Rights. In case the Company shall issue to all holders of its Common Stock rights, options, warrants or other securities, entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 45 days from the date of issuance of such rights, options, warrants or other securities at a price per share of Common Stock less than the Current Market Price on the date fixed for the determination of stockholders of the Company entitled to receive such rights, options, warrants or securities (other than pursuant to a dividend reinvestment, share purchase or similar plan), each Fixed Settlement Rate in effect immediately prior to the open of business on the ex-date shall be increased by dividing each Fixed Settlement Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the open of business on the ex-date plus the number of shares of Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such rights, options, warrants or securities (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Current Market Price and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the open of business on the ex-date plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, each such increase to become effective immediately after the open of business on the ex-date.

(iii) Stock Splits; Reverse Splits; and Combinations. In case outstanding shares of Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, each Fixed Settlement Rate in effect at 9:00 a.m., New York City time, on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined or reclassified into a smaller number of shares of Common Stock, each Fixed Settlement Rate in effect at 9:00 a.m., New York City time, on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split, combination or reclassification becomes effective.

(iv) Debt, Asset or Security Distributions. (1) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, assets or securities (but excluding any rights, options, warrants or other securities referred to in paragraph (a)(ii) of this Section 5.05, any dividend or distribution paid exclusively in cash referred to in paragraph (a)(v) of this Section 5.05, any dividend, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in the next subparagraph, and any dividend or distribution referred to in paragraph (a)(i) of this Section 5.05), each Fixed Settlement Rate shall be increased by dividing each Fixed Settlement Rate in effect immediately prior to the open of business on the ex-date by a fraction, the numerator of which shall be the Current Market Price on the Trading Day immediately preceding the ex-date for such distribution less the then fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator of which shall be such Current Market Price, such adjustment to become effective immediately after the open of business on the ex-date for such distribution. In any case in which this paragraph (a)(iv)(1) is applicable, paragraph (a)(iv)(2) of this Section 5.05 shall not be applicable.

(2) In the case of a Spin-Off, each Fixed Settlement Rate in effect immediately prior to the open of business on the ex-date will be increased by dividing each Fixed Settlement Rate by a fraction, the numerator of which is the Current Market Price and the denominator of which is the Current Market Price plus the Fair Market Value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock. Any adjustment to the Fixed Settlement Rate under this paragraph (a)(iv)(2) will be determined on the date that is the earlier of the following, but will be given effect as of the open of business on the ex-date for the spin-off: (A) the 10th Trading Day from, and including, the ex-date of the Spin-Off and (B) the date of the securities being offered in the Initial Public Offering of the Spin-Off, if that Initial Public Offering is effected simultaneously with the Spin-Off.

(v) Cash Distributions. In case the Company shall, by dividend or otherwise, make distributions to all holders of the Common Stock exclusively in cash (excluding any cash that is distributed in a Reorganization Event to which Section 5.05(b) applies or as part of a distribution referred to in paragraph (a)(iv) of this Section 5.05) immediately prior to the open of business on the ex-date, each Fixed Settlement Rate shall be increased by dividing each Fixed Settlement Rate in effect immediately prior to the open of business on the ex-date by a fraction, the numerator of which shall be equal to the Current Market Price immediately prior to the open of business on the ex-date minus the amount of the distribution and the denominator of which shall be equal to the Current Market Price on the ex-date.

(vi) Tender Offers and Exchange Offers. In the case that a tender or exchange offer made by the Company or any subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of an aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) per share of the Common Stock that exceeds the closing price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to 9:00 a.m., New York City Time, on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the Expiration Time), each Fixed Settlement Rate shall be increased by dividing each Fixed Settlement Rate by a fraction (A) the numerator of which shall be equal to (x) the product of (I) the Current Market Price on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less (y) the amount of Cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (x) the Current Market Price on the date of the Expiration Time and (y) the result of (I) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less (II) the number of all shares validly tendered, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered shares, up to any such maximum, being referred to as the “Purchased Shares”).

(vii) If any adjustments are made to each Fixed Settlement Rate pursuant to this Section 5.05(a), an adjustment shall also be made to the Applicable Market Value solely to determine which of clauses (i), (ii) or (iii) of the definition of Settlement Rate in Section 5.01(a) will apply on the Purchase Contract Settlement Date or any Fundamental Change Early Settlement Date. Such adjustment shall be made by multiplying the Applicable Market Value by the Adjustment Factor. The “Adjustment Factor” means, initially, a fraction the numerator of which shall be the Maximum Settlement Rate immediately after the first adjustment to each Fixed Settlement Rate pursuant to this Section 5.05(a) and the denominator of which shall be the Maximum Settlement Rate immediately prior to such adjustment. Each time an adjustment is required to be made to each Fixed Settlement Rate pursuant to this Section 5.05(a), the Adjustment Factor shall be multiplied by a fraction the numerator of which shall be the Maximum Settlement Rate immediately after such adjustment to each Fixed Settlement Rate pursuant to this Section 5.05(a) and the denominator of which shall be the Maximum Settlement Rate immediately prior to such adjustment. Notwithstanding the foregoing, if any adjustment to each Fixed Settlement Rate is required to be made pursuant to the occurrence of any of the events contemplated by this Section 5.05(a) during the Observation Period, the 20 individual Closing Prices used to determine the Applicable Market Value shall be adjusted rather than the Applicable Market Value and the Applicable Market Value shall be determined by (A) multiplying the Closing Prices for Trading Days prior to such adjustment to each Fixed Settlement Rate by the Adjustment Factor in effect prior to such adjustment, (B) multiplying the Closing Prices for Trading Days following such adjustment by the Adjustment Factor reflecting such adjustment, and (C) dividing the sum of all such adjusted Closing Prices by 20.

(viii) Calculation of Adjustments. All adjustments to the Fixed Settlement Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment to the Fixed Settlement Rate shall be required unless such adjustment would require an increase or decrease of at least one percent in one or both Fixed Settlement

Rates; provided, that if any adjustment is not required to be made because it would not change one or both of the Fixed Settlement Rates by at least one percent, the adjustment shall be carried forward and taken into account in any subsequent adjustment; and provided further that effect shall be given to all adjustments under this Section 5.05(a) no later than the close of business on the Business Day immediately preceding the first Trading Day in the 20 consecutive Trading Days during which the Applicable Market Value is determined (or, if earlier, the close of business on the Business Day immediately preceding the date on which the Fundamental Change Early Settlement Rate is determined).

(ix) Increase of Settlement Rate. The Company may make such increases in each Fixed Settlement Rate, in addition to those required by this Section 5.05(a), as the Board of Directors considers advisable in order to avoid or diminish any income tax to any holders of the Company’s capital stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reasons. The Company may only make such a discretionary adjustment if the Company makes the same proportionate adjustment to each Fixed Settlement Rate.

(x) If the Company hereafter adopts any shareholder rights plan involving the issuance of preference share purchase rights or other similar rights (the “Rights”) to all holders of the Common Stock, a Holder shall be entitled to receive upon settlement of any Purchase Contract, in addition to the shares of Common Stock issuable upon settlement of such Purchase Contract, the related Rights for the Common Stock, unless such Rights under the future shareholder rights plan have separated from the Common Stock at the time of conversion, in which case each Settlement Rate shall be adjusted as provided in Section 5.05(a)(iv) on the date such Rights separate from the Common Stock.

(b) Adjustment for Consolidation, Merger or Other Reorganization Event. (i) Subject to the provisions of Section 5.05(b)(ii), upon a Reorganization Event, each Unit shall thereafter, in lieu of a variable number of shares of Common Stock, be settled by delivery of a variable number of Exchange Property Units. An “Exchange Property Unit” represents the right to receive the kind and amount of securities, cash and other property receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distributions thereon that have a record date that is prior to the applicable Settlement Date) per share of Common Stock by a holder of Common Stock that is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Company and non-Affiliates. In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Exchange Property Unit that Holders of the Corporate Units or Treasury Units would have been entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election. Notwithstanding the foregoing, if holders of Common Stock have the opportunity to elect the form of consideration they receive in any such transaction, then the Company shall make adequate provision to give Holders of Corporate Units and Treasury Units, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the consideration received. Once the election is made, it will apply to all Holders of Corporate Units and Treasury Units after the effective time of the transaction. The number of Exchange Property Units to be delivered upon settlement of a Purchase Contract following the effective date of a Reorganization Event shall equal the Settlement Rate, subject to adjustment as provided in Section 5.05, determined as if the references to “shares of Common Stock” in Section 5.01(a)(i), (ii) and (iii) were to “Exchange Property Units.”

In the event of such a Reorganization Event, the Person formed by such consolidation, or merger or the Person which acquires the assets of the Company shall execute and deliver to the Purchase Contract Agent an agreement supplemental hereto providing that the Holder of each Unit that remains Outstanding after the Reorganization Event (if any) shall have the rights provided by this Section 5.05(b). Such supplemental agreement shall provide for adjustments to the amount of any securities constituting all or a portion of an Exchange Property Unit which, for events subsequent to the effective date of such Reorganization Event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.05. The above provisions of this Section 5.05(b) shall similarly apply to successive Reorganization Events.

(ii) Prior to the Purchase Contract Settlement Date, if a Fundamental Change occurs, then following such Fundamental Change each Holder of a Purchase Contract will have the right to accelerate and settle (“Fundamental Change Early Settlement”) such Purchase Contract, upon the conditions set forth below, on the Fundamental Change Early Settlement Date at the Fundamental Change Early Settlement Rate; provided that no Fundamental Change Early Settlement will be permitted pursuant to this Section 5.05(b)(ii) unless, at the time such Fundamental Change Early Settlement is effected, there is an effective Registration Statement with respect to any securities to be issued and delivered in connection with such Fundamental Change Early Settlement, if such a Registration Statement is required (in the view of counsel, which need not be in the form of a written opinion, for the Company) under the Securities Act. If such a Registration Statement is so required, the Company covenants and agrees to use its commercially reasonable efforts to (x) have in effect a Registration Statement covering the Common Stock and other securities to be delivered in respect of the Purchase Contracts being settled and (y) provide a Prospectus in connection therewith, in each case in a form that may be used in connection with such Fundamental Change Early Settlement (it being understood that if there is a material business transaction or development with respect to the Company that has not yet been publicly disclosed, the Company shall not be required to provide Prospectus and the right to effect a Fundamental Change Early Settlement will not be available, until the Company has publicly disclosed such transaction or development; provided that the Company will use its commercially reasonable efforts to make such disclosure as soon as it is commercially reasonable to do so). In the event that a Holder seeks to exercise its Fundamental Change Early Settlement right and a Registration Statement is required to be effective in connection with the exercise of such right but no such Registration Statement is then effective, the Holder’s exercise of such right shall be void unless and until such a Registration Statement shall be effective.

Within five Business Days of the Effective Date (as hereinafter defined) of a Fundamental Change, the Company shall provide written notice to Holders of Units of such completion of a Fundamental Change, which shall specify a date (the “Fundamental Change Early Settlement Date”), which will be at least ten days after the date of the notice but no later than two Business Days prior to the Purchase Contract Settlement Date, by which each Holder’s right to effect a Fundamental Change Early Settlement must be exercised. The notice will also set forth, among other things, the applicable Fundamental Change Early Settlement Rate and the amount (per share of Common Stock) of cash, securities and other consideration receivable by the Holder upon settlement. Corporate Units Holders (unless Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Senior Notes as a component of the Corporate Units) and Treasury Units Holders may only effect Fundamental Change Early Settlement pursuant to this Section 5.05(b)(ii) in integral multiples of 40 Corporate Units or Treasury Units, as the case may be. If Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Senior Notes as a component of the Corporate Units, Corporate Units Holders may only effect Fundamental Change Early Settlement pursuant to this Section 5.05(b)(ii) in multiples of 2,000 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent upon a Successful Remarketing if the Reset Effective Date is not a regular Payment Date). Other than the provisions relating to timing of notice and settlement, which shall be as set forth above, the provisions of Section 5.01 shall apply with respect to a Fundamental Change Early Settlement pursuant to this Section 5.05(b)(ii).

In order to exercise the right to effect Fundamental Change Early Settlement with respect to any Purchase Contracts, the Holder of the Certificate evidencing Units shall deliver to the Purchase Contract Agent, no later than 4:00 p.m., New York City time, on the third Business Day immediately preceding the Fundamental Change Early Settlement Date, such Certificate to the Purchase Contract Agent at the Corporate Trust Office duly endorsed for transfer to the Company or in blank with the form of Election to Settle Early on the reverse thereof duly completed and accompanied by payment (payable to the Company in immediately available funds) in an amount (the “Fundamental Change Early Settlement Amount”) equal to the product of (1) the Stated Amount times (2) the number of Purchase Contracts with respect to which the Holder has elected to effect Fundamental Change Early Settlement in accordance with this Section 5.05.

In the event that Units are held by or through DTC or another Depositary, the exercise of the right to effect Fundamental Change Early Settlement shall occur in conformity with the standing arrangements between DTC or such Depositary and the Purchase Contract Agent.

Upon receipt of any such Certificate and payment of such funds, the Purchase Contract Agent shall pay the Company from such funds the related Purchase Price pursuant to the terms of the related Purchase Contracts, and notify the Collateral Agent that all the conditions necessary for a Fundamental Change Early Settlement by a Holder of Units have been satisfied pursuant to which the Purchase Contract Agent has received from such Holder, and paid to the Company as confirmed in writing by the Company, the related Purchase Price.

Upon receipt by the Collateral Agent of the notice from the Purchase Contract Agent set forth in the preceding paragraph, the Collateral Agent shall release from the Pledge, (1) the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes or the Pledged Applicable Ownership Interests in the Treasury Portfolio, in the case of a Holder of Corporate Units or (2) the Pledged Treasury Securities, in the case of a Holder of Treasury Units, in each case with a Value equal to the product of (x) the Stated Amount times (y) the number of Purchase Contracts as to which such Holder has elected to effect Fundamental Change Early Settlement, and shall instruct the Securities Intermediary to Transfer all such Pledged Applicable Ownership Interests in the Treasury Portfolio or Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes or Pledged Treasury Securities, as the case may be, to the Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby.

If a Holder properly effects an effective Fundamental Change Early Settlement in accordance with the provisions of this Section 5.05(b)(ii), the Company will deliver (or will cause the Collateral Agent to deliver) to the Holder on the Fundamental Change Early Settlement Date:

(A) the kind and amount of securities, cash and other property receivable upon such Fundamental Change by a Holder of the number of shares of Common Stock issuable on account of each Purchase Contract if the Purchase Contract Settlement Date had occurred immediately prior to such Fundamental Change (based on the Fundamental Change Early Settlement Rate in effect at such time), assuming such Holder of Common Stock is not a Constituent Person or an Affiliate of a Constituent Person to the extent such Fundamental Change provides for different treatment of Common Stock held by Affiliates of the Company and non-Affiliates. For the avoidance of doubt, for the purposes of determining the Applicable Market Value (in connection with determining the appropriate Fundamental Change Early Settlement Rate to be applied in the foregoing sentence), the date of the closing of the Fundamental Change shall be deemed to be the Purchase Contract Settlement Date. If the Fundamental Change causes the outstanding shares of Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) and the Holder exercises the right to effect a Fundamental Change Early Settlement, the Company will deliver to the Holder on the Fundamental Change Early Settlement Date consideration in the types and amounts as is proportional to the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election;

(B) the Senior Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, related to the Units with respect to which the Holder is effecting a Fundamental Change Early Settlement, free and clear of the Pledge created hereby; and

(C) if so required under the Securities Act, a Prospectus as contemplated by this Section 5.05(b)(ii).

The Corporate Units or the Treasury Units of the Holders who do not elect Fundamental Change Early Settlement in accordance with the foregoing will continue to remain outstanding and be subject to settlement on the Purchase Contract Settlement Date in accordance with the terms hereof.

(iii) The “Fundamental Change Early Settlement Rate” will be determined by reference to the table below, based on the date on which the Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid per share for Common Stock in such Fundamental Change. If holders of Common Stock receive only cash in case of a Fundamental Change described in clause (2) of the definition of Fundamental Change, the Stock Price paid per share will be the cash amount paid per share. Otherwise, the Stock Price paid per share will be the average of the Closing Prices of the Common Stock on the five Trading Days prior to, but not including, the Effective Date of such Fundamental Change.

	Stock Price on Effective Date
	$2.50	$5.00	$10.00	$12.00	$14.00	$16.00	$18.00	$20.00	$22.50	$30.00	$35.00	$40.00	$50.00	$75.00	$100.00
Effective Date
March 30, 2009	3.4688	2.4067	1.7955	1.6892	1.6153	1.5623	1.5234	1.4942	1.4672	1.4208	1.4042	1.3929	1.3782	1.3583	1.3468
April 30, 2010	2.7136	2.0820	1.6613	1.5770	1.5170	1.4740	1.4431	1.4207	1.4010	1.3713	1.3624	1.3568	1.3494	1.3377	1.3301
April 30, 2011	2.0996	1.8215	1.5932	1.5239	1.4679	1.4255	1.3949	1.3736	1.3565	1.3367	1.3328	1.3305	1.3269	1.3198	1.3155
April 30, 2012	1.5625	1.5625	1.5625	1.5625	1.5625	1.5625	1.3889	1.3021	1.3021	1.3021	1.3021	1.3021	1.3021	1.3021	1.3021

The table above sets forth the hypothetical Stock Price and the Fundamental Change Early Settlement Rate per $25 Stated Amount of Units. The Stock Prices set forth in the first heading of the table above will be adjusted upon the occurrence of events requiring adjustments to the Fixed Settlement Rate pursuant to Section 5.05(a). The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Fixed Settlement Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Fixed Settlement Rate as so adjusted. The number of shares will be adjusted in the same manner as the Fixed Settlement Rate as set forth in Section 5.05(a).

If the Stock Price or Effective Date applicable to a Fundamental Change is not expressly set forth on the table, then the Fundamental Change Early Settlement Rate will be determined as follows:

(1) if the Stock Price is between two Stock Price amounts on the table or the Effective Date is between two Effective Dates on the table, the Fundamental Change Early Settlement Rate will be determined by straight-line interpolation between the number of shares set forth for the higher and lower Stock Price amounts and the earlier and later Effective Dates, as applicable, based on a 365-day year;

(2) if the Stock Price is in excess of $100.00 per share (subject to adjustment), then the Fundamental Change Early Settlement Rate shall be the Minimum Settlement Rate; and

(3) if the Stock Price is less than $2.50 per share (subject to adjustment), then the Fundamental Change Early Settlement Rate shall be determined as if the Stock Price equaled $2.50 per share, using the straight-line interpolation, as described in clause (1) above, if the Effective Date is between two dates on the table.

The maximum Fundamental Change Early Settlement Rate shall be 3.4688 shares of Common Stock per $25 Stated Amount of Units (subject to adjustment under Section 5.05(a)).

(c) No adjustment to the Settlement Rate need be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the Holders would receive upon settlement of Units, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following settlement of the Units.

(d) The Fixed Settlement Rate shall not be adjusted:

(1) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(2) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

(3) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued;

(4) for a change in the par value or no par value of the Common Stock;

(5) for accumulated and unpaid dividends, other than to the extent contemplated by Section 5.05(a) hereof;

(6) upon the sale of 14,687,500 shares of Common Stock in the Common Stock offering closing on March 30, 2009; or

(7) upon the issuance of any shares of Common Stock upon the exercise or conversion of any right, warrant or option described in Section 5.05(a)(ii).

(e) Each adjustment to each Fixed Settlement Rate will result in a corresponding adjustment to the number of shares of Common Stock issuable upon Early Settlement. Each adjustment to each Fixed Settlement Rate will also result in a corresponding inverse adjustment to the Reference Price and the Threshold Appreciation Price.

(f) All calculations and determinations pursuant to this Section 5.05 shall be made by the Company or its agent and the Purchase Contract Agent shall have no responsibility with respect to this Agreement.

Section 5.06. Notice of Adjustments and Certain Other Events. (a) Whenever the Fixed Settlement Rates are adjusted as herein provided, the Company shall, as soon as practicable following the occurrence of an event that requires an adjustment pursuant to Section 5.05 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware):

(i) compute each adjusted Fixed Settlement Rate in accordance with Section 5.05 and prepare and transmit to the Purchase Contract Agent an Officers’ Certificate setting forth each adjusted Fixed Settlement Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii) provide a written notice to the Holders of the Units of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to each Fixed Settlement Rate was determined and setting forth each adjusted Fixed Settlement Rate.

(b) The Purchase Contract Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment of each Fixed Settlement Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Purchase Contract Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Section 5.06(a)(i) and any adjustment contained therein and the Purchase Contract Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Purchase Contract Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, which may at the time be issued or delivered with respect to any Purchase Contract; and the Purchase Contract Agent makes no representation with respect thereto. The Purchase Contract Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to a Purchase Contract or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article V.

Section 5.07. Termination Event; Notice.

(a) The Purchase Contracts and all obligations and rights of the Company and the Holders thereunder, including, without limitation, the rights and obligations of Holders to purchase Common Stock, shall immediately and automatically terminate, without the necessity of any notice or action by any Holder, the Purchase Contract Agent or the Company, if, prior to or on the Purchase Contract Settlement Date, a Termination Event shall have occurred. In the event of such a termination of the Purchase Contracts as a result of a Termination Event, Holders of such Purchase Contracts will not have a claim in bankruptcy under the Purchase Contract with respect to the Company’s issuance of shares of Common Stock.

(b) Upon and after the occurrence of a Termination Event, the Units shall thereafter represent the right to receive the Senior Notes underlying the Applicable Ownership Interests in Senior Notes, the Treasury Securities or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, forming part of such Units, in accordance with the provisions of Section 3.15 hereof. Upon the occurrence of a Termination Event, the Company shall promptly but in no event later than two Business Days thereafter give written notice to the Purchase Contract Agent, the Collateral Agent and the Holders, at their addresses as they appear in the Security Register.

Section 5.08. Early Settlement. (a) Subject to and upon compliance with the provisions of this Section 5.08, unless a Termination Event has occurred, at the option of the Holder thereof, Purchase Contracts underlying Units may be settled early (“Early Settlement”) at any time on or prior to 4:00 p.m. (New York City time) on the seventh Business Day immediately preceding the Purchase Contract Settlement Date, other than during a Restricted Period or following the effectiveness of a Fundamental Change (in which case Section 5.05(b) shall apply); provided that no Early Settlement will be permitted pursuant to this Section 5.08 unless, at the time such Early Settlement is effected, there is an effective Registration Statement with respect to any securities to be issued and delivered in connection with such Early Settlement, if such a Registration Statement is required (in the view of counsel, which need not be in the form of a written opinion, for the Company) under the Securities Act. If such a Registration Statement is so required, the Company covenants and agrees to use its commercially reasonable efforts to (i) have in effect a Registration Statement covering any securities to be delivered in respect of the Purchase Contracts being settled and (ii) provide a Prospectus in connection therewith, in each case in a form that may be used in connection with such Early Settlement (it being understood that if there is a material business transaction or development that has not yet been publicly disclosed, the Company will not be required to provide such a Prospectus, and the right to effect Early Settlement will not be available, until the Company has publicly disclosed such transaction or development, provided that the Company will use its commercially reasonable efforts to make such disclosure as soon as it is commercially reasonable to do so). In the event that a Holder seeks to effect an Early Settlement and a Registration Statement is so required but no such Registration Statement is then effective, the Holder’s attempt to effect such Early Settlement shall be void unless and until such a Registration Statement shall be effective. If the Treasury Portfolio has replaced the Senior Notes as a component of the Corporate Units, holders of Corporate Units may effect Early Settlement at any time prior to 4:00 p.m. New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date in integral multiples of 2,000 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent following a successful remarketing of Senior Notes if the Reset Effective Date is not a regular quarterly Payment Date).

(b) In order to exercise the right to effect Early Settlement with respect to any Purchase Contracts, the Holder of the Certificate evidencing Units (in the case of Certificates in definitive certificated form) shall deliver, at any time prior to 4:00 p.m. (New York City time) on the seventh Business Day immediately preceding the Purchase Contract Settlement Date (or, if the Treasury Portfolio has replaced the Senior Notes as a component of the Corporate Unit, prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the purchase contract), other than during a Restricted Period or following the effectiveness of a Fundamental Change (in which case Section 5.05(b) shall apply), such Certificate to the Purchase Contract Agent at the Corporate Trust Office duly endorsed for transfer to the Company or in blank with the form of Election to Settle Early on the reverse thereof duly completed and accompanied by payment (payable to the Company in immediately available funds) in an amount (the “Early Settlement Amount”) equal to the product of (1) the Stated Amount and (2) the number of Purchase Contracts with respect to which the Holder has elected to effect Early Settlement in accordance with this Section 5.08.

In the case of Book-Entry Interests, each Beneficial Owner electing Early Settlement must deliver the Early Settlement Amount to the Purchase Contract Agent along with a facsimile of the Election to Settle Early form duly completed, make book-entry transfer of such Book-Entry Interests and comply with the applicable procedures of the Depositary. In addition, so long as the Units are evidenced by one or more Global Certificates deposited with the Depositary, procedures for early settlement will also be governed by standing arrangements between the Depositary and the Purchase Contract Agent.

If the foregoing requirements are first satisfied with respect to Purchase Contracts underlying any Units at or prior to 4:00 p.m., New York City time, on a Business Day, such day shall be the “Early Settlement Date” with respect to such Units and if such requirements are first satisfied after 4:00 p.m., New York City time, on a Business Day or on a day that is not a Business Day, the “Early Settlement Date” with respect to such Units shall be the next succeeding Business Day.

Upon the receipt of such Certificate and Early Settlement Amount from the Holder, the Purchase Contract Agent shall pay to the Company such Early Settlement Amount, the receipt of which payment the Company shall confirm in writing. The Purchase Contract Agent shall then notify the Collateral Agent that (A) such Holder has elected to effect an Early Settlement, which notice shall set forth the number of such Purchase Contracts as to which such Holder has elected to effect Early Settlement, (B) the Purchase Contract Agent has received from such Holder, and paid to the Company as confirmed in writing by the Company, the related Early Settlement Amount and (C) all conditions to such Early Settlement have been satisfied.

Upon receipt by the Collateral Agent of the notice from the Purchase Contract Agent set forth in the preceding paragraph, the Collateral Agent shall release from the Pledge, (1) in the case of a Holder of Corporate Units, the Senior Notes underlying the Pledged Applicable Ownership Interest in Senior Notes, or the Pledged Applicable Ownership Interests in the Treasury Portfolio, as the case may be, relating to the Purchase Contracts to which Early Settlement is effected, or (2) in the case of a Holder of Treasury Units, Pledged Treasury Securities, in each case with a Value equal to the product of (x) the Stated Amount times (y) the number of Purchase Contracts as to which such Holder has elected to effect Early Settlement, and shall instruct the Securities Intermediary to Transfer all such Pledged Applicable Ownership Interests in the Treasury Portfolio or Senior Notes underlying such Pledged Applicable Ownership Interests in Senior Notes or Pledged Treasury Securities, as the case may be, to the Purchase Contract Agent within three Business Days following the Early Settlement Date for distribution to such Holder, in each case free and clear of the Pledge created hereby.

Holders of Corporate Units and Treasury Units may only effect Early Settlement pursuant to this Section 5.08 in integral multiples of 40 Corporate Units or 40 Treasury Units, as the case may be. If Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Senior Notes as a component of the Corporate Units, Corporate Units Holders may only effect Early Settlement pursuant to this Section 5.08 in integral multiples of 2,000 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent upon a Successful Remarketing if the Reset Effective Date is not a Payment Date).

(c) Upon Early Settlement of Purchase Contracts by a Holder of the related Units, the Company shall issue, and the Holder shall be entitled to receive, a number of shares of Common Stock (or in the case of an Early Settlement following a Reorganization Event, a number of Exchange Property Units) equal to the applicable Minimum Settlement Rate for each Purchase Contract as to which Early Settlement is effected, subject to adjustment under Section 5.05(a).

(d) No later than the third Business Day after the applicable Early Settlement Date, the Company shall cause the shares of Common Stock or Exchange Property Units issuable upon Early Settlement of Purchase Contracts to be issued and the Senior Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, to be delivered, together with payment in lieu of any fraction of a share, as provided in Section 5.09.

(e) Upon Early Settlement of any Purchase Contracts, and subject to receipt of shares of Common Stock or Exchange Property Units from the Company and the Senior Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, from the Securities Intermediary, as applicable, the Purchase Contract Agent shall, in accordance with the instructions provided by the Holder thereof on the applicable form of Election to Settle Early on the reverse of the Certificate evidencing the related Units:

(i) transfer to the Holder the Senior Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, related to such Units,

(ii) deliver to the Holder a certificate or certificates for the full number of shares of Common Stock or Exchange Property Units issuable upon such Early Settlement, together with payment in lieu of any fraction of a share, as provided in Section 5.09, and

(iii) if so required under the Securities Act, deliver a Prospectus for the shares of Common Stock issuable upon such Early Settlement as contemplated by Section 5.08(a).

(f) In the event that Early Settlement is effected with respect to Purchase Contracts underlying less than all the Units evidenced by a Certificate, upon such Early Settlement the Company shall execute and the Purchase Contract Agent shall execute on behalf of the Holder, authenticate and deliver to the Holder thereof, at the expense of the Company, a Certificate evidencing the Units as to which Early Settlement was not effected.

Section 5.09. No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued or delivered upon settlement on the Purchase Contract Settlement Date, or upon Early Settlement or Fundamental Change Early Settlement of any Purchase Contracts. If Certificates evidencing more than one Purchase Contract shall be surrendered for settlement at one time by the same Holder, the number of full shares of Common Stock which shall be delivered upon settlement shall be computed on the basis of the aggregate number of Purchase Contracts evidenced by the Certificates so surrendered. Instead of any fractional share of Common Stock which would otherwise be deliverable upon settlement of any Purchase Contracts on the Purchase Contract Settlement Date, or upon Early Settlement or Fundamental Change Early Settlement, the Company, through the Purchase Contract Agent, shall make a cash payment in respect of such fractional interest in an amount equal to the percentage of such fractional share multiplied by the Applicable Market Value calculated as if the date of such settlement were the Purchase Contract Settlement Date. The Company shall provide the Purchase Contract Agent from time to time with sufficient funds to permit the Purchase Contract Agent to make all cash payments required by this Section 5.09 in a timely manner.

Section 5.10. Charges and Taxes. The Company will pay all stock transfer and similar taxes attributable to the initial issuance and delivery of the shares of Common Stock pursuant to the Purchase Contracts; provided, however, that the Company shall not be required to pay any such tax or taxes which may be payable in respect of any exchange of or substitution for a Certificate evidencing a Unit or any issuance of a share of Common Stock in a name other than that of the registered Holder of a Certificate surrendered in respect of the Units evidenced thereby, other than in the name of the Purchase Contract Agent, as custodian for such Holder, and the Company shall not be required to issue or deliver such share certificates or Certificates unless or until the Person or Persons requesting the transfer or issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

ARTICLE VI

RIGHTS AND REMEDIES OF HOLDERS

Section 6.01. Unconditional Right of Holders to Purchase Shares of Common Stock. Each Holder of a Unit shall have the right, which is absolute and unconditional, except upon and following a Termination Event, to purchase shares of Common Stock pursuant to the Purchase Contract comprising part of such Unit and, in each such case, to institute suit for the enforcement of any such right to purchase shares of Common Stock, and such right shall not be impaired without the consent of such Holder.

Section 6.02. Restoration of Rights and Remedies. If any Holder has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case, subject to any determination in such proceeding, the Company and such Holder shall be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of such Holder shall continue as though no such proceeding had been instituted.

Section 6.03. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Certificates in the penultimate paragraph of Section 3.10, no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.04. Delay or Omission Not Waiver. No delay or omission of any Holder to exercise any right upon a default or remedy upon a default shall impair any such right or remedy or constitute a waiver of any such right. Every right and remedy given by this Article VI or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by such Holders.

Section 6.05. Undertaking for Costs. All parties to this Agreement agree, and each Holder of a Unit, by its acceptance of such Unit shall be deemed to have agreed, that any court of competent jurisdiction may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Purchase Contract Agent for any action taken, suffered or omitted by it as Purchase Contract Agent, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and costs against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section shall not apply to any suit instituted by the Purchase Contract Agent, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% of the Outstanding Units, or to any suit instituted by any Holder for the enforcement of any interest on any Senior Notes owed pursuant to such Holder’s Applicable Ownership Interests in Senior Notes on or after the respective Payment Date therefor in respect of any Unit held by such Holder, or for enforcement of the right to purchase shares of Common Stock under the Purchase Contracts constituting part of any Unit held by such Holder.

Section 6.06. Waiver of Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Purchase Contract Agent or the Holders, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

THE PURCHASE CONTRACT AGENT

Section 7.01. Certain Duties and Responsibilities.

(a) The Purchase Contract Agent:

(i) undertakes to perform, with respect to the Units, such duties and only such duties as are specifically set forth in this Agreement and the Remarketing Agreement to be performed by the Purchase Contract Agent and no implied covenants or obligations shall be read into this Agreement or the Remarketing Agreement against the Purchase Contract Agent; and

(ii) in the absence of bad faith on its part, may, with respect to the Units, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Purchase Contract Agent and conforming to the requirements of this Agreement or the Remarketing Agreement, as applicable, but in the case of any certificates or opinions which by any provision hereof are specifically required to be furnished to the Purchase Contract Agent, the Purchase Contract Agent shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement or the Remarketing Agreement, as applicable (but need not confirm or investigate the accuracy of the mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(b) No provision of this Agreement or the Remarketing Agreement shall be construed to relieve the Purchase Contract Agent from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i) this Section 7.01(b) shall not be construed to limit the effect of Sections 7.01(a) and 7.01(c);

(ii) the Purchase Contract Agent shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be conclusively determined by a court of competent jurisdiction that the Purchase Contract Agent was grossly negligent, or engaged in willful misconduct in ascertaining the pertinent facts; and

(c) No provision of this Agreement or the Remarketing Agreement shall require the Purchase Contract Agent to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) Whether or not therein expressly so provided, every provision of this Agreement and the Remarketing Agreement relating to the conduct or affecting the liability of or affording protection to the Purchase Contract Agent shall be subject to the provisions of this Section.

(e) The Purchase Contract Agent is authorized to execute and deliver the Remarketing Agreement in its capacity as Purchase Contract Agent. The rights, privileges, protections, immunities and benefits afforded to the Purchase Contract Agent and each Indemnitee under this Agreement, including, without limitation, its and their rights to be indemnified, shall also extend to and cover the Purchase Contract Agent and each Indemnitee with respect to the role of the Purchase Contract Agent as Purchase Contract Agent under, including action taken, omitted to be taken or suffered by the Purchased Contract Agent pursuant to, the Remarketing Agreement.

(f) On or prior to the date that is 30 days prior to the first day of the Applicable Remarketing Period, at the Company’s request given at least five Business Days prior to such 30th day, the Purchase Contract Agent shall deliver to the Company and the Remarketing Agent an executed counterpart of the Remarketing Agreement, signed by an authorized signatory of the Purchase Contract Agent.

Section 7.02. Notice of Default. Within 30 days after the occurrence of any default by the Company hereunder of which a Responsible Officer of the Purchase Contract Agent has actual knowledge, the Purchase Contract Agent shall transmit by mail to the Company and the Holders, as their names and addresses appear in the Security Register, notice of such default hereunder, unless such default shall have been cured or waived.

Section 7.03. Certain Rights of Purchase Contract Agent.

Subject to the provisions of Section 7.01:

(a) the Purchase Contract Agent may, in the absence of bad faith, conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, Senior Note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate, Issuer Order or Issuer Request, and any resolution of the Board of Directors of the Company may be sufficiently evidenced by a Board Resolution;

(c) whenever in the administration of this Agreement or the Remarketing Agreement the Purchase Contract Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder or thereunder, the Purchase Contract Agent (unless other evidence be herein or therein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate of the Company;

(d) the Purchase Contract Agent may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e) the Purchase Contract Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, Senior Note, other evidence of indebtedness or other paper or document, but the Purchase Contract Agent, in its discretion, may make reasonable further inquiry or investigation into such facts or matters related to the execution, delivery and performance of the Purchase Contracts as it may see fit, and, if the Purchase Contract Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the relevant books, records and premises of the Company, personally or by agent or attorney;

(f) the Purchase Contract Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees or an Affiliate of the Purchase Contract Agent and the Purchase Contract Agent shall not be responsible for any misconduct or negligence on the part of any agent, attorney, custodian or nominee or an Affiliate appointed with due care by it hereunder;

(g) the Purchase Contract Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Holders pursuant to this Agreement, unless such Holders shall have offered to the Purchase Contract Agent security or indemnity satisfactory to the Purchase Contract Agent against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(h) the Purchase Contract Agent shall not be liable for any action taken, suffered, or omitted to be taken by it in the absence of bad faith, gross negligence or willful misconduct by it and believed by it to be authorized and within the discretion or rights or powers conferred upon it by this Agreement;

(i) the Purchase Contract Agent shall not be deemed to have notice of any adjustment to the Fixed Settlement Rate, the occurrence of a Termination Event or any default hereunder unless written notice of any such adjustment, occurrence or event which is in fact such a default is received by a Responsible Offer at the Corporate Trust Office of the Purchase Contract Agent, and such notice references the Units or this Agreement;

(j) the Purchase Contract Agent may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded;

(k) the rights, privileges, protections, immunities and benefits given to the Purchase Contract Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Purchase Contract Agent in each of its capacities hereunder, and to each officer, director, employee of the Purchase Contract Agent and each agent, custodian and other Person employed, in any capacity whatsoever, by the Purchase Contract Agent to act hereunder and shall survive the resignation or removal of the Purchase Contract Agent and the termination of this Agreement;

(l) the Purchase Contract Agent shall not be required to initiate or conduct any litigation or collection proceedings hereunder and shall have no responsibilities with respect to any default hereunder except as expressly set forth herein; and

(m) the permissive right of the Purchase Contract Agent to take or refrain from taking action hereunder shall not be construed as a duty.

Section 7.04. Not Responsible for Recitals or Issuance of Units. The recitals contained herein, in the Remarketing Agreement and in the Certificates shall be taken as the statements of the Company, and the Purchase Contract Agent assumes no responsibility for their accuracy or validity. The Purchase Contract Agent makes no representations as to the validity or sufficiency of either this Agreement or of the Units or the Pledge or the Collateral or the Remarketing Agreement and shall have no responsibility for perfecting or maintaining the perfection of any security interest in the Collateral. The Purchase Contract Agent shall not be accountable for the use or application by the Company of the proceeds in respect of the Purchase Contracts.

Section 7.05. May Hold Units. Any Security Registrar or any other agent of the Company, or the Purchase Contract Agent and its Affiliates, in their individual or any other capacity, may become the owner or pledgee of Units and may otherwise deal with the Company, the Collateral Agent or any other Person with the same rights it would have if it were not Security Registrar or such other agent, or the Purchase Contract Agent. The Company may become the owner or pledgee of Units.

Section 7.06. Money Held in Custody. Money held by the Purchase Contract Agent in custody hereunder need not be segregated from the Purchase Contract Agent’s other funds except to the extent required by law or provided herein. The Purchase Contract Agent shall be under no obligation to invest or pay interest on any money received by it hereunder except as otherwise provided hereunder or agreed in writing with the Company.

Section 7.07. Compensation and Reimbursement.

The Company agrees:

(a) to pay to the Purchase Contract Agent compensation for all services rendered by it hereunder and under the Remarketing Agreement as the Company and the Purchase Contract Agent shall from time to time agree in writing;

(b) except as otherwise expressly provided for herein, to reimburse the Purchase Contract Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Purchase Contract Agent in accordance with any provision of this Agreement and the Remarketing Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel) and in connection with the negotiation, preparation, execution and delivery and performance of this Agreement and the Remarketing Agreement and any modification, supplement or waiver of any of the terms thereof, except any such expense, disbursement or advance as may be attributable to its gross negligence, willful misconduct or bad faith; and

(c) to indemnify the Purchase Contract Agent and any predecessor Purchase Contract Agent and each of its directors, officers, agents and employees (collectively, with the Purchase Contract Agent, the “Indemnitees”) for, and to hold each Indemnitee harmless against, any loss, claim, damage, fine, penalty, liability, fee or expense (including reasonable fees and expenses of counsel) incurred without gross negligence, willful misconduct, or bad faith on its part, arising out of or in connection with the acceptance or administration of its duties hereunder and under the Remarketing Agreement, including the Indemnitees’ reasonable costs and expenses of defending themselves against any claim (whether asserted by the Company, a Holder or any other Person) or liability in connection with the exercise or performance of any of the Purchase Contract Agent’s powers or duties hereunder or thereunder or of enforcing the provisions of this Section.

The provisions of this Section shall survive the resignation and removal of the Purchase Contract Agent, the satisfaction or discharge of the Units and the Purchase Contracts and the termination of this Agreement.

Section 7.08. Corporate Purchase Contract Agent Required; Eligibility. There shall at all times be a Purchase Contract Agent hereunder which shall be a Person organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such laws to exercise corporate trust powers, having (or being a member of a bank holding company having) a combined capital and surplus of at least $50,000,000, subject to supervision or examination by Federal or State authority and having a corporate trust office in the Borough of Manhattan, New York City, if there be such a Person in the Borough of Manhattan, New York City, qualified and eligible under this Article and willing to act on reasonable terms. If such Person publishes or files reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published or filed. If at any time the Purchase Contract Agent shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 7.09. Resignation and Removal; Appointment of Successor. (a) No resignation or removal of the Purchase Contract Agent and no appointment of a successor Purchase Contract Agent pursuant to this Article shall become effective until the acceptance of appointment by the successor Purchase Contract Agent in accordance with the applicable requirements of Section 7.10.

(b) The Purchase Contract Agent may resign at any time by giving written notice thereof to the Company 60 days prior to the effective date of such resignation. If the instrument of acceptance by a successor Purchase Contract Agent required by Section 7.10 shall not have been delivered to the Purchase Contract Agent within 30 days after the giving of such notice of resignation, the resigning Purchase Contract Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Purchase Contract Agent.

(c) The Purchase Contract Agent may be removed at any time by Act of the Holders of a majority in number of the Outstanding Units delivered to the Purchase Contract Agent and the Company. If the instrument of acceptance by a successor Purchase Contract Agent required by Section 7.10 shall not have been delivered to the Purchase Contract Agent within 30 days after such Act, the Purchase Contract Agent being removed may petition any court of competent jurisdiction for the appointment of a successor Purchase Contract Agent.

(d) If at any time:

(i) the Purchase Contract Agent fails to comply with Section 310(b) of the TIA, as if the Purchase Contract Agent were an indenture trustee under an indenture qualified under the TIA, and shall fail to resign after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Unit for at least six months;

(ii) the Purchase Contract Agent shall cease to be eligible under Section 7.08 and shall fail to resign after written request therefor by the Company or by any such Holder; or

(iii) the Purchase Contract Agent shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Purchase Contract Agent or of its property shall be appointed or any public officer shall take charge or control of the Purchase Contract Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Company by a Board Resolution may remove the Purchase Contract Agent, or (ii) any Holder who has been a bona fide Holder of a Unit for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Purchase Contract Agent and the appointment of a successor Purchase Contract Agent.

(e) If the Purchase Contract Agent shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Purchase Contract Agent for any cause, the Company, by a Board Resolution, shall promptly appoint a successor Purchase Contract Agent and shall comply with the applicable requirements of Section 7.10. If no successor Purchase Contract Agent shall have been so appointed by the Company and accepted appointment in the manner required by Section 7.10, any Holder who has been a bona fide Holder of a Unit for at least six months, on behalf of itself and all others similarly situated, or the Purchase Contract Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Purchase Contract Agent.

(f) The Company shall give, or shall cause such successor Purchase Contract Agent to give, notice of each resignation and each removal of the Purchase Contract Agent and each appointment of a successor Purchase Contract Agent by mailing written notice of such event by first-class mail, postage prepaid, to all Holders as their names and addresses appear in the applicable Security Register. Each notice shall include the name of the successor Purchase Contract Agent and the address of its Corporate Trust Office.

Section 7.10. Acceptance of Appointment by Successor. (a) In case of the appointment hereunder of a successor Purchase Contract Agent, every such successor Purchase Contract Agent so appointed shall execute, acknowledge and deliver to the Company and to the retiring Purchase Contract Agent an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Purchase Contract Agent shall become effective and such successor Purchase Contract Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, agencies and duties of the retiring Purchase Contract Agent; but, on the request of the Company or the successor Purchase Contract Agent, such retiring Purchase Contract Agent shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Purchase Contract Agent all the rights, powers and trusts of the retiring Purchase Contract Agent and duly assign, transfer and deliver to such successor Purchase Contract Agent all property and money held by such retiring Purchase Contract Agent hereunder.

(b) Upon request of any such successor Purchase Contract Agent, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Purchase Contract Agent all such rights, powers and agencies referred to in clause (a) of this Section 7.10.

(c) No successor Purchase Contract Agent shall accept its appointment unless at the time of such acceptance such successor Purchase Contract Agent shall be qualified and eligible under this Article VII.

Section 7.11. Merger, Conversion, Consolidation or Succession to Business. Any Person into which the Purchase Contract Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Purchase Contract Agent shall be a party, or any Person succeeding to all or substantially all the corporate trust business of the Purchase Contract Agent, shall be the successor of the Purchase Contract Agent hereunder, provided that such Person shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Certificates shall have been authenticated and executed on behalf of the Holders, but not delivered, by the Purchase Contract Agent then in office, any successor by merger, conversion or consolidation to such Purchase Contract Agent may adopt such authentication and execution and deliver the Certificates so authenticated and executed with the same effect as if such successor Purchase Contract Agent had itself authenticated and executed such Units.

Section 7.12. Preservation of Information; Communications to Holders. (a) The Purchase Contract Agent shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders received by the Purchase Contract Agent in its capacity as Security Registrar.

(b) If three or more Holders (herein referred to as “Applicants”) apply in writing to the Purchase Contract Agent, and furnish to the Purchase Contract Agent reasonable proof that each such Applicant has owned a Unit for a period of at least six months preceding the date of such application, and such application states that the Applicants desire to communicate with other Holders with respect to their rights under this Agreement or under the Units and is accompanied by a copy of the form of proxy or other communication which such Applicants propose to transmit, then the Purchase Contract Agent shall mail to all the Holders copies of the form of proxy or other communication which is specified in such request, with reasonable promptness after a tender to the Purchase Contract Agent of the materials to be mailed and of payment, or provision for the payment, of the reasonable expenses of such mailing.

Section 7.13. No Obligations of Purchase Contract Agent. Except to the extent otherwise expressly provided in this Agreement, the Purchase Contract Agent assumes no obligations and shall not be subject to any liability under this Agreement, the Remarketing Agreement or any Purchase Contract in respect of the obligations of the Holder of any Unit thereunder. The Company agrees, and each Holder of a Certificate, by its acceptance thereof, shall be deemed to have agreed, that the Purchase Contract Agent’s execution of the Certificates on behalf of the Holders shall be solely as agent and attorney-in-fact for the Holders, and that the Purchase Contract Agent shall have no obligation to perform such Purchase Contracts on behalf of the Holders, except to the extent expressly provided in Article V hereof. Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Purchase Contract Agent or its officers, directors, employees or agents be liable under this Agreement or the Remarketing Agreement for (i) indirect, incidental, special, punitive, or consequential loss or damage of any kind whatsoever, including lost profits, whether or not the likelihood of such loss or damage was known to the Purchase Contract Agent and regardless of the form of action or (ii) any failure or delay in the performance of its obligations under this Agreement arising out of or caused directly or indirectly, by circumstances beyond its control, including, without limitation, acts of God; earthquake; fires; floods; wars; civil or military disturbances; terrorist acts; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; or acts of civil or military authority or governmental actions; it being understood that the Purchase Contract Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under such circumstances.

Section 7.14. Tax Compliance. (a) The Purchase Contract Agent, on its own behalf and on behalf of the Company, will comply with all applicable certification, information reporting and withholding (including “backup” withholding) requirements imposed by applicable tax laws, regulations or administrative practice with respect to (i) any payments made with respect to the Units or (ii) the issuance, delivery, holding, transfer, redemption or exercise of rights under the Units. Such compliance shall include, without limitation, the preparation and timely filing of required returns and the timely payment of all amounts required to be withheld to the appropriate taxing authority or its designated agent.

(b) The Purchase Contract Agent shall comply in accordance with the terms hereof with any reasonable written direction received from the Company with respect to the execution or certification of any required documentation and the application of such requirements to particular payments or Holders or in other particular circumstances, and may for purposes of this Agreement conclusively rely on any such direction in accordance with the provisions of Section 7.01 (a) hereof.

(c) The Purchase Contract Agent shall maintain all appropriate records documenting compliance with such requirements, and shall make such records available, on written request, to the Company or its authorized representative within a reasonable period of time after receipt of such request.

ARTICLE VIII

SUPPLEMENTAL AGREEMENTS

Section 8.01. Supplemental Agreements without Consent of Holders. Without the consent of any Holders, the Company, when authorized by a Board Resolution, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent and the Securities Intermediary, at any time and from time to time, may enter into one or more agreements supplemental hereto, in form satisfactory to the Company, the Purchase Contract Agent and the Collateral Agent, the Custodial Agent and the Securities Intermediary, to:

(a) evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company herein and in the Certificates;

(b) evidence and provide for the acceptance of appointment hereunder by a successor Purchase Contract Agent, Collateral Agent, Securities Intermediary or Custodial Agent;

(c) add to the covenants of the Company for the benefit of the Holders, or surrender any right or power herein conferred upon the Company;

(d) make provision with respect to the rights of Holders pursuant to the requirements of Section 5.05(b); or

(e) cure any ambiguity or to correct or supplement any provisions herein that may be inconsistent with any other provision herein, or to make such other provisions in regard to matters or questions arising under this Agreement that do not materially adversely affect the interests of any Holders, provided that any amendment made solely to conform the provisions of this Agreement to the description of the Units and the Purchase Contracts contained in the final prospectus supplement dated March 24, 2009, relating to the Units under the sections entitled “Description of the Equity Units,” “Description of the Purchase Contracts” and “Certain Provisions of the Purchase Contract and Pledge Agreement” will not be deemed to materially adversely affect the interests of the Holders.

Section 8.02. Supplemental Agreements with Consent of Holders. With the consent of the Holders of not less than a majority of the Outstanding Units voting together as one class, including without limitation the consent of the Holders obtained in connection with a tender or an exchange offer, by Act of said Holders delivered to the Company, the Purchase Contract Agent, the Company, the Collateral Agent, the Securities Intermediary and the Custodial Agent, as the case may be, when authorized by a Board Resolution, may enter into an agreement or agreements supplemental hereto for the purpose of modifying in any manner the terms of the Purchase Contracts, or the provisions of this Agreement or the rights of the Holders in respect of the Units; provided, however, that, except as contemplated herein, no such supplemental agreement shall, without the consent of the Holder of each outstanding Purchase Contract affected thereby,

(a) change any Payment Date;

(b) change the amount or the type of Collateral required to be Pledged to secure a Holder’s obligations under the Purchase Contract (except for the rights of holders of Corporate Units to substitute Treasury Securities for the Pledged Applicable Ownership Interests in Senior Notes or the Pledged Applicable Ownership Interests in the Treasury Portfolio, as the case may be, or the rights of Holders of Treasury Units to substitute Senior Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term), as applicable, for the Pledged Treasury Securities), impair the right of the Holder of any Pledged securities to receive distributions on the Pledged securities or otherwise adversely affect the Holder’s rights under the Purchase Contract;

(c) impair the Holders’ right to institute suit for the enforcement of any Purchase Contract;

(d) except as set forth in Section 5.05, reduce the number of shares of Common Stock purchasable pursuant to any Purchase Contract, increase the price to purchase shares of Common Stock upon settlement of any Purchase Contract or change the Purchase Contract Settlement Date or the right to Early Settlement or Fundamental Change Early Settlement or otherwise adversely affect the Holder’s rights under the Purchase Contract; or

(e) reduce the percentage of the outstanding Purchase Contracts whose Holder’s consent is required for any modification or amendment to the provisions of this Agreement or the Purchase Contracts; provided that if any such supplemental agreement would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of Holders as of the record date for the Holders entitled to vote thereon will be entitled to vote on such supplemental agreement, and such supplemental agreement shall not be effective except with the consent of Holders of not less than a majority of such class; and provided, further, that the unanimous consent of the Holders of each outstanding Purchase Contract of such class affected thereby shall be required to approve any supplemental agreement having the effects specified in clauses (a) through (e) of this Section 8.02.

It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental agreement, but it shall be sufficient if such Act shall approve the substance thereof.

Section 8.03. Execution of Supplemental Agreements. In executing, or accepting the additional agencies created by any supplemental agreement permitted by this Article or the modifications thereby of the agencies created by this Agreement, the Purchase Contract Agent, the Collateral Agent, the Securities Intermediary and the Custodial Agent shall be protected, and (subject to Section 7.01 with respect to the Purchase Contract Agent) shall be fully authorized and protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such supplemental agreement is authorized or permitted by this Agreement and that any and all conditions precedent to the execution and delivery of such supplemental agreement have been satisfied. The Purchase Contract Agent, the Collateral Agent, the Securities Intermediary and the Custodial Agent may, but shall not be obligated to, enter into any such supplemental agreement which affects their own rights, duties or immunities under this Agreement or otherwise.

Section 8.04. Effect of Supplemental Agreements. Upon the execution of any supplemental agreement under this Article, this Agreement shall be modified in accordance therewith, and such supplemental agreement shall form a part of this Agreement for all purposes; and every Holder of Certificates theretofore or thereafter authenticated, executed on behalf of the Holders and delivered hereunder, shall be bound thereby.

Section 8.05. Reference to Supplemental Agreements. Certificates authenticated, executed on behalf of the Holders and delivered after the execution of any supplemental agreement pursuant to this Article may, and shall if required by the Purchase Contract Agent, bear a notation in form approved by the Purchase Contract Agent as to any matter provided for in such supplemental agreement. If the Company shall so determine, new Certificates so modified as to conform, in the opinion of the Purchase Contract Agent and the Company, to any such supplemental agreement may be prepared and executed by the Company and authenticated, executed on behalf of the Holders and delivered by the Purchase Contract Agent in exchange for outstanding Certificates.

ARTICLE IX

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 9.01. Covenant Not To Consolidate, Merge, Convey, Transfer or Lease Property except under Certain Conditions. The Company covenants that it will not merge with or into, consolidate with or convert into any other Person or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any other Person, unless:

(a) either the Company shall be the surviving Person, or the successor Person (if other than the Company) formed by such consolidation or into which the Company or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be a Person organized and existing under the laws of the United States of America or any State thereof and shall expressly assume the due and punctual performance and observance of all the obligations of the Company under the Purchase Contracts, this Agreement (including the Pledge provided for herein), the Indenture and the Remarketing Agreement (if the Company has executed a Remarketing Agreement on or prior to the time of the merger, consolidation, sale, assignment, transfer, lease or conveyance) by one or more supplemental agreements in form reasonably satisfactory to the Purchase Contract Agent and the Collateral Agent, executed and delivered to the Purchase Contract Agent and the Collateral Agent by such entity; and

(b) the Company or such successor Person is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of its obligations under the Purchase Contracts, this Agreement, the Indenture and the Remarketing Agreement. In the event of any such merger, consolidation, sale, conveyance (other than by way of lease), transfer or other disposition, the predecessor company may be dissolved, wound up and liquidated at any time thereafter.

Section 9.02. Rights and Duties of Successor Person. In case of any such merger, consolidation, sale, assignment, transfer or conveyance (other than by way of lease) and upon any such assumption by a successor Person in accordance with Section 9.01, such successor Person shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company, and the Company shall be relieved of any obligations under this Agreement and under the Units. Such successor Person thereupon may cause to be signed, and may issue either in its own name or in the name of Autoliv, Inc. (or any permitted successor thereto) any or all of the Certificates evidencing Units issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Purchase Contract Agent; and, upon the order of such successor instead of the Company, and subject to all the terms, conditions and limitations in this Agreement prescribed, the Purchase Contract Agent shall authenticate and execute on behalf of the Holders and deliver any Certificates which previously shall have been signed and delivered by the officers of the Company to the Purchase Contract Agent for authentication and execution, and any Certificate evidencing Units which such successor corporation thereafter shall cause to be signed and delivered to the Purchase Contract Agent for that purpose. All the Certificates issued shall in all respects have the same legal rank and benefit under this Agreement as the Certificates theretofore or thereafter issued in accordance with the terms of this Agreement as though all of such Certificates had been issued at the date of the execution hereof.

In case of any such merger, consolidation, sale, conveyance, transfer, or other disposition such change in phraseology and form (but not in substance) may be made in the Certificates evidencing Units thereafter to be issued as may be appropriate.

Section 9.03. Officers’ Certificate and Opinion of Counsel Given to Purchase Contract Agent. The Purchase Contract Agent, subject to Section 7.01 and Section 7.03, shall receive an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that any such merger, consolidation, sale, assignment, transfer, lease or conveyance, and any such assumption, complies with the provisions of this Article and that all conditions precedent to the consummation of any such merger, consolidation, sale, assignment, transfer, lease or conveyance have been met.

ARTICLE X

COVENANTS

Section 10.01. Performance under Purchase Contracts. The Company covenants and agrees for the benefit of the Holders from time to time of the Units that it will duly and punctually perform its obligations under the Purchase Contracts in accordance with the terms of the Purchase Contracts and this Agreement.

Section 10.02. Maintenance of Office or Agency. The Company will maintain in the Borough of Manhattan, City of New York, New York an office or agency where Certificates may be presented or surrendered for acquisition of shares of Common Stock upon settlement of the Purchase Contracts on the Purchase Contract Settlement Date or upon Early Settlement or Fundamental Change Early Settlement and for transfer of Collateral upon occurrence of a Termination Event, where Certificates may be surrendered for registration of transfer or exchange, or for a Collateral Substitution and where notices and demands to or upon the Company in respect of the Units and this Agreement may be served. The Company will give prompt written notice to the Purchase Contract Agent of the location, and any change in the location, of such office or agency. The Company initially designates the Corporate Trust Office of the Purchase Contract Agent as such office of the Company. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Purchase Contract Agent with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office, and the Company hereby appoints the Purchase Contract Agent as its agent to receive all such presentations, surrenders, notices and demands.

The Company may also from time to time designate one or more other offices or agencies where Certificates may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, City of New York, New York for such purposes. The Company will give prompt written notice to the Purchase Contract Agent of any such designation or rescission and of any change in the location of any such other office or agency. The Company hereby designates as the place of payment for the Units the Corporate Trust Office and appoints the Purchase Contract Agent at its Corporate Trust Office as paying agent in such city.

Section 10.03. Company To Reserve Common Stock. The Company shall at all times prior to the Purchase Contract Settlement Date reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock the full number of shares of Common Stock issuable against tender of payment in respect of all Purchase Contracts constituting a part of the Units evidenced by Outstanding Certificates.

Section 10.04. Covenants as to Common Stock; Listing. (a) The Company covenants that all shares of Common Stock which may be issued against tender of payment in respect of any Purchase Contract constituting a part of the Outstanding Units will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

(b) The Company further covenants that, if at any time the Common Stock shall be listed on the NYSE or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon Settlement of Purchase Contracts; provided, however, that, if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the date on which any Purchase Contract is first settled in accordance with the provisions of this Agreement, the Company covenants to list such Common Stock issuable upon settlement of the Purchase Contracts in accordance with the requirements of such exchange or automated quotation system no later than at such time.

Section 10.05. Statements of Officers of the Company as to Default. The Company will deliver to the Purchase Contract Agent, within 90 days after the end of each fiscal year of the Company (which as of the date hereof is September 30) ending after the date hereof, an Officers’ Certificate stating whether or not to the knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Agreement, and if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Section 10.06. ERISA. Each Holder from time to time of the Units that is a Plan or that used assets of a Plan to purchase Units hereby represents that either (i) no portion of the assets used by such Holder to acquire the Units (or by any Beneficial Owner with a Book-Entry Interest in such Units that is a Plan or that used assets of a Plan to acquire such Book-Entry Interest) constitutes assets of any such Plan or (ii) the purchase or holding of the Units by such Holder or Beneficial Owner will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable laws.

Section 10.07. Tax Treatment. The Company covenants and agrees, and by acceptance of a Unit or beneficial ownership of a Unit, each Holder and Beneficial Owner will be deemed to have agreed, for U.S. federal income tax purposes (i) to treat each beneficial owner of a Corporate Unit or a Treasury Unit as the owner of the applicable interests in the Collateral, including the Senior Notes underlying the Applicable Ownership Interests in Senior Notes, the Applicable Ownership Interests in the Treasury Portfolio or the Treasury Securities, as applicable, (ii) to treat the Senior Notes as contingent payment debt instruments and (iii) to allocate a Holder’s purchase price for a Corporate Unit between the Applicable Ownership Interests in Senior Notes and the Purchase Contract so that each Holder’s initial tax basis in each Purchase Contract will be $3.75 and each Holder’s initial tax basis in each Applicable Ownership Interest in Senior Notes will be $21.25.

Section 10.08. Remarketing Agreement. On or prior to the date that is 30 days prior to the first day of the Applicable Remarketing Period, the Company shall have entered into, and shall have caused the Purchase Contract Agent and the Remarketing Agent to have entered into, the Remarketing Agreement.

ARTICLE XI

PLEDGE

Section 11.01. Pledge. Each Holder, acting through the Purchase Contract Agent as such Holder’s attorney-in-fact, and the Purchase Contract Agent, acting solely as such attorney-in-fact, hereby pledges and grants to the Collateral Agent, as agent of and for the benefit of the Company, a continuing first priority perfected security interest in and to, and a lien upon and right of set-off against, all of such Person’s right, title and interest in and to the Collateral, whether now existing or hereafter arising, to secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations. The Collateral Agent shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to the Collateral Agent by this Agreement or other applicable law.

Section 11.02. Termination. As to each Holder, the Pledge created hereby shall terminate upon the payment and performance in full of such Holder’s Obligations. Promptly after such termination, the Collateral Agent shall instruct the Securities Intermediary to Transfer such portion of the Collateral attributable to such Holder to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.

ARTICLE XII

ADMINISTRATION OF COLLATERAL

Section 12.01. Initial Deposit of Senior Notes. (a) Prior to or concurrently with the execution and delivery of this Agreement, the Purchase Contract Agent, on behalf of the initial Holders of the Corporate Units, shall Transfer to the Securities Intermediary, for credit to the Collateral Account, the Applicable Ownership Interests in Senior Notes and the Senior Notes underlying such Applicable Ownership Interests in Senior Notes or security entitlements relating thereto and the Securities Intermediary shall indicate by book-entry that a securities entitlement with respect to such Applicable Ownership Interests in Senior Notes (and the Senior Notes underlying such Applicable Ownership Interests in Senior Notes) has been credited to the Collateral Account.

(b) The Collateral Agent may, at any time or from time to time, in its sole discretion, cause any or all securities or other property underlying any financial assets credited to the Collateral Account to be registered in the name of the Securities Intermediary, the Collateral Agent or their respective nominees; provided, however, that unless any Event of Default (as defined in the Indenture) shall have occurred and be continuing, the Collateral Agent agrees not to cause any Senior Notes to be so re-registered.

Section 12.02. Establishment of Collateral Account. The Securities Intermediary hereby confirms that:

(a) the Securities Intermediary has established the Collateral Account;

(b) the Collateral Account is a securities account;

(c) subject to the terms of this Agreement, the Securities Intermediary shall identify in its records the Collateral Agent as the entitlement holder entitled to exercise the rights that comprise any financial asset credited to the Collateral Account;

(d) all property delivered to the Securities Intermediary pursuant to this Agreement, including any Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition thereof) or Treasury Securities and the Permitted Investments, will be credited promptly to the Collateral Account; and

(e) all securities or other property underlying any financial assets credited to the Collateral Account shall be (i) registered in the name of the Purchase Contract Agent and indorsed to the Securities Intermediary or in blank, (ii) registered in the name of the Securities Intermediary or (iii) credited to another securities account maintained in the name of the Securities Intermediary.

In no case will any financial asset credited to the Collateral Account be registered in the name of the Purchase Contract Agent (in its capacity as such) or any Holder or specially indorsed to the Purchase Contract Agent (in its capacity as such) or any Holder, unless such financial asset has been further indorsed to the Securities Intermediary or in blank.

Section 12.03. Treatment as Financial Assets. Each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Collateral Account shall be treated as a financial asset.

Section 12.04. Sole Control by Collateral Agent. Except as provided in Section 15.01, at all times prior to the termination of the Pledge, the Collateral Agent shall have sole control of the Collateral Account, and the Securities Intermediary shall take instructions and directions, and comply with entitlement orders, with respect to the Collateral Account or any financial asset credited thereto solely from the Collateral Agent. If at any time the Securities Intermediary shall receive an entitlement order issued by the Collateral Agent and relating to the Collateral Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Purchase Contract Agent or any Holder or any other Person. Except as otherwise permitted under this Agreement, until termination of the Pledge, the Securities Intermediary will not comply with any entitlement orders issued by the Purchase Contract Agent or any Holder.

Section 12.05. Jurisdiction. The Collateral Account, and the rights and obligations of the Securities Intermediary, the Collateral Agent, the Purchase Contract Agent and the Holders with respect thereto, shall be governed by the internal laws of the State of New York. Regardless of any provision in any other agreement, the Securities Intermediary’s jurisdiction is the State of New York for purposes of the UCC.

Section 12.06. No Other Claims. Except for the claims and interest of the Collateral Agent and of the Purchase Contract Agent and the Holders in the Collateral Account, the Securities Intermediary (without having conducted any investigation) does not know of any claim to, or interest in, the Collateral Account or in any financial asset credited thereto. If the Securities Intermediary receives written notice at its principal corporate trust office in New York City or has actual knowledge that any Person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Collateral Account or in any financial asset carried therein, the Securities Intermediary will as soon as practicable notify the Collateral Agent and the Purchase Contract Agent.

Section 12.07. Investment and Release. All proceeds of financial assets from time to time credited to the Collateral Account shall be invested and reinvested as provided in this Agreement. At all times prior to termination of the Pledge, no property shall be released from the Collateral Account except in accordance with this Agreement or upon written instructions of the Collateral Agent.

Section 12.08. Statements and Confirmations. The Securities Intermediary will as soon as practicable send copies of all statements, confirmations and other correspondence concerning the Collateral Account and any financial assets credited thereto simultaneously to each of the Purchase Contract Agent and the Collateral Agent at their addresses for notices under this Agreement.

Section 12.09. Tax Allocations. The Collateral Agent shall report all items of income, gain, expense and loss recognized in the Collateral Account, to the extent such reporting is required by law, to the Internal Revenue Service authorities in the manner required by law. Neither the Securities Intermediary nor the Purchase Contract Agent shall have any tax reporting duties hereunder.

Section 12.10. No Other Agreements. The Securities Intermediary has not entered into, and prior to the termination of the Pledge will not enter into, any agreement with any other Person relating to the Collateral Account or any financial assets credited thereto, including, without limitation, any agreement to comply with entitlement orders of any Person other than the Collateral Agent.

Section 12.11. Powers Coupled with an Interest. The rights and powers granted in this Purchase Contract and Pledge Agreement to the Collateral Agent have been granted in order to perfect its security interests in the Collateral Account, are powers coupled with an interest and will be affected neither by the bankruptcy of the Purchase Contract Agent or any Holder nor by the lapse of time. The obligations of the Securities Intermediary under this Purchase Contract and Pledge Agreement shall continue in effect until the termination of the Pledge.

Section 12.12. Waiver of Lien; Waiver of Set-off. The Securities Intermediary waives any security interest, lien or right to make deductions or set-offs that it may now have or hereafter acquire in or with respect to the Collateral Account, any financial asset credited thereto or any security entitlement in respect thereof. Neither the financial assets credited to the Collateral Account nor the security entitlements in respect thereof will be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Company.

ARTICLE XIII

RIGHTS AND REMEDIES OF THE COLLATERAL AGENT

Section 13.01. Rights and Remedies of the Collateral Agent. (a) In addition to the rights and remedies set forth herein or otherwise available at law or in equity, after a collateral event of default (as specified in Section 13.01(b) below) hereunder, the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and the TRADES Regulations and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted. Without limiting the generality of the foregoing, such remedies may include, to the extent permitted by applicable law, (1) retention of the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes, the Pledged Treasury Securities and/or the Pledged Applicable Ownership Interests in the Treasury Portfolio in full satisfaction of the Holders’ obligations under the Purchase Contracts and the Purchase Contract Agreement and/or (2) sale of the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes, the Pledged Treasury Securities or the Pledged Applicable Ownership Interests in the Treasury Portfolio in one or more public or private sales.

(b) Without limiting any rights or powers otherwise granted by this Agreement to the Collateral Agent or under applicable law, in the event the Collateral Agent is unable to make payments to the Company on account of Proceeds of (i) the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes (other than any interest payments thereon), (ii) Pledged Applicable Ownership Interests in the Treasury Portfolio, or (iii) the Pledged Treasury Securities as provided in this Agreement in satisfaction of the Obligations of the Holder of the Units of which such Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes, such Pledged Applicable Ownership Interests in the Treasury Portfolio or such Pledged Treasury Securities are a part under the related Purchase Contracts, the inability to make such payments shall constitute a “collateral event of default” hereunder and the Collateral Agent shall, for the benefit of the Company, have and may exercise, with reference to such Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes, Pledged Treasury Securities or Pledged Applicable Ownership Interests in the Treasury Portfolio, as applicable, any and all of the rights and remedies available to a secured party under the UCC and the TRADES Regulations after default by a debtor, and as otherwise granted herein or under any applicable law.

(c) Without limiting any rights or powers otherwise granted by this Agreement to the Collateral Agent or under applicable law, the Collateral Agent is hereby irrevocably authorized to receive, collect and apply to the satisfaction of the Obligations all payments with respect to (i) the Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes (other than any interest payments thereon), (ii) the Pledged Treasury Securities and (iii) the Pledged Applicable Ownership Interests in the Treasury Portfolio, subject, in each case, to the provisions of this Agreement, and as otherwise provided herein.

(d) The Purchase Contract Agent and each Holder agrees that, from time to time, upon the written request of the Collateral Agent, the Purchase Contract Agent, on behalf of such Holder, shall execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order to maintain the Pledge, and the perfection and priority thereof, and to confirm the rights of the Collateral Agent hereunder. The Purchase Contract Agent shall have no liability to any Holder for executing any documents or taking any such acts requested by the Collateral Agent hereunder, except for liability for its own grossly negligent acts, its own grossly negligent failure to act or its own willful misconduct.

ARTICLE XIV

REPRESENTATIONS AND WARRANTIES TO COLLATERAL AGENT; HOLDER COVENANTS

Section 14.01. Representations and Warranties. Each Holder from time to time, acting through the Purchase Contract Agent as attorney-in-fact (it being understood that the Purchase Contract Agent shall not be liable for any representation or warranty made by or on behalf of a Holder), hereby represents and warrants to the Collateral Agent and the Company (with respect to such Holder’s interest in the Collateral), which representations and warranties shall be deemed repeated on each day a Holder effects a Transfer of Collateral, that:

(a) such Holder has the power to grant a security interest in and lien on the Collateral;

(b) such Holder is the sole beneficial owner of the Collateral and, in the case of Collateral delivered in physical form, is the sole holder of such Collateral and is the sole beneficial owner of, or has the right to Transfer, the Collateral it Transfers to the Collateral Agent for credit to the Collateral Account, free and clear of any security interest, lien, encumbrance, call, liability to pay money or other restriction other than the security interest and lien granted under Article XI;

(c) upon the Transfer of the Collateral to the Securities Intermediary for credit to the Collateral Account, the Collateral Agent, for the benefit of the Company, will have a valid and perfected first priority security interest therein (assuming that any central clearing operation or any securities intermediary or other entity not within the control of the Holder involved in the Transfer of the Collateral, including the Collateral Agent and the Securities Intermediary, gives the notices and takes the action required of it hereunder and under applicable law for perfection of that interest and assuming the establishment and exercise of control pursuant to Article XII hereof); and

(d) the execution and performance by the Holder of its obligations under this Agreement will not result in the creation of any security interest, lien or other encumbrance on the Collateral (other than the security interest and lien granted under Article XI hereof) or violate any provision of any existing law or regulation applicable to it or of any mortgage, charge, pledge, indenture, contract or undertaking to which it is a party or which is binding on it or any of its assets.

Section 14.02. Covenants. The Purchase Contract Agent and the Holders from time to time, acting through the Purchase Contract Agent as their attorney-in-fact (it being understood that the Purchase Contract Agent shall not be liable for any covenant made by or on behalf of a Holder), hereby covenant to the Collateral Agent and the Company that for so long as the Collateral remains subject to the Pledge:

(a) neither the Purchase Contract Agent nor such Holders will create or purport to create or allow to subsist any mortgage, charge, lien, pledge or any other security interest whatsoever over the Collateral or any part of it other than pursuant to this Agreement; and

(b) neither the Purchase Contract Agent nor such Holders will sell or otherwise dispose (or attempt to dispose) of the Collateral or any part of it except for the beneficial interest therein, subject to the Pledge hereunder, transferred in connection with a Transfer of the Units.

ARTICLE XV

THE COLLATERAL AGENT, THE CUSTODIAL AGENT AND THE SECURITIES INTERMEDIARY

Section 15.01. Appointment, Powers and Immunities. The Collateral Agent, the Custodial Agent and the Securities Intermediary shall act solely as agent for the Company hereunder, shall not assume any obligation or relationship of agency or trust for or with any of the Holders, except for the obligations owed by a pledgee of property to the owner of the property under this Agreement and applicable law, and shall have such powers as are specifically vested in the Collateral Agent, the Custodial Agent and the Securities Intermediary, as the case may be, by the terms of this Agreement. The Collateral Agent, the Custodial Agent and Securities Intermediary shall:

(a) have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants or obligations shall be inferred from this Agreement against the Collateral Agent, the Custodial Agent or the Securities Intermediary, nor shall the Collateral Agent, the Custodial Agent or the Securities Intermediary be bound by the provisions of any agreement by any party hereto (to which the Collateral Agent, the Custodian Agent or the Securities Intermediary, as the case may be, is not a party) beyond the specific terms hereof;

(b) not be responsible for any recitals contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by it under, this Agreement or the Units, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement (other than as against the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be), the Units, any Collateral or any other document referred to or provided for herein or therein or for any failure by the Company or any other Person (except the Collateral Agent, the Custodial Agent or Securities Intermediary, as the case may be) to perform any of its obligations hereunder or thereunder or for the perfection, priority or, except as expressly required hereby, maintenance of any security interest created hereunder;

(c) not be required to initiate or conduct any litigation or collection proceedings hereunder (except pursuant to directions furnished under Section 15.02 hereof, subject to Section 15.08 hereof);

(d) not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith or therewith, except for its own gross negligence or willful misconduct; and

(e) not be required to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder.

Subject to the foregoing, during the term of this Agreement, the Collateral Agent, the Custodial Agent and the Securities Intermediary shall take all reasonable action in connection with the safekeeping and preservation of the Collateral hereunder as determined by industry standards.

No provision of this Agreement shall require the Collateral Agent, the Custodial Agent or the Securities Intermediary to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder. In no event shall the Collateral Agent, the Custodial Agent or the Securities Intermediary be liable for any amount in excess of the Value of the Collateral.

Section 15.02. Instructions of the Company. The Company shall have the right, by one or more written instruments executed and delivered to the Collateral Agent, to direct the time, method and place of conducting any proceeding for the realization of any right or remedy available to the Collateral Agent, or of exercising any power conferred on the Collateral Agent, or to direct the taking or refraining from taking of any action authorized by this Agreement; provided, however, that (i) such direction shall not conflict with the provisions of any law or of this Agreement or involve the Collateral Agent in personal liability and (ii) the Collateral Agent shall be indemnified to its satisfaction as provided herein. Nothing contained in this Section 15.02 shall impair the right of the Collateral Agent in its discretion to take any action or omit to take any action which it deems proper and which is not inconsistent with such direction. None of the Collateral Agent, the Custodial Agent or the Securities Intermediary has any obligation or responsibility to file UCC financing or continuation statements.

Section 15.03. Reliance by Collateral Agent, Custodial Agent and Securities Intermediary. Each of the Securities Intermediary, the Custodial Agent and the Collateral Agent shall be entitled to rely conclusively upon any certification, order, judgment, opinion, notice or other written communication (including, without limitation, any thereof by e-mail or similar electronic means, telecopy or facsimile) believed by it in good faith to be genuine and to have been signed or sent by or on behalf of the proper Person or Persons (without being required to determine the correctness of any fact stated therein) and consult with and conclusively rely upon advice, opinions and statements of legal counsel and other experts selected by the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be. As to any matters not expressly provided for by this Agreement, the Collateral Agent, the Custodial Agent and the Securities Intermediary shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Company.

Section 15.04. Certain Rights. (a) Whenever in the administration of the provisions of this Agreement the Collateral Agent, the Custodial Agent or the Securities Intermediary shall deem it necessary or desirable that a matter be proved or established prior to taking, or omitting to take, or suffering any action hereunder, or suffering to exist any state of events, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Collateral Agent, the Custodial Agent or the Securities Intermediary, be deemed to be conclusively proved and established by a certificate signed by one of the Company’s officers, and delivered to the Collateral Agent, the Custodial Agent or the Securities Intermediary and such certificate, in the absence of gross negligence, willful misconduct, bad faith on the part of the Collateral Agent, the Custodial Agent or the Securities Intermediary, shall be full warrant to the Collateral Agent, the Custodial Agent or the Securities Intermediary for any action taken, suffered or omitted by it under the provisions of this Agreement in reliance thereon.

(b) The Collateral Agent, the Custodial Agent or the Securities Intermediary shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document (other than any of the foregoing delivered to the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, by such Person acting in a different capacity hereunder).

Section 15.05. Merger, Conversion, Consolidation or Succession to Business. Any Person or national association into which the Collateral Agent, the Custodial Agent or the Securities Intermediary may be merged or converted or with which it may be consolidated, or any Person or national association resulting from any merger, conversion or consolidation to which the Collateral Agent, the Custodial Agent or the Securities Intermediary shall be a party, or any Person or national association succeeding to all or substantially all of the corporate trust business of the Collateral Agent, the Custodial Agent or the Securities Intermediary shall be the successor of the Collateral Agent, the Custodial Agent or the Securities Intermediary hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

Section 15.06. Rights in Other Capacities. The Collateral Agent, the Custodial Agent and the Securities Intermediary and their affiliates may (without having to account therefor to the Company) accept deposits from, lend money to, make their investments in and generally engage in any kind of banking, trust or other business with the Purchase Contract Agent, any other Person interested herein and any Holder (and any of their respective subsidiaries or affiliates) as if it were not acting as the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, and the Collateral Agent, the Custodial Agent, the Securities Intermediary and their affiliates may accept fees and other consideration from the Purchase Contract Agent and any Holder without having to account for the same to the Company; provided that each of the Collateral Agent, the Custodial Agent and the Securities Intermediary covenants and agrees with the Company that it shall not accept, receive or permit there to be created in favor of itself and shall take no affirmative action to permit there to be created in favor of any other Person, any security interest, lien or other encumbrance of any kind in or upon the Collateral other than the lien created by the Pledge.

Section 15.07. Non-reliance on the Collateral Agent, Custodial Agent and Securities Intermediary. None of the Collateral Agent, the Custodial Agent and the Securities Intermediary shall be required to keep itself informed as to the performance or observance by the Purchase Contract Agent or any Holder of this Agreement, the Units or any other document referred to or provided for herein or therein or to inspect the properties or books of the Purchase Contract Agent or any Holder. None of the Collateral Agent, the Custodial Agent or the Securities Intermediary shall have any duty or responsibility to provide the Company with any credit or other information concerning the affairs, financial condition or business of the Purchase Contract Agent or any Holder (or any of their respective affiliates) that may come into the possession of the Collateral Agent, the Custodial Agent or the Securities Intermediary or any of their respective affiliates.

Section 15.08. Compensation and Indemnity. The Company agrees to:

(a) pay the Collateral Agent, the Custodial Agent and the Securities Intermediary from time to time such compensation as shall be agreed in writing between the Company and the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, for all services rendered by them hereunder;

(b) indemnify and hold harmless the Collateral Agent, the Custodial Agent, the Securities Intermediary and each of their respective directors, officers, agents and employees (collectively, the “Pledge Indemnitees”), from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses (including reasonable fees and expenses of counsel) (collectively, “Losses” and individually, a “Loss”) that may be imposed on, incurred by, or asserted against, the Pledge Indemnitees or any of them for following any instructions or other directions upon which any of the Collateral Agent, the Custodial Agent or the Securities Intermediary is entitled to rely pursuant to the terms of this Agreement; and

(c) in addition to and not in limitation of paragraph (b) of this Section 15.08, indemnify and hold the Pledge Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against, the Pledge Indemnitees or any of them in connection with or arising out of the Collateral Agent’s, the Custodial Agent’s or the Securities Intermediary’s acceptance or performance of its powers and duties under this Agreement, provided the Collateral Agent, the Custodial Agent or the Securities Intermediary has not acted with gross negligence or engaged in willful misconduct or bad faith with respect to the specific Loss against which indemnification is sought, including the Pledge Indemnitee’s reasonable costs and expenses of defending themselves against any claim (whether asserted by the Company, a Holder or any other Person) or liability in connection with the exercise or performance of any of the Collateral Agent’s, the Custodial Agent’s or Securities Intermediary’s powers or duties hereunder or thereunder or of enforcing the provisions of this Section and Section 15.14.

Without prejudice to its rights hereunder, when any of the Collateral Agent or Securities Intermediary incurs expenses after a Termination Event occurs, or renders services after a Termination Event occurs, such expenses and compensation are intended to constitute expenses of administration under the Bankruptcy Code or any applicable state bankruptcy, insolvency or other similar law.

The provisions of this Section and Section 15.14 shall survive the resignation or removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary and the termination of this Agreement.

Section 15.09. Failure to Act. In the event that, in the good faith belief of the Collateral Agent, the Custodial Agent or the Securities Intermediary, an ambiguity in the provisions of this Agreement arises or any actual dispute between or conflicting claims by or among the parties hereto or any other Person with respect to any funds or property deposited hereunder has been asserted in writing, then at its sole option, each of the Collateral Agent, the Custodial Agent and the Securities Intermediary shall be entitled, after prompt notice to the Company and the Purchase Contract Agent, to refuse to comply with any and all claims, demands or instructions with respect to such property or funds so long as such dispute or conflict shall continue, and the Collateral Agent, the Custodial Agent and the Securities Intermediary, as the case may be, shall not be or become liable in any way to any of the parties hereto for its failure or refusal to comply with such conflicting claims, demands or instructions. The Collateral Agent, the Custodial Agent and the Securities Intermediary shall be entitled to refuse to act until either:

(a) such conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Collateral Agent, the Custodial Agent or the Securities Intermediary; or

(b) the Collateral Agent, the Custodial Agent or the Securities Intermediary shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all loss, liability or reasonable out-of-pocket expense which it may incur by reason of its acting.

The Collateral Agent, the Custodial Agent and the Securities Intermediary may in addition elect to commence an interpleader action or seek other judicial relief or orders as the Collateral Agent, the Custodial Agent or the Securities Intermediary may deem necessary. Notwithstanding anything contained herein to the contrary, none of the Collateral Agent, the Custodial Agent or the Securities Intermediary shall be required to take any action that is in its opinion contrary to law or to the terms of this Agreement, or which would in its opinion subject it or any of its officers, employees or directors to personal liability.

Section 15.10. Resignation of Collateral Agent, the Custodial Agent and the Securities Intermediary. (a) Subject to the appointment and acceptance of a successor Collateral Agent, Custodial Agent or Securities Intermediary as provided below:

(i) the Collateral Agent, the Custodial Agent or the Securities Intermediary may resign at any time by giving notice thereof to the Company and the Purchase Contract Agent as attorney-in-fact for the Holders;

(ii) the Collateral Agent, the Custodial Agent or the Securities Intermediary may be removed at any time by the Company; and

(iii) if the Collateral Agent, the Custodial Agent or the Securities Intermediary fails to perform any of its material obligations hereunder in any material respect for a period of not less than 20 days after receiving written notice of such failure by the Purchase Contract Agent and such failure shall be continuing, the Collateral Agent, the Custodial Agent and the Securities Intermediary may be removed by the Purchase Contract Agent, acting at the direction of Holders of a majority of the Units.

The Purchase Contract Agent shall promptly notify the Company upon the transmission of notice as contemplated by clause (iii) of this Section 15.10(a) and any removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary pursuant to clause (iii) of this Section 15.10(a). Upon any such resignation or removal under this Section 15.10(a), the Company shall have the right to appoint a successor Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, which shall not be an Affiliate of the Purchase Contract Agent. If no successor Collateral Agent, Custodial Agent or Securities Intermediary shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Collateral Agent’s, Custodial Agent’s or Securities Intermediary’s giving of notice of resignation or the Company’s or the Purchase Contract Agent’s giving notice of such removal, then the retiring or removed Collateral Agent, Custodial Agent or Securities Intermediary may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Collateral Agent, Custodial Agent or Securities Intermediary. The Collateral Agent, the Custodial Agent and the Securities Intermediary shall each be a bank or a national banking association which has an office (or an agency office) in New York City with a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Collateral Agent, Custodial Agent or Securities Intermediary hereunder by a successor Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, such successor Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, and the retiring Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, shall take all appropriate action, subject to payment of any amounts then due and payable to it hereunder, to transfer any money and property held by it hereunder (including the Collateral) to such successor. The retiring Collateral Agent, Custodial Agent or Securities Intermediary shall, upon such succession, be discharged from its duties and obligations as Collateral Agent, Custodial Agent or Securities Intermediary hereunder. After any retiring Collateral Agent’s, Custodial Agent’s or Securities Intermediary’s resignation hereunder as Collateral Agent, Custodial Agent or Securities Intermediary, the provisions of this Article XV shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent, the Custodial Agent or the Securities Intermediary. Any resignation or removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary hereunder, at a time when such Person is also acting as the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, shall be deemed for all purposes of this Agreement as the simultaneous resignation or removal of the Collateral Agent, the Securities Intermediary or the Custodial Agent, as the case may be.

(b) If U.S. Bank National Association is serving as the Collateral Agent hereunder and also as the Purchase Contract Agent hereunder at any time that an Event of Default (as defined in the Indenture) or a collateral event of default is continuing hereunder, U.S. Bank National Association will resign as the Collateral Agent, Custodial Agent and the Securities Intermediary effective as of the appointment of one or more successors in accordance with this Article XV, but continue to act as the Purchase Contract Agent. A successor Collateral Agent, Custodial Agent and Securities Intermediary will be appointed in accordance with the terms of this Article XV.

Section 15.11. Right to Appoint Agent or Advisor. The Collateral Agent shall have the right to appoint agents or advisors in connection with any of its duties hereunder, and the Collateral Agent shall not be liable for any action taken or omitted by, or in reliance upon the advice of, such agents or advisors selected in good faith. The appointment of agents pursuant to this Section 15.11 shall be subject to prior written consent of the Company, which consent shall not be unreasonably withheld.

Section 15.12. Survival. The provisions of this Article XV shall survive termination of this Agreement and the resignation or removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary.

Section 15.13. Exculpation. Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Collateral Agent, the Custodial Agent or the Securities Intermediary or their officers, directors, employees or agents be liable under this Agreement for indirect, special, punitive, or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, whether or not the likelihood of such loss or damage was known to the Collateral Agent, the Custodial Agent or the Securities Intermediary, or any of them and regardless of the form of action.

Section 15.14. Expenses, Etc. The Company agrees to reimburse the Collateral Agent, the Custodial Agent and the Securities Intermediary for:

(a) all reasonable costs, fees and expenses of the Collateral Agent, the Custodial Agent and the Securities Intermediary (including, without limitation, the reasonable fees and expenses of counsel to the Collateral Agent, the Custodial Agent and the Securities Intermediary), in connection with (i) the negotiation, preparation, execution and delivery or performance of this Agreement (excluding taxes on or measured by income) and (ii) any modification, supplement or waiver of any of the terms of this Agreement;

(b) all reasonable costs, fees and expenses of the Collateral Agent, the Custodial Agent and the Securities Intermediary (including, without limitation, reasonable fees and expenses of counsel) in connection with (i) any enforcement or proceedings resulting or incurred in connection with causing any Holder to satisfy its obligations under the Purchase Contracts forming a part of the Units and (ii) the enforcement of this Section 15.14;

(c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other document referred to herein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated hereby;

(d) all reasonable fees and expenses of any agent or advisor appointed by the Collateral Agent and consented to by the Company under Section 15.11 of this Agreement; and

(e) any other out-of-pocket costs and expenses (excluding taxes on or measured by income) reasonably incurred by the Collateral Agent, the Custodial Agent and the Securities Intermediary in connection with the performance of their duties hereunder.

Section 15.15. Force Majeure. In no event shall any of the Collateral Agent, Custodial Agent and Securities Intermediary be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused directly or indirectly, by circumstances beyond its control, including, without limitation, acts of God; earthquake; fires; floods; wars; civil or military disturbances; terrorist acts; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; or acts of civil or military authority or governmental actions; it being understood that the Collateral Agent, Custodial Agent and Securities Intermediary shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under such circumstances.

ARTICLE XVI

MISCELLANEOUS

Section 16.01. Security Interest Absolute. All rights of the Collateral Agent and security interests hereunder, and all obligations of the Holders from time to time hereunder pursuant to the Pledge, shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any provision of the Purchase Contracts or the Units or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or any other term of, or any increase in the amount of, all or any of the obligations of Holders of the Units under the related Purchase Contracts, or any other amendment or waiver of any term of, or any consent to any departure from any requirement of, the Purchase Contract Agreement or any Purchase Contract or any other agreement or instrument relating thereto; or

(c) any other circumstance which might otherwise constitute a defense available to, or discharge of, a borrower, a guarantor or a pledgor.

Section 16.02. Notice of Termination Event. Upon the occurrence of a Termination Event, the Company shall deliver written notice to the Purchase Contract Agent, the Collateral Agent and the Securities Intermediary. Upon the written request of the Collateral Agent or the Securities Intermediary, the Company shall inform such party whether or not a Special Event, a Special Event Redemption or a Termination Event has occurred.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AUTOLIV, INC.		U.S. BANK NATIONAL ASSOCIATION,
as Purchase Contract Agent and as attorney-in-fact
By:	/s/ Lars A. Sjöbring	of the Holders from time to time of the Units
Name:	Lars A. Sjöbring
Title:	Vice President – Legal Affairs	By:	/s/ Patrick J. Crowley
	General Counsel and Secretary	Name:	Patrick J. Crowley
		Title:	Vice President

Address for Notices:		Address for Notices:

Autoliv, Inc.		U.S. Bank National Association
Box 70381		100 Wall Street
SE-107 24, Stockholm		New York, New York 10005
Sweden		Tel: (212) 361-2505
Tel.: (414) 524-2443		Fax: (212) 809-4993
Fax:		Attention: Patrick J. Crowley, Vice President
Attention: Lars Sjöbring, Group Vice President Legal Affairs, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent, Custodial Agent and Securities Intermediary

		By:	/s/ Patrick J. Crowley
		Name:	Patrick J. Crowley
		Title:	Vice President

Address for Notices:

U.S. Bank National Association
100 Wall Street
New York, New York 10005
Tel: (212) 361-2505
Fax: (212) 809-4993
Attention: Patrick J. Crowley, Vice President

EXHIBIT A

(FORM OF FACE OF CORPORATE UNITS CERTIFICATE)

[For inclusion in Global Certificates only — THIS CERTIFICATE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE PURCHASE CONTRACT AND PLEDGE AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS CERTIFICATE IS EXCHANGEABLE FOR CERTIFICATES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE PURCHASE CONTRACT AND PLEDGE AGREEMENT AND NO TRANSFER OF THIS CERTIFICATE (OTHER THAN A TRANSFER OF THIS CERTIFICATE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

No.	CUSIP No. 052800208
Number of Corporate Units:	ISIN No. US0528002084

AUTOLIV, INC.

Corporate Units

This Corporate Units Certificate certifies that                    is the registered Holder of the number of Corporate Units set forth above [For inclusion in Global Certificates only — or such other number of Corporate Units reflected in the Schedule of Increases or Decreases in Global Certificate attached hereto, which number shall not exceed [ ]]. Each Corporate Unit consists of (i) either (a) an Applicable Ownership Interest in Senior Notes, subject to the Pledge thereof by such Holder pursuant to the Purchase Contract and Pledge Agreement, or (b) upon the occurrence of a Special Event Redemption or a Successful Early Remarketing prior to the Purchase Contract Settlement Date, the Applicable Ownership Interest in the Treasury Portfolio, subject to the Pledge of the Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of the definition of such term) by such Holder pursuant to the Purchase Contract and Pledge Agreement, and (ii) the rights and obligations of the Holder under one Purchase Contract with the Company.

All capitalized terms used herein that are defined in the Purchase Contract and Pledge Agreement (as defined on the reverse hereof) have the meaning set forth therein.

Pursuant to the Purchase Contract and Pledge Agreement, the Applicable Ownership Interest in Senior Notes or the Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of the definition of such term), as the case may be, constituting part of each Corporate Unit evidenced hereby have been pledged to the Collateral Agent, for the benefit of the Company, to secure the obligations of the Holder under the Purchase Contract comprising part of such Corporate Unit.

All payments of the principal amount with respect to the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes or all payments with respect to the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term), as the case may be, or payments of interest on the Pledged Applicable Ownership Interests in Senior Notes or distributions with respect to the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of such term), as the case may be, constituting part of the Corporate Units shall be paid on the dates and in the manner set forth in the Purchase Contract and Pledge Agreement. Interest on the Senior Notes underlying the Applicable Ownership Interests in Senior Notes and distributions on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of such term), as the case may be, forming part of the Corporate Units evidenced hereby, which are payable on each Payment Date, shall, subject to receipt thereof by the Purchase Contract Agent, be paid to the Person in whose name this Corporate Units Certificate (or a Predecessor Corporate Units Certificate) is registered at the close of business on the Record Date for such Payment Date.

Each Purchase Contract evidenced hereby obligates the Holder of this Corporate Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date, at a Purchase Price equal to the Stated Amount, a number of newly issued shares of Common Stock of the Company, equal to the Settlement Rate, unless on or prior to the Purchase Contract Settlement Date there shall have occurred a Termination Event, an Early Settlement or a Fundamental Change Early Settlement with respect to such Purchase Contract, all as provided in the Purchase Contract and Pledge Agreement. The Purchase Price for the shares of Common Stock purchased pursuant to each Purchase Contract evidenced hereby, if not paid earlier, shall be paid on the Purchase Contract Settlement Date by application of payment received in the Remarketing of the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes equal to the principal amount thereof or the proceeds of the Pledged Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term), as the case may be, pledged to secure the obligations under such Purchase Contract of the Holder of the Corporate Units of which such Purchase Contract is a part.

Distributions on the Applicable Ownership Interests in Senior Notes and distributions on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of such term) will be payable at the Corporate Trust Office of the Purchase Contract Agent, except that all payments with respect to Global Certificates will be made by wire transfer of immediately available funds to the Depositary.

Each Purchase Contract evidenced hereby obligates the Holder to agree, for U.S. federal income tax purposes (i) to treat each beneficial owner of a Corporate Unit as the owner of the applicable interests in the Collateral Account, including the Senior Notes underlying the Applicable Ownership Interests in Senior Notes, the Applicable Ownership Interests in the Treasury Portfolio or the Treasury Securities, as applicable, (ii) to treat the Senior Notes as contingent payment debt instruments, and (iii) to allocate all of a Holder’s purchase price for a Corporate Unit between the Applicable Ownership Interests in Senior Notes and the Purchase Contract so that each Holder’s initial tax basis in each Purchase Contract will be $3.75 and each Holder’s initial tax basis in each Applicable Ownership Interest in Senior Notes will be $21.25.

Reference is hereby made to the further provisions set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Purchase Contract Agent by manual signature, this Corporate Units Certificate shall not be entitled to any benefit under the Purchase Contract and Pledge Agreement or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company and the Holder specified above have caused this instrument to be duly executed.

AUTOLIV, INC.

By:
Name:
Title:

HOLDER SPECIFIED ABOVE (as to obligations of such Holder under the Purchase Contracts)

By:	U.S. BANK NATIONAL ASSOCIATION, not individually but solely as attorney-in-fact of such Holder

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

OF PURCHASE CONTRACT AGENT

This is one of the Corporate Units Certificates referred to in the within mentioned Purchase Contract and Pledge Agreement.

U.S. BANK NATIONAL ASSOCIATION,
as Purchase Contract Agent

By:
Authorized Officer

Dated: March     , 2009

(REVERSE OF CORPORATE UNITS CERTIFICATE)

Each Purchase Contract evidenced hereby is governed by a Purchase Contract and Pledge Agreement, dated as of March 30, 2009 (as may be supplemented from time to time, the “Purchase Contract and Pledge Agreement”), between the Company and U.S. Bank National Association, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, to which Purchase Contract and Pledge Agreement and supplemental agreements thereto reference is hereby made for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Purchase Contract Agent, the Company, and the Holders and of the terms upon which the Corporate Units Certificates are, and are to be, executed and delivered.

Each Purchase Contract evidenced hereby obligates the Holder of this Corporate Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date at a price equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate, unless an Early Settlement, a Fundamental Change Early Settlement or a Termination Event with respect to the Units of which such Purchase Contract is a part shall have occurred. The Settlement Rate is subject to adjustment as described in the Purchase Contract and Pledge Agreement.

No fractional shares of Common Stock will be issued upon settlement of Purchase Contracts, as provided in Section 5.09 of the Purchase Contract and Pledge Agreement.

Each Purchase Contract evidenced hereby that is settled through Early Settlement or Fundamental Change Early Settlement shall obligate the Holder of the related Corporate Units to purchase at the Purchase Price, and the Company to sell, a number of newly issued shares of Common Stock equal to the Minimum Settlement Rate (in the case of an Early Settlement) or applicable Fundamental Change Early Settlement Rate (in the case of a Fundamental Change Early Settlement).

In accordance with the terms of the Purchase Contract and Pledge Agreement, unless a Termination Event shall have occurred, the Holder of this Corporate Units Certificate shall pay the Purchase Price for the shares of Common Stock purchased pursuant to each Purchase Contract evidenced hereby by effecting a Cash Settlement, an Early Settlement or, if applicable, a Fundamental Change Early Settlement or from the proceeds of the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) or a Final Remarketing of the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes, unless Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Senior Notes as a component of Corporate Units. A Holder of Corporate Units who (1) does not, on or prior to 4:00 p.m. (New York City time) on the seventh Business Day immediately preceding the Purchase Contract Settlement Date make an effective Cash Settlement in the manner provided in the Purchase Contract and Pledge Agreement or (2) on or prior to 4:00 p.m. (New York City time) on the seventh Business Day immediately preceding the Purchase Contract Settlement Date (in the case of Corporate Units, unless a Special Event Redemption or a Successful Early Remarketing has occurred) or the second Business Day immediately preceding the Purchase Contract Settlement Date (in the case of

Corporate Units after the occurrence of a Successful Early Remarketing), does not make an effective Early Settlement, shall pay the Purchase Price for the shares of Common Stock to be delivered under the related Purchase Contract from the proceeds of the sale of the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes held by the Collateral Agent in the Remarketing unless the Holder has previously made a Fundamental Change Early Settlement. If the Treasury Portfolio has replaced the Senior Notes as a component of Corporate Units, a Holder of Corporate Units shall pay the Purchase Price for the shares of Common Stock to be delivered under the related Purchase Contract from the proceeds at maturity of the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term).

As provided in the Purchase Contract and Pledge Agreement, upon the occurrence of a Failed Final Remarketing, as of the Purchase Contract Settlement Date, each Holder of any Pledged Applicable Interests in Senior Notes, unless such Holder has elected Cash Settlement and delivered cash in accordance with Section 5.03(a) of the Purchase Contract and Pledge Agreement, shall be deemed to have exercised such Holder’s Put Right with respect to the Senior Notes underlying such Applicable Ownership Interests in Senior Notes and to have elected to have the Proceeds of the Put Right set-off against such Holder’s obligation to pay the aggregate Purchase Price for the shares of Common Stock to be issued under the related Purchase Contracts in full satisfaction of such Holders’ obligations under such Purchase Contracts.

The Company shall not be obligated to issue any shares of Common Stock in respect of a Purchase Contract or deliver any certificates therefor to the Holder unless it shall have received payment of the aggregate Purchase Price for the shares of Common Stock to be purchased thereunder in the manner set forth in the Purchase Contract and Pledge Agreement.

The Purchase Contracts and all obligations and rights of the Company and the Holders thereunder shall immediately and automatically terminate, without the necessity of any notice or action by any Holder, the Purchase Contract Agent or the Company, if, on or prior to the Purchase Contract Settlement Date, a Termination Event shall have occurred. Upon the occurrence of a Termination Event, the Company shall give written notice to the Purchase Contract Agent and to the Holders, at their addresses as they appear in the Security Register. Upon and after the occurrence of a Termination Event, the Collateral Agent shall release the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) forming a part of each Corporate Unit from the Pledge. A Corporate Unit shall thereafter represent the right to receive the Senior Note underlying the Applicable Ownership Interest in the Senior Notes or the Applicable Ownership Interests in the Treasury Portfolio forming a part of such Corporate Units in accordance with the terms of the Purchase Contract and Pledge Agreement.

Under the terms of the Purchase Contract and Pledge Agreement, the Purchase Contract Agent will be entitled to exercise the voting and any other consensual rights pertaining to the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes, but only to the extent instructed in writing by the Holders. Upon receipt of notice of any meeting at which holders of Senior Notes are entitled to vote or upon any solicitation of consents, waivers or proxies of holders of Senior Notes, the Purchase Contract Agent shall, as soon as practicable thereafter, mail, first class, postage pre-paid, to the Corporate Units Holders the notice required by the Purchase Contract and Pledge Agreement.

Upon the occurrence of a Special Event Redemption, the Collateral Agent shall surrender the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes against delivery of an amount equal to the aggregate Redemption Price of such Senior Notes and shall deposit the funds in the Collateral Account. Following a Successful Early Remarketing or Special Event Redemption and receipt in the Collateral Account of the proceeds thereof, the Collateral Agent shall cause the Securities Intermediary to apply an amount equal to the Treasury Portfolio Purchase Price to purchase, on behalf of the Holders of Corporate Units, the Treasury Portfolio.

Following the occurrence of a Special Event Redemption or Successful Early Remarketing prior to the Purchase Contract Settlement Date, the Collateral Agent shall have such security interest rights with respect to the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) as the Collateral Agent had in respect of Applicable Ownership Interests in Senior Notes and the underlying Senior Notes, as provided in the Purchase Contract and Pledge Agreement, and any reference herein to the Senior Notes or Applicable Ownership Interests in Senior Notes shall be deemed to be a reference to the Treasury Portfolio or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be.

The Corporate Units Certificates are issuable only in registered form and only in denominations of a single Corporate Unit and any integral multiple thereof. The transfer of any Corporate Units Certificate will be registered and Corporate Units Certificates may be exchanged as provided in the Purchase Contract and Pledge Agreement. A Holder who elects to substitute a Treasury Security for the Senior Notes underlying the Applicable Ownership Interests in Senior Notes or Applicable Ownership Interests in the Treasury Portfolio, as the case may be, thereby creating Treasury Units, shall be responsible for any fees or expenses payable in connection therewith. Except as provided in the Purchase Contract and Pledge Agreement, such Corporate Unit shall not be separable into its constituent parts, and the rights and obligations of the Holder of such Corporate Unit in respect of the Applicable Ownership Interest in Senior Notes, or Applicable Ownership Interest in the Treasury Portfolio, as the case may be, and Purchase Contract constituting such Corporate Units may be transferred and exchanged only as a Corporate Unit.

Subject to, and in compliance with, the conditions and terms set forth in the Purchase Contract and Pledge Agreement, the Holder of Corporate Units may effect a Collateral Substitution. From and after such Collateral Substitution, each Unit for which Pledged Treasury Securities secure the Holder’s obligation under the Purchase Contract shall be referred to as a “Treasury Unit.” A Holder may make such Collateral Substitution only in integral multiples of 40 Corporate Units for 40 Treasury Units. If Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Senior Notes as a component of the Corporate Units, a Holder of Corporate Units may substitute Treasury Securities for the Pledged Applicable Ownership Interests in the Treasury Portfolio included in such Corporate Units, but only in integral multiples of 2,000 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent upon a Successful Remarketing if the Reset Effective Date is not a regular quarterly Payment Date).

Subject to, and upon compliance with, the provisions of the Purchase Contract and Pledge Agreement, at the option of the Holder thereof, Purchase Contracts underlying Units may be settled early by effecting an Early Settlement as provided in the Purchase Contract and Pledge Agreement in integral multiples of 40 Corporate Units, or if Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Senior Notes as a component of the Corporate Units, in integral multiples of 2,000 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent upon a Successful Remarketing if the Reset Effective Date is not a regular quarterly Payment Date).

Upon Early Settlement of Purchase Contracts by a Holder of the related Units, the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) underlying such Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock on account of each Purchase Contract forming part of a Corporate Unit as to which Early Settlement is effected equal to the Minimum Settlement Rate.

Upon the occurrence of a Fundamental Change, a Holder of Corporate Units may effect Fundamental Change Early Settlement of the Purchase Contracts underlying such Corporate Units pursuant to the terms of the Purchase Contract and Pledge Agreement in integral multiples of 40 Corporate Units, or if the Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Senior Notes as a component of the Corporate Units, in integral multiples of 2,000 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent upon a Successful Remarketing if the Reset Effective Date is not a regular quarterly Payment Date). Upon Fundamental Change Early Settlement of Purchase Contracts by a Holder of the related Corporate Units, the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) underlying such Corporate Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock on account of each Purchase Contract forming part of a Corporate Unit as to which Fundamental Change Early Settlement is effected equal to the applicable Settlement Rate.

Upon registration of transfer of this Corporate Units Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee, except as may be required by the Purchase Contract Agent pursuant to the Purchase Contract and Pledge Agreement) under the terms of the Purchase Contract and Pledge Agreement and the Purchase Contracts evidenced hereby and the transferor shall be released from the obligations under the Purchase Contracts evidenced by this Corporate Units Certificate. The Company covenants and agrees, and the Holder, by its acceptance hereof, likewise covenants and agrees, to be bound by the provisions of this paragraph.

The Holder of this Corporate Units Certificate, by its acceptance hereof, authorizes the Purchase Contract Agent to enter into and perform the related Purchase Contracts forming part of the Corporate Units evidenced hereby on its behalf as its attorney-in-fact, expressly withholds any consent to the assumption (i.e., affirmance) of the Purchase Contracts by the Company or its trustee in the event that the Company becomes the subject of a case under the Bankruptcy Code, agrees to be bound by the terms and provisions thereof, covenants and agrees to perform its obligations under such Purchase Contracts, consents to the provisions of the Purchase Contract and Pledge Agreement, authorizes the Purchase Contract Agent to enter into and perform the Purchase Contract and Pledge Agreement on its behalf as its attorney-in-fact, and consents to the Pledge of the Applicable Ownership Interests in Senior Notes and the underlying Senior Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term), as the case may be, underlying this Corporate Units Certificate pursuant to the Purchase Contract and Pledge Agreement. The Holder further covenants and agrees that, to the extent and in the manner provided in the Purchase Contract and Pledge Agreement, but subject to the terms thereof, any payments with respect the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes (other than interest payments thereon) or the Proceeds of the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term), as the case may be, on the Purchase Contract Settlement Date equal to the aggregate Purchase Price for the related Purchase Contracts shall be paid by the Collateral Agent to the Company in satisfaction of such Holder’s obligations under the related Purchase Contracts and such Holder shall acquire no right, title or interest in such payments.

Subject to certain exceptions, the provisions of the Purchase Contract and Pledge Agreement may be amended with the consent of the Holders of a majority of the Purchase Contracts.

The Purchase Contracts shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to agreements made and to be performed wholly within such state.

The Purchase Contracts shall not, prior to the settlement thereof, entitle the Holder to any of the rights of a holder of shares of Common Stock.

Prior to due presentment of this Certificate for registration of transfer, the Company, the Purchase Contract Agent and its Affiliates and any agent of the Company or the Purchase Contract Agent may treat the Person in whose name this Corporate Units Certificate is registered as the owner of the Corporate Units evidenced hereby for the purpose of receiving payments of interest payable on the Senior Notes underlying the Applicable Ownership Interests in Senior Notes, performance of the Purchase Contracts and for all other purposes whatsoever, whether or not any payments in respect thereof be overdue and notwithstanding any notice to the contrary, and neither the Company, the Purchase Contract Agent nor any such agent shall be affected by notice to the contrary.

A copy of the Purchase Contract and Pledge Agreement is available for inspection at the offices of the Purchase Contract Agent.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM:	as tenants in common

UNIF GIFT MIN ACT:	Custodian
(cust) (minor)

Under Uniform Gifts to Minors Act of

TENANT:	as tenants by the entireties

JT TEN:	as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Social Security or Taxpayer I.D. or other Identifying Number of Assignee)

(Please Print or Type Name and Address Including Postal Zip Code of Assignee)

the within Corporate Units Certificate and all rights thereunder, hereby irrevocably constituting and appointing attorney                    , to transfer said Corporate Units Certificate on the books of Autoliv, Inc., with full power of substitution in the premises.

Dated:	Signature

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Corporate Units Certificate in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee:

Dated:	REGISTERED HOLDER

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature:	Please print name and address of Register Holder:

Name	Name

Address	Address

Social Security or other Taxpayer Identification Number, if any

Signature

Signature Guarantee:

SETTLEMENT INSTRUCTIONS

The undersigned Holder directs that a certificate for shares of Common Stock deliverable upon settlement on or after the Purchase Contract Settlement Date of the Purchase Contracts underlying the number of Corporate Units evidenced by this Corporate Units Certificate be registered in the name of, and delivered, together with a check in payment for any fractional share, to the undersigned at the address indicated below unless a different name and address have been indicated below. If shares are to be registered in the name of a Person other than the undersigned, the undersigned will pay any transfer tax payable incident thereto.

(if assigned to another person)

Dated:	REGISTERED HOLDER

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature.	Please print name and address of Register Holder:

Name	Name

Address	Address

Social Security or other Taxpayer Identification Number, if any

Signature

Signature Guarantee:

ELECTION TO SETTLE EARLY/FUNDAMENTAL CHANGE EARLY SETTLEMENT

The undersigned Holder of this Corporate Units Certificate hereby irrevocably exercises the option to effect [Early Settlement] [Fundamental Change Early Settlement] in accordance with the terms of the Purchase Contract and Pledge Agreement with respect to the Purchase Contracts underlying the number of Corporate Units evidenced by this Corporate Units Certificate specified below. The option to effect [Early Settlement] [Fundamental Change Early Settlement] may be exercised only with respect to Purchase Contracts underlying Corporate Units in multiples of 40 Corporate Units or an integral multiple thereof; provided that if Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Senior Notes as a component of the Corporate Units, Corporate Units Holders may only effect [Early Settlement] [Fundamental Change Early Settlement] in multiples of 2,000 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent upon a Successful Remarketing if the Reset Effective Date is not a regular quarterly Payment Date). The undersigned Holder directs that a certificate for shares of Common Stock or other securities deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] be registered in the name of, and delivered, together with a check in payment for any fractional share and any Corporate Units Certificate representing any Corporate Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is not effected, to the undersigned at the address indicated below unless a different name and address have been indicated below. Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes or Pledged Applicable Ownership Interests in the Treasury Portfolio, as the case may be, deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] will be transferred in accordance with the transfer instructions set forth below. If shares are to be registered in the name of a Person other than the undersigned, the undersigned will pay any transfer tax payable incident thereto.

Dated:	Signature:

Signature Guarantee:

Number of Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is being elected:

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature:	REGISTERED HOLDER Please print name and address of Register Holder:

Name	Name

Address	Address

Social Security or other Taxpayer Identification Number, if any

Signature

Signature Guarantee:

Transfer Instructions for Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, transferable upon [Early Settlement] [Fundamental Change Early Settlement]:

[TO BE ATTACHED TO GLOBAL CERTIFICATES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL CERTIFICATE

The initial number of Corporate Units evidenced by this Global Certificate is [    ]. The following increases or decreases in this Global Certificate have been made:

Date	Amount of increase in number of Corporate Units evidenced by the Global Certificate	Amount of decrease in number of Corporate Units evidenced by the Global Certificate	Number of Corporate Units evidenced by this Global Certificate following such decrease or increase	Signature of authorized signatory of Purchase Contract Agent

EXHIBIT B

(FORM OF FACE OF TREASURY UNITS CERTIFICATE)

[For inclusion in Global Certificate only — THIS CERTIFICATE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE PURCHASE CONTRACT AND PLEDGE AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS CERTIFICATE IS EXCHANGEABLE FOR CERTIFICATES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE PURCHASE CONTRACT AND PLEDGE AGREEMENT AND NO TRANSFER OF THIS CERTIFICATE (OTHER THAN A TRANSFER OF THIS CERTIFICATE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

No.	CUSIP No. 052800307
ISIN No. US0528003074

Number of Treasury Units:

AUTOLIV, INC.

Treasury Units

This Treasury Units Certificate certifies that                      is the registered Holder of the number of Treasury Units set forth above [For inclusion in Global Certificates only — or such other number of Treasury Units reflected in the Schedule of Increases or Decreases in Global Certificate attached hereto, which number shall not exceed [  ]]. Each Treasury Unit consists of (i) a 1/40 undivided beneficial ownership interest in a Treasury Security having a principal amount at maturity equal to $1,000, subject to the Pledge of such Treasury Security by such Holder pursuant to the Purchase Contract and Pledge Agreement, and (ii) the rights and obligations of the Holder under one Purchase Contract with the Company.

All capitalized terms used herein that are defined in the Purchase Contract and Pledge Agreement (as defined on the reverse hereof) have the meaning set forth therein.

Pursuant to the Purchase Contract and Pledge Agreement, the Treasury Securities underlying each Treasury Unit evidenced hereby have been pledged to the Collateral Agent, for the benefit of the Company, to secure the obligations of the Holder under the Purchase Contract comprising part of such Treasury Unit.

Each Purchase Contract evidenced hereby obligates the Holder of this Treasury Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date, at a Purchase Price equal to the Stated Amount, a number of newly issued shares of Common Stock of the Company, equal to the Settlement Rate, unless prior to or on the Purchase Contract Settlement Date there shall have occurred a Termination Event, an Early Settlement or a Fundamental Change Early Settlement with respect to such Purchase Contract, all as provided in the Purchase Contract and Pledge Agreement. The Purchase Price for the shares of Common Stock purchased pursuant to each Purchase Contract evidenced hereby, if not paid earlier, shall be paid on the Purchase Contract Settlement Date by application of the proceeds from the Treasury Securities at maturity pledged to secure the obligations under such Purchase Contract of the Holder of the Treasury Units of which such Purchase Contract is a part.

Each Purchase Contract evidenced hereby obligates the Holder to agree, for U.S. federal income tax purposes, to treat each beneficial owner of a Treasury Unit as the owner of the applicable interests in the Treasury Securities.

Reference is hereby made to the further provisions set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Purchase Contract Agent by manual signature, this Treasury Units Certificate shall not be entitled to any benefit under the Purchase Contract and Pledge Agreement or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company and the Holder specified above have caused this instrument to be duly executed.

AUTOLIV, INC.

By:
Name:
Title:

HOLDER SPECIFIED ABOVE (as to obligations of such Holder under the Purchase Contracts)

By:	U.S. BANK NATIONAL ASSOCIATION, not individually but solely as attorney-in-fact of such Holder

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

OF PURCHASE CONTRACT AGENT

This is one of the Treasury Units Certificates referred to in the within mentioned Purchase Contract and Pledge Agreement.

U.S. BANK NATIONAL ASSOCIATION, as Purchase Contract Agent

By:
Authorized Officer

Dated: March     , 2009

(REVERSE OF TREASURY UNITS CERTIFICATE)

Each Purchase Contract evidenced hereby is governed by a Purchase Contract and Pledge Agreement, dated as of March 30, 2009 (as may be supplemented from time to time, the “Purchase Contract and Pledge Agreement”) between the Company and U.S. Bank National Association, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the Holders of Corporate Units and Treasury Units from time to time, to which Purchase Contract and Pledge Agreement and supplemental agreements thereto reference is hereby made for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Purchase Contract Agent, the Company and the Holders and of the terms upon which the Treasury Units Certificates are, and are to be, executed and delivered.

Each Purchase Contract evidenced hereby obligates the Holder of this Treasury Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date at a price equal to the Stated Amount, a number of newly issued shares of Common Stock equal to the Settlement Rate, unless an Early Settlement, a Fundamental Change Early Settlement or a Termination Event with respect to the Unit of which such Purchase Contract is a part shall have occurred. The Settlement Rate is subject to adjustment as described in the Purchase Contract and Pledge Agreement.

No fractional shares of Common Stock will be issued upon settlement of Purchase Contracts, as provided in Section 5.08 of the Purchase Contract and Pledge Agreement.

Each Purchase Contract evidenced hereby that is settled through Early Settlement or Fundamental Change Early Settlement shall obligate the Holder of the related Treasury Units to purchase at the Purchase Price and the Company to sell, a number of newly issued shares of Common Stock equal to the Minimum Settlement Rate (in the case of an Early Settlement) or applicable Fundamental Change Early Settlement Rate (in the case of a Fundamental Change Early Settlement).

In accordance with the terms of the Purchase Contract and Pledge Agreement, the Holder of this Treasury Units Certificate shall pay the Purchase Price for the shares of the Common Stock to be purchased pursuant to each Purchase Contract evidenced hereby either by effecting an Early Settlement or, if applicable, a Fundamental Change Early Settlement of each such Purchase Contract or by applying the proceeds of the Pledged Treasury Securities underlying such Holder’s Treasury Unit equal to the Purchase Price for such Purchase Contract to the purchase of the Common Stock. A Holder of Treasury Units who (1) on or prior to the close of business on the seventh Business Day prior to the Purchase Contract Settlement Date, does not make an effective Early Settlement, or (2) on or prior to the close of business on the second Business Day prior to the Purchase Contract Settlement Date, does not make an effective Cash Settlement, shall pay the Purchase Price for the shares of Common Stock to be issued under the related Purchase Contract from the proceeds of the Pledged Treasury Securities.

The Company shall not be obligated to issue any shares of Common Stock in respect of a Purchase Contract or deliver any certificates therefor to the Holder unless it shall have received payment of the aggregate Purchase Price for the shares of Common Stock to be purchased thereunder in the manner set forth in the Purchase Contract and Pledge Agreement.

The Purchase Contracts and all obligations and rights of the Company and the Holders thereunder shall immediately and automatically terminate, without the necessity of any notice or action by any Holder, the Purchase Contract Agent or the Company, if, on or prior to the Purchase Contract Settlement Date, a Termination Event shall have occurred. Upon the occurrence of a Termination Event, the Company shall give written notice to the Purchase Contract Agent and the Holders, at their addresses as they appear in the Security Register. Upon and after the occurrence of a Termination Event, the Collateral Agent shall release the Treasury Securities underlying each Treasury Unit from the Pledge. A Treasury Unit shall thereafter represent the right to receive the Treasury Security underlying such Treasury Unit, in accordance with the terms of the Purchase Contract and Pledge Agreement.

The Treasury Units Certificates are issuable only in registered form and only in denominations of a single Treasury Unit and any integral multiple thereof. The transfer of any Treasury Units Certificate will be registered and Treasury Units Certificates may be exchanged as provided in the Purchase Contract and Pledge Agreement. A Holder who elects to substitute Senior Notes or Applicable Ownership Interests in the Treasury Portfolio, as the case may be, for Treasury Securities, thereby recreating Corporate Units, shall be responsible for any fees or expenses payable in connection therewith. Except as provided in the Purchase Contract and Pledge Agreement, such Treasury Unit shall not be separable into its constituent parts, and the rights and obligations of the Holder of such Treasury Unit in respect of the Treasury Security and the Purchase Contract constituting such Treasury Unit may be transferred and exchanged only as a Treasury Unit.

Subject to, and in compliance with, the conditions and terms set forth in the Purchase Contract and Pledge Agreement, the Holder of Treasury Units may effect a Collateral Substitution. From and after such substitution, each Unit for which Pledged Applicable Ownership Interests in Senior Notes, or Pledged Applicable Ownership Interests in the Treasury Portfolio, as the case may be, secure the Holder’s obligation under the Purchase Contract shall be referred to as a “Corporate Unit”. A Holder may make such Collateral Substitution only in integral multiples of 40 Treasury Units for 40 Corporate Units. If Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Senior Notes as a component of the Corporate Units as the result of a Special Event Redemption, a Holder may make such Collateral Substitution only in integral multiples of 2,000 Treasury Units for 2,000 Corporate Units. No Collateral Substitution is permitted following a Successful Early Remarketing.

Subject to, and upon compliance with, the provisions of the Purchase Contract and Pledge Agreement, at the option of the Holder thereof, Purchase Contracts underlying Units may be settled early by effecting an Early Settlement as provided in the Purchase Contract and Pledge Agreement in integral multiples of 40 Treasury Units.

Upon Early Settlement of Purchase Contracts by a Holder of the related Units, the Pledged Treasury Securities underlying such Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock on account of each Purchase Contract forming part of a Treasury Unit as to which Early Settlement is effected equal to the Minimum Settlement Rate.

Upon the occurrence of a Fundamental Change, a Holder of Treasury Units may effect Fundamental Change Early Settlement of the Purchase Contracts underlying such Treasury Units pursuant to the terms of the Purchase Contract and Pledge Agreement in integral multiples of 40 Treasury Units. Upon Fundamental Change Early Settlement of Purchase Contracts by a Holder of the related Treasury Units, the Pledged Treasury Securities underlying such Treasury Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock on account of each Purchase Contract forming part of a Treasury Unit as to which Fundamental Change Early Settlement is effected equal to the applicable Settlement Rate.

Upon registration of transfer of this Treasury Units Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee, except as may be required by the Purchase Contract Agent pursuant to the Purchase Contract and Pledge Agreement) under the terms of the Purchase Contract and Pledge Agreement and the Purchase Contracts evidenced hereby and the transferor shall be released from the obligations under the Purchase Contracts evidenced by this Treasury Units Certificate. The Company covenants and agrees, and the Holder, by its acceptance hereof, likewise covenants and agrees, to be bound by the provisions of this paragraph.

The Holder of this Treasury Units Certificate, by its acceptance hereof, authorizes the Purchase Contract Agent to enter into and perform the related Purchase Contracts forming part of the Treasury Units evidenced hereby on its behalf as its attorney-in-fact, expressly withholds any consent to the assumption (i.e., affirmance) of the Purchase Contracts by the Company or its trustee in the event that the Company becomes the subject of a case under the Bankruptcy Code, agrees to be bound by the terms and provisions thereof, covenants and agrees to perform its obligations under such Purchase Contracts, consents to the provisions of the Purchase Contract and Pledge Agreement, authorizes the Purchase Contract Agent to enter into and perform the Purchase Contract and Pledge Agreement on its behalf as its attorney-in-fact, and consents to the Pledge of the Treasury Securities underlying this Treasury Units Certificate pursuant to the Purchase Contract and Pledge Agreement. The Holder further covenants and agrees, that, to the extent and in the manner provided in the Purchase Contract and Pledge Agreement, but subject to the terms thereof, payments in respect to the aggregate principal amount at maturity of the Pledged Treasury Securities on the Purchase Contract Settlement Date equal to the aggregate Purchase Price for the related Purchase Contracts shall be paid by the Collateral Agent to the Company in satisfaction of such Holder’s obligations under such Purchase Contracts and such Holder shall acquire no right, title or interest in such payments.

Subject to certain exceptions, the provisions of the Purchase Contract and Pledge Agreement may be amended with the consent of the Holders of a majority of the Purchase Contracts.

The Purchase Contracts shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to agreements made and to be performed wholly within such state.

The Purchase Contracts shall not, prior to the settlement thereof, entitle the Holder to any of the rights of a holder of shares of Common Stock.

Prior to due presentment of this Certificate for registration of transfer, the Company, the Purchase Contract Agent and its Affiliates and any agent of the Company or the Purchase Contract Agent may treat the Person in whose name this Treasury Units Certificate is registered as the owner of the Treasury Units evidenced hereby for the purpose of performance of the Purchase Contracts and for all other purposes whatsoever, whether or not any payments in respect thereof be overdue and notwithstanding any notice to the contrary, and neither the Company, the Purchase Contract Agent nor any such agent shall be affected by notice to the contrary.

A copy of the Purchase Contract and Pledge Agreement is available for inspection at the offices of the Purchase Contract Agent.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM:	as tenants in common

UNIF GIFT MIN ACT:	Custodian
(cust) (minor)

Under Uniform Gifts to Minors Act of

TENANT:	as tenants by the entireties

JT TEN:	as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Social Security or Taxpayer I.D. or other Identifying Number of Assignee)

(Please Print or Type Name and Address Including Postal Zip Code of Assignee)

the within Treasury Units Certificate and all rights thereunder, hereby irrevocably constituting and appointing attorney                     , to transfer said Treasury Units Certificate on the books of Autoliv, Inc., with full power of substitution in the premises.

Dated:		Signature

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Treasury Units Certificate in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee:

SETTLEMENT INSTRUCTIONS

The undersigned Holder directs that a certificate for shares of Common Stock deliverable upon settlement on or after the Purchase Contract Settlement Date of the Purchase Contracts underlying the number of Treasury Units evidenced by this Treasury Units Certificate be registered in the name of, and delivered, together with a check in payment for any fractional share, to the undersigned at the address indicated below unless a different name and address have been indicated below. If shares are to be registered in the name of a Person other than the undersigned, the undersigned will pay any transfer tax payable incident thereto.

(if assigned to another person)

Dated:	REGISTERED HOLDER

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature.	Please print name and address of Register Holder:

Name	Name

Address	Address

Social Security or other Taxpayer Identification Number, if any

Signature

Signature Guarantee:

ELECTION TO SETTLE EARLY/FUNDAMENTAL CHANGE EARLY SETTLEMENT

The undersigned Holder of this Treasury Units Certificate hereby irrevocably exercises the option to effect [Early Settlement] [Fundamental Change Early Settlement] in accordance with the terms of the Purchase Contract and Pledge Agreement with respect to the Purchase Contracts underlying the number of Treasury Units evidenced by this Treasury Units Certificate specified below. The option to effect [Early Settlement] [Fundamental Change Early Settlement] may be exercised only with respect to Purchase Contracts underlying Treasury Units in multiples of 40 Treasury Units or an integral multiple thereof. The undersigned Holder directs that a certificate for shares of Common Stock or other securities deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] be registered in the name of, and delivered, together with a check in payment for any fractional share and any Treasury Units Certificate representing any Treasury Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is not effected, to the undersigned at the address indicated below unless a different name and address have been indicated below. Pledged Treasury Securities deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] will be transferred in accordance with the transfer instructions set forth below. If shares are to be registered in the name of a Person other than the undersigned, the undersigned will pay any transfer tax payable incident thereto.

Dated:	Signature:

Signature Guarantee:

Number of Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is being elected:

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature:	REGISTERED HOLDER

Please print name and address of Register Holder:

Name	Name

Address	Address

Social Security or other Taxpayer Identification Number, if any

Transfer Instructions for Pledged Treasury Securities transferable upon [Early Settlement] [Fundamental Change Early Settlement]:

[TO BE ATTACHED TO GLOBAL CERTIFICATES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL CERTIFICATE

The initial number of Treasury Units evidenced by this Global Certificate is [ ]. The following increases or decreases in this Global Certificate have been made:

Date	Amount of increase in number of Treasury Units evidenced by the Global Certificate	Amount of decrease in number of Treasury Units evidenced by the Global Certificate	Number of Treasury Units evidenced by this Global Certificate following such decrease or increase	Signature of authorized signatory of Purchase Contract Agent

EXHIBIT C

INSTRUCTION TO PURCHASE CONTRACT AGENT FROM HOLDER

(To Create Treasury Units or Corporate Units)

U.S. Bank National Association,

as Purchase Contract Agent

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Re: [Corporate Units] [Treasury Units] of Autoliv, Inc., a Delaware corporation (the “Company”).

The undersigned Holder hereby notifies you that it has deposited with U.S. Bank National Association, as Collateral Agent, for credit to the Collateral Account, $         Value of [Senior Notes] [Applicable Ownership Interests in the Treasury Portfolio] [Treasury Securities] in exchange for an equal Value of [Pledged Treasury Securities] [Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio] held in the Collateral Account, in accordance with the Purchase Contract and Pledge Agreement, dated as of March 30, 2009 (the “Agreement”; unless otherwise defined herein, terms defined in the Agreement are used herein as defined therein), between the Company and U.S. Bank National Association, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. The undersigned Holder has paid all applicable fees and expenses relating to such exchange. The undersigned Holder hereby instructs you to instruct the Collateral Agent to release to you on behalf of the undersigned Holder the [Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio] [Pledged Treasury Securities] related to such [Corporate Units] [Treasury Units].

Dated:	Signature

Signature Guarantee:

Please print name and address of Registered Holder:

Name:	Social Security or other Taxpayer Identification Number

Address

C-1

EXHIBIT D

NOTICE FROM PURCHASE CONTRACT AGENT

TO HOLDERS UPON TERMINATION EVENT

(Transfer of Collateral upon Occurrence of a Termination Event)

[HOLDER]

Attention:

Telecopy:

Re: [Corporate Units] [Treasury Units] of Autoliv, Inc. Company, a Delaware corporation (the “Company”).

Please refer to the Purchase Contract and Pledge Agreement, dated as of March 30, 2009 (the “Purchase Contract and Pledge Agreement”; unless otherwise defined herein, terms defined in the Purchase Contract and Pledge Agreement are used herein as defined therein), between the Company and U.S. Bank National Association, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time.

We hereby notify you that a Termination Event has occurred and that [the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes] [the Pledged Applicable Ownership Interests in the Treasury Portfolio] [the Treasury Securities] comprising a portion of your ownership interest in [Corporate Units] [Treasury Units] have been released and are being held by us for your account pending receipt of transfer instructions with respect to such [Senior Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio] [Pledged Treasury Securities] (the “Released Securities”).

Pursuant to Section 3.15 of the Purchase Contract and Pledge Agreement, we hereby request written transfer instructions with respect to the Released Securities. Upon receipt of your instructions and upon transfer to us of your [Corporate Units] [Treasury Units] effected through book-entry or by delivery to us of your [Corporate Units Certificate] [Treasury Units Certificate], we shall transfer the Released Securities by book-entry transfer or other appropriate procedures, in accordance with your instructions. In the event you fail to effect such transfer or delivery, the Released Securities and any distributions thereon, shall be held in our name, or a nominee in trust for your benefit, until such time as such [Corporate Units] [Treasury Units] are transferred or your [Corporate Units Certificate] [Treasury Units Certificate] is surrendered or satisfactory evidence is provided that such [Corporate Units Certificate] [Treasury Units Certificate] has been destroyed, lost or stolen, together with any indemnification that we or the Company may require.

Dated:	U.S. Bank National Association, as Purchase Contract Agent

By:
Name:
Title:
Authorized Signatory

D-1

EXHIBIT E

NOTICE OF CASH SETTLEMENT

U.S. Bank National Association,

as Purchase Contract Agent

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Re: Corporate Units of Autoliv, Inc., a Delaware corporation (the “Company”).

The undersigned Holder hereby irrevocably notifies you in accordance with Section 5.03 of the Purchase Contract and Pledge Agreement, dated as of March 30, 2009 (the “Purchase Contract and Pledge Agreement”; unless otherwise defined herein, terms defined in the Purchase Contract and Pledge Agreement are used herein as defined therein), between the Company and U.S. Bank National Association, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the Holders of the Corporate Units and Treasury Units from time to time, that such Holder has elected to pay to the Securities Intermediary for deposit in the Collateral Account, prior to 11:00 a.m. (New York City time) on the sixth Business Day immediately preceding the Purchase Contract Settlement Date (in lawful money of the United States by certified or cashiers’ check or wire transfer, in immediately available funds payable to or upon the order of the Securities Intermediary), $         as the Purchase Price for the shares of Common Stock issuable to such Holder by the Company with respect to          Purchase Contracts on the Purchase Contract Settlement Date. The undersigned Holder hereby instructs you to notify promptly the Collateral Agent of the undersigned Holders’ election to make such Cash Settlement with respect to the Purchase Contracts related to such Holder’s Corporate Units.

Dated:	Signature

Signature Guarantee:

Please print name and address of Registered Holder:

E-1

EXHIBIT F

INSTRUCTION

FROM PURCHASE CONTRACT AGENT

TO COLLATERAL AGENT

(Creation of Treasury Units)

U.S. Bank National Association,

as Collateral Agent

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Re: Corporate Units of Autoliv, Inc. (the “Company”).

Please refer to the Purchase Contract and Pledge Agreement, dated as of March 30, 2009 (the “Agreement”), among the Company and U.S. Bank National Association, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

We hereby notify you in accordance with Section 3.13 of the Agreement that the holder of securities named below (the “Holder”) has elected to substitute $         Value of Treasury Securities or security entitlements with respect thereto in exchange for an equal Value of [Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio] relating to          Corporate Units and has delivered to the undersigned a notice stating that the Holder has Transferred such Treasury Securities or security entitlements with respect thereto to the Securities Intermediary, for credit to the Collateral Account.

We hereby request that you instruct the Securities Intermediary, upon confirmation that such Treasury Securities or security entitlements thereto have been credited to the Collateral Account, to release to the undersigned an equal Value of [Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto related to          Corporate Units of such Holder in accordance with Section 3.13 of the Agreement.

Dated:	U.S. Bank National Association, as Purchase Contract Agent

By:
Name:
Title:
Authorized Signatory

F-1

Please print name and address of Holder electing to substitute Treasury Securities or security entitlements with respect thereto for the [Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio]:

Name:	Social Security or other Taxpayer Identification Number, if any

Address:

F-2

EXHIBIT G

INSTRUCTION

FROM COLLATERAL AGENT

TO SECURITIES INTERMEDIARY

(Creation of Treasury Units)

U.S. Bank National Association,

as Securities Intermediary

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Re: Corporate Units of Autoliv, Inc. (the “Company”).

Please refer to the Purchase Contract and Pledge Agreement, dated as of March 30, 2009 (the “Agreement”), between the Company and U.S. Bank National Association, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

When you have confirmed that $         Value of Treasury Securities or security entitlements with respect thereto has been credited to the Collateral Account by or for the benefit of         , as Holder of Corporate Units (the “Holder”), you are hereby instructed to release from the Collateral Account an equal Value of [Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto relating to Corporate Units of the Holder by Transfer to the Purchase Contract Agent.

Dated:	U.S. Bank National Association,
as Collateral Agent

By:
Name:
Title:
Authorized Signatory

G-1

EXHIBIT H

INSTRUCTION

FROM PURCHASE CONTRACT AGENT

TO COLLATERAL AGENT

(Recreation of Corporate Units)

U.S. Bank National Association,

as Collateral Agent

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Re: Treasury Units of Autoliv, Inc. (the “Company”).

Please refer to the Purchase Contract and Pledge Agreement dated as of March 30, 2009 (the “Agreement”), between the Company and U.S. Bank National Association, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

We hereby notify you in accordance with Section 3.14 of the Agreement that the holder of securities named below (the “Holder”) has elected to substitute $          Value of [Senior Notes] [Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto in exchange for $          Value of Pledged Treasury Securities relating to Treasury Units and has delivered to the undersigned a notice stating that the Holder has Transferred such [Senior Notes] [Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto to the Securities Intermediary, for credit to the Collateral Account.

We hereby request that you instruct the Securities Intermediary, upon confirmation that such [Senior Notes] [Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto have been credited to the Collateral Account, to release to the undersigned $          Value of Treasury Securities or security entitlements with respect thereto related to          Treasury Units of such Holder in accordance with Section 3.14 of the Agreement.

Dated:	U.S. Bank National Association,
as Purchase Contract Agent

By:
Name:
Title:
Authorized Signatory

H-1

Please print name and address of Holder electing to substitute [Senior Notes] [Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto for Pledged Treasury Securities:

Name:	Social Security or other Taxpayer Identification Number, if any

Address:

H-2

EXHIBIT I

INSTRUCTION

FROM COLLATERAL AGENT

TO SECURITIES INTERMEDIARY

(Recreation of Corporate Units)

U.S. Bank National Association,

as Securities Intermediary

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Re: Treasury Units of Autoliv, Inc. (the “Company”).

Please refer to the Purchase Contract and Pledge Agreement dated as of March 30, 2009 (the “Agreement”), among the Company and U.S. Bank National Association, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

When you have confirmed that $          Value of [Senior Notes] [Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto has been credited to the Collateral Account by or for the benefit of         , as Holder of Treasury Units (the “Holder”), you are hereby instructed to release from the Collateral Account $          Value of Treasury Securities or security entitlements thereto by Transfer to the Purchase Contract Agent.

Dated:	U.S. Bank National Association,
as Collateral Agent

By:
Name:
Title:
Authorized Signatory

I-1

EXHIBIT J

NOTICE OF CASH SETTLEMENT FROM PURCHASE CONTRACT

AGENT TO COLLATERAL AGENT

(Cash Settlement Amounts)

U.S. Bank National Association,

as Collateral Agent

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Re: Corporate Units of Autoliv, Inc. (the “Company”).

Please refer to the Purchase Contract and Pledge Agreement dated as of March 30, 2009 (the “Agreement”), between the Company and U.S. Bank National Association, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Unless otherwise defined herein, terms defined in the Agreement are used herein as defined therein.

In accordance with Section 5.03(a)(iv) of the Agreement, we hereby notify you that as of 4:00 p.m. (New York City time) on the first Business Day immediately preceding the first day of the Final Remarketing Period, we have received (i) $          in immediately available funds paid in an aggregate amount equal to the Purchase Price due to the Company on the Purchase Contract Settlement Date with respect to Corporate Units and (ii) based on the funds received set forth in clause (i) above, an aggregate principal amount of $          of Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes are to be offered for purchase in each Remarketing during the Final Remarketing Period.

Dated:	U.S. Bank National Association,
as Purchase Contract Agent

By:
Name:
Title:
Authorized Signatory

J-1

EXHIBIT K

INSTRUCTION TO CUSTODIAL AGENT REGARDING REMARKETING

U.S. Bank National Association,

as Custodial Agent

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Re: 8% Senior Notes Due 2014 of Autoliv, Inc. (the “Company”).

The undersigned hereby notifies you in accordance with Section 5.03(d) of the Purchase Contract and Pledge Agreement, dated as of March 30, 2009 (the “Agreement”), between the Company and U.S. Bank National Association, as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, that the undersigned elects to deliver $ aggregate principal amount of Separate Senior Notes for delivery to the Remarketing Agent prior to 4:00 p.m. (New York City time) on the second Business Day immediately preceding the first day of the [Early Remarketing Period beginning on, and including, January 1, 2012 and ending on, and including, March 31, 2012][Final Remarketing Period] for remarketing pursuant to Section 5.03(d) of the Agreement. The undersigned will, upon request of the Remarketing Agent, execute and deliver any additional documents deemed by the Remarketing Agent or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Separate Senior Notes tendered hereby. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

The undersigned hereby instructs you, upon receipt of the Proceeds of a Successful Remarketing from the Remarketing Agent, to deliver such Proceeds to the undersigned in accordance with the instructions indicated herein under “Payment Instructions.” The undersigned hereby instructs you, in the event of a Failed Remarketing, upon receipt of the Separate Senior Notes tendered herewith from the Remarketing Agent, to deliver such Separate Senior Notes to the person(s) and the address(es) indicated herein under “B. Delivery Instructions.”

With this notice, the undersigned hereby (i) represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Separate Senior Notes tendered hereby and that the undersigned is the record owner of any Separate Senior Notes tendered herewith in physical form or a participant in The Depository Trust Company (“DTC”) and the beneficial owner of any Separate Senior Notes tendered herewith by book-entry transfer to your account at DTC, (ii) agrees to be bound by the terms and conditions of Sections 5.02 and 5.03, as applicable, of the Agreement and (iii) acknowledges and agrees that after 4:00 p.m. (New York City time) on the second Business Day immediately preceding the first day of the Applicable Remarketing Period, such election shall become an irrevocable election to have such Separate Senior Notes remarketed in each Remarketing during the Applicable Remarketing

Period, and that the Separate Senior Notes tendered herewith will only be returned in the event of a Failed Remarketing.

Dated:	By:
Name:
Title:

Signature Guarantee

Name:	Social Security or other Taxpayer Identification Number, if any

Address:

A. PAYMENT INSTRUCTIONS

Proceeds of a Successful Remarketing should be paid by check in the name of the person(s) set forth below and mailed to the address set forth below.

Name(s)
(Please Print)

Address
(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)

B. DELIVERY INSTRUCTIONS

In the event of a Failed Remarketing, Senior Notes which are in physical form should be delivered to the person(s) set forth below and mailed to the address set forth below.

Name(s)
(Please Print)
Address
(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)

In the event of a Failed Remarketing, Senior Notes which are in book-entry form should be credited to the account at The Depository Trust Company to the person(s) set forth below.

DTC Account Number:

Name of Account Party:

EXHIBIT L

INSTRUCTION TO CUSTODIAL AGENT REGARDING

WITHDRAWAL FROM REMARKETING

U.S. Bank National Association,

as Custodial Agent

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Re: 8% Senior Notes Due 2014 of Autoliv, Inc. (the “Company”).

The undersigned hereby notifies you in accordance with Section 5.03(d) of the Purchase Contract and Pledge Agreement, dated as of March 30, 2009 (the “Agreement”), among the Company and you, as Collateral Agent, Custodial Agent and Securities Intermediary, and U.S. Bank National Association, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, that the undersigned elects to withdraw the $        aggregate principal amount of Separate Senior Notes delivered to you for Remarketing pursuant to Section 5.03(d) of the Agreement. The undersigned hereby instructs you to return such Separate Senior Notes to the undersigned in accordance with the undersigned’s instructions. With this notice, the Undersigned hereby agrees to be bound by the terms and conditions of Section 5.03(d) of the Agreement. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Date:	By:
Name:
Title:

Signature Guarantee:

Name

Address
Social Security or other Taxpayer Identification Number, if any

L-1

EXHIBIT M

NOTICE OF CASH SETTLEMENT

U.S. Bank National Association,

as Purchase Contract Agent

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Re: Corporate Units of Autoliv, Inc., a Delaware corporation (the “Company”)

The undersigned Holder hereby irrevocably notifies you in accordance with Section 5.03(b)(iii) of the Purchase Contract and Pledge Agreement, dated as of March 30, 2009 (the “Purchase Contract and Pledge Agreement”; unless otherwise defined herein, terms defined in the Purchase Contract and Pledge Agreement are used herein as defined therein), among the Company and you, as Purchase Contract Agent, as attorney-in-fact for the Holders of the Corporate Units, Collateral Agent, Custodial Agent and Securities Intermediary, that such Holder has elected to pay to the Securities Intermediary for deposit in the Collateral Account, on or prior to 4:00 p.m. (New York City time) on the Business Day immediately preceding the Purchase Contract Settlement Date (in lawful money of the United States by certified or cashiers check or wire transfer, in immediately available funds payable to or upon the order of the Securities Intermediary), $         as the Purchase Price for the shares of Common Stock issuable to such Holder by the Company with respect to                      Purchase Contracts on the Purchase Contract Settlement Date. The undersigned Holder hereby instructs you to notify promptly the Collateral Agent of the undersigned Holders’ election to settle the Purchase Contracts related to such Holder’s Corporate Units with separate cash.

Date:

Signature:

Signature Guarantee:

Please print name and address of Registered Holder:

M-1

EXHIBIT N

NOTICE

FROM PURCHASE CONTRACT AGENT

TO COLLATERAL AGENT

(Settlement with Separate Cash)

U.S. Bank National Association,

as Collateral Agent

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Re: Corporate Units of Autoliv, Inc., a Delaware corporation (the “Company”)

Please refer to the Purchase Contract and Pledge Agreement, dated as of March 30, 2009 (the “Agreement”), among the Company, you, as Collateral Agent, as Securities Intermediary and as Custodial Agent, and the undersigned, as Purchase Contract Agent and as attorney-in-fact for the Holders of Corporate Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

We hereby notify you in accordance with Section 5.03(b)(iii) of the Agreement that the Holder of Corporate Units named below (the “Holder”) has elected to settle the          Purchase Contracts related to its Pledged Applicable Ownership Interests in Senior Notes with $         of separate cash prior to 11:00 a.m. (New York City time) on the second Business Day immediately preceding the Purchase Contract Settlement Date (in lawful money of the United States by certified or cashiers check or wire transfer, in immediately available funds payable to or upon the order of the Securities Intermediary) and has delivered to the undersigned a notice to that effect.

We hereby request that you, upon confirmation that the Purchase Price has been paid by the Holder to the Securities Intermediary in accordance with Section 5.03(b)(iii) of the Agreement in lieu of exercise of such Holder’s Put Right, give us notice of the receipt of such payment and (A) promptly invest the separate cash received in Permitted Investments consistent with the instructions of the Company as provided in Section 5.03(a)(v) of the Agreement with respect to Cash Settlement, (B) promptly release from the Pledge the Senior Notes underlying the Applicable Ownership Interest in Senior Notes related to the Corporate Units as to which such Holder has paid such separate cash; and (C) promptly Transfer all such Senior Notes to us for distribution to such Holder, in each case free and clear of the Pledge created by the Agreement.

N-1

Dated:	U.S. Bank National Association,
as Purchase Contract Agent and as attorney-in-fact of the Holders from time to time of the Units

By:
Name:
Title:
Authorized Signatory

Please print name and address of Holder electing to settle with separate cash:

Name: Social Security or other Taxpayer Identification Number, if any

Address:

N-2

EXHIBIT O

NOTICE OF SETTLEMENT WITH SEPARATE CASH FROM

SECURITIES INTERMEDIARY TO PURCHASE CONTRACT AGENT

(Settlement with Separate Cash)

U.S. Bank National Association,

as Purchase Contract Agent

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Re: Corporate Units of Autoliv, Inc. (the “Company”)

Please refer to the Purchase Contract and Pledge Agreement dated as of March 30, 2009 (the “Agreement”), by and among you, the Company, and U.S. Bank National Association, as Collateral Agent, Custodial Agent and Securities Intermediary. Unless otherwise defined herein, terms defined in the Agreement are used herein as defined therein.

In accordance with Section 5.03(b)(iii) of the Agreement, we hereby notify you that as of 4:00 p.m. (New York City time) on the Business Day immediately preceding April 30, 2012 (the “Purchase Contract Settlement Date”), (i) we have received from          $         in immediately available funds paid in an aggregate amount equal to the Purchase Price due to the Company on the Purchase Contract Settlement Date with respect to          Corporate Units and (ii) based on the funds received set forth in clause (i) above, an aggregate principal amount of $         of Senior Notes underlying related Pledged Applicable Ownership Interests in Senior Notes are to be released from the Pledge and Transferred to you.

U.S. Bank National Association,

as Securities Intermediary

Dated:

By:

O-1

EXHIBIT P

FORM OF REMARKETING AGREEMENT

[                    ]

U.S. Bank National Association

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Ladies and Gentlemen:

This Agreement is dated as of [—] (the “Agreement”) by and among Autoliv, Inc., a Delaware corporation (the “Company”), [                    ], as the remarketing agent (the “Remarketing Agent”), and U.S. Bank National Association, a national banking association, not individually but solely as Purchase Contract Agent (the “Purchase Contract Agent”) and as attorney-in-fact of the holders of Purchase Contracts (as defined in the Purchase Contract and Pledge Agreement referred to below).

Section 1.

Definitions.

(a) Capitalized terms used and not defined in this Agreement shall have the meanings set forth in the Purchase Contract and Pledge Agreement, dated as of March 30, 2009, among the Company, U.S. Bank National Association, as Purchase Contract Agent and attorney-in-fact for the Holders of the Purchase Contracts, and U.S. Bank National Association, as Collateral Agent, Custodial Agent and Securities Intermediary, as amended from time to time (the “Purchase Contract and Pledge Agreement”).

(b) As used in this Agreement, the following terms have the following meanings:

“Agreement” has the meaning specified in the first paragraph of this Remarketing Agreement.

“Commencement Date” has the meaning specified in Section 3.

“Commission” means the Securities and Exchange Commission.

“Company” has the meaning specified in the first paragraph of this Remarketing Agreement.

“Disclosure Package” has the meaning specified in Section 7(a).

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act.

“Preliminary Prospectus” means any preliminary prospectus relating to the Remarketed Senior Notes included in the Registration Statement, including the documents incorporated by reference therein as of the date of such Preliminary Prospectus.

“Prospectus” means the prospectus relating to the Remarketed Senior Notes, in the form in which first filed, or transmitted for filing, with the Commission after the effective date of the Registration Statement pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein as of the date of such Prospectus; and any reference to any amendment or supplement to such Prospectus shall be deemed to refer to and include any documents filed after the date of such Prospectus, under the Exchange Act, and incorporated by reference in such Prospectus.

“Purchase Contract and Pledge Agreement” has the meaning specified in Section 1(a).

“Registration Statement” means a registration statement under the Securities Act prepared by the Company covering, inter alia, the Remarketing of the Remarketed Senior Notes pursuant to Section 5(a) hereunder, including all exhibits thereto and the documents incorporated by reference in the Prospectus and any post-effective amendments thereto.

“Remarketed Senior Notes” means, with respect to all Remarketings during any Applicable Remarketing Period, the aggregate Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes and the Separate Senior Notes, if any, subject to Remarketing as identified to the Remarketing Agent by the Purchase Contract Agent and the Custodial Agent, respectively, in each case by 11:00 a.m. New York City time, in the case of an Early Remarketing, or promptly after 4:00 p.m., New York City time, in the case of a Final Remarketing, on the Business Day immediately prior to the first day of the Applicable Remarketing Period in accordance with the Purchase Contract and Pledge Agreement and shall include: (a) the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes of the Holders of Corporate Units who have not effected a Collateral Substitution, Early Settlement or a Fundamental Change Early Settlement in accordance with the Purchase Contract and Pledge Agreement, and, in the case of a Final Remarketing, Holders of Corporate Units who have not notified the Purchase Contract Agent on or prior to 4:00 p.m., New York City time, on the seventh Business Day immediately preceding the Purchase Contract Settlement Date of their intention to effect a Cash Settlement of the related Purchase Contracts pursuant to the terms of the Purchase Contract and Pledge Agreement or who have so notified the Purchase Contract Agent but failed to make the required cash payment on or prior to 11:00 a.m., New York City time, on the sixth Business Day immediately preceding the Purchase Contract Settlement Date, and (b) the Separate Senior Notes of the holders of Separate Senior Notes, if any, who have elected to have their Separate Senior Notes remarketed in such Remarketing pursuant to the terms of the Purchase Contract and Pledge Agreement.

“Remarketing Fee” has the meaning specified in Section 4.

“Remarketing Materials” means the Preliminary Prospectus, the Prospectus or any other information furnished by the Company to the Remarketing Agent for distribution to investors in connection with the Remarketing.

“Reset Rate” has the meaning specified in Section 2(d).

“Securities” has the meaning specified in Section 10.

“Transaction Documents” means this Agreement, the Purchase Contract and Pledge Agreement and the Indenture, in each case as amended or supplemented from time to time.

Section 2.

Appointment and Obligations of the Remarketing Agent

(a) The Company hereby appoints [                            ] as the exclusive Remarketing Agent, and, subject to the terms and conditions set forth herein, [                        ] hereby accepts appointment as Remarketing Agent, for the purpose of (i) remarketing the Remarketed Senior Notes on behalf of the holders thereof, (ii) determining, in consultation with the Company, in the manner provided for herein and in the Purchase Contract and Pledge Agreement and the Supplemental Indenture, the Reset Rate for the Senior Notes, and (iii) performing such other duties as are assigned to the Remarketing Agent in the Transaction Documents.

(b) Unless a Termination Event or Special Event Redemption has occurred prior to such date, if the Company elects to conduct an Early Remarketing during an Early Remarketing Period selected by the Company pursuant to the Purchase Contract and Pledge Agreement, the Remarketing Agent shall use its reasonable efforts to remarket the Remarketed Senior Notes at the applicable Remarketing Price. If the Remarketing Agent is unsuccessful on the first Early Remarketing Date during such Early Remarketing Period, a subsequent Remarketing shall be attempted (unless impracticable) by the Remarketing Agent on each of the two following Early Remarketing Dates in that Early Remarketing Period until a Successful Early Remarketing occurs. Upon the occurrence of any Failed Early Remarketing, unless a Termination Event or Special Event Redemption has occurred, the Company may elect to conduct additional Early Remarketings during the Early Remarketing Period. For the avoidance of doubt, the Company shall determine in its sole discretion if and when to attempt an Early Remarketing, as the Company may postpone an Early Remarketing in its absolute discretion.

(c) In the case there is no Successful Early Remarketing during any Early Remarketing Period or no Early Remarketing occurs on any Early Remarketing Date, if any, and unless a Termination Event or a Special Event Redemption has occurred prior to such date, on the Final Remarketing Date or Dates in the Final Remarketing Period, the Remarketing Agent shall use its reasonable efforts to remarket the Remarketed Senior Notes at the applicable Remarketing Price. It is understood and agreed that the Remarketing on any Final Remarketing Date will be considered successful and no further attempts will be made if the resulting proceeds are at least equal to the applicable Remarketing Price. The Company may not postpone a Remarketing during the Final Remarketing Period.

(d) In connection with each Remarketing, the Remarketing Agent shall determine, in consultation with the Company, the terms of the Senior Notes, including those which may be modified in connection with the Remarketing pursuant to the Indenture, including the rate per annum, rounded to the nearest one-thousandth of one percent (0.00001) per annum, that the

Senior Notes should bear (the “Reset Rate”) in order for the Remarketed Senior Notes to have an aggregate market value equal to at least the applicable Remarketing Price and that in the sole reasonable discretion of the Remarketing Agent will enable it to remarket all of the Remarketed Senior Notes at no less than the applicable Remarketing Price in such Remarketing; provided that such rate shall not exceed the maximum interest rate permitted by applicable law.

(e) If, by 4:00 p.m., New York City time, on the applicable Remarketing Date, (1) the Remarketing Agent is unable to remarket all of the Remarketed Senior Notes, other than to the Company, at the applicable Remarketing Price pursuant to the terms and conditions hereof or (2) the Remarketing did not occur on such Remarketing Date because one of the conditions set forth in Section 6 hereof was not satisfied, a Failed Remarketing shall be deemed to have occurred, and the Remarketing Agent shall advise by telephone (and promptly deliver a notice in writing thereafter) the Depositary, the Purchase Contract Agent, the Collateral Agent and the Company of any such Failed Remarketing. Whether or not there has been a Failed Remarketing will be determined in the sole reasonable discretion of the Remarketing Agent. In the event of a Failed Remarketing, the applicable interest rate on the Senior Notes will not be reset, and will continue to be the Coupon Rate set forth in the Supplemental Indenture.

(f) In the event of a Successful Remarketing, by approximately 4:30 p.m., New York City time, on the applicable Remarketing Date, the Remarketing Agent shall advise, by telephone:

(1) the Depositary, the Purchase Contract Agent and the Company (and promptly deliver a notice in writing thereafter) of the Reset Rate determined by the Remarketing Agent in such Remarketing and the number of Remarketed Senior Notes sold in such Remarketing;

(2) each purchaser (or the Depositary Participant thereof) of Remarketed Senior Notes of the Reset Rate and the number of Remarketed Senior Notes such purchaser is to purchase;

(3) each such purchaser (if other than a Depositary Participant) to give instructions to its Depositary Participant to pay the purchase price on the Remarketing Settlement Date in same day funds against delivery of the Remarketed Senior Notes purchased through the facilities of the Depositary; and

(4) each such purchaser (or Depositary Participant thereof) that the Remarketed Senior Notes will not be delivered until the Remarketing Settlement Date and that if such purchaser wishes to trade the Remarketed Senior Notes that it has purchased prior to the third Business Day preceding the Remarketing Settlement Date, such purchaser will have to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

The Remarketing Agent shall also, if required by the Securities Act, deliver, in conformity with the requirements of the Securities Act, to each purchaser a Prospectus in connection with the Remarketing.

(g) The proceeds from a Successful Remarketing (i) with respect to the Senior Notes underlying the Applicable Ownership Interests in Senior Notes that are components of the Corporate Units, shall be paid to the Collateral Agent in accordance with Section 5.02 or 5.03, as applicable, of the Purchase Contract and Pledge Agreement and (ii) with respect to the Separate Senior Notes, shall be paid to the Custodial Agent for payment to the holders of such Separate Senior Notes in accordance with Section 5.02 or 5.03, as applicable, of the Purchase Contract and Pledge Agreement.

(h) It is understood and agreed that the Remarketing Agent shall not have any obligation whatsoever to purchase any Remarketed Senior Notes, whether in the Remarketing or otherwise, and shall in no way be obligated to provide funds to make payment upon tender of Remarketed Senior Notes for Remarketing or to otherwise expend or risk its own funds or incur or to be exposed to financial liability in the performance of its duties under this Agreement. Neither the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of the Remarketed Senior Notes for Remarketing.

Section 3.

Representations and Warranties of the Company.

The Company represents and warrants (i) on and as of the date any Remarketing Materials are first distributed in connection with the Remarketing (the “Commencement Date”), (ii) on and as of the applicable Remarketing Date and (iii) on and as of the Remarketing Settlement Date, that:

(a) Each of the representations and warranties of the Company as set forth in Section 1 (other than the representation and warranty contained in subsection (f) with respect to the Underwriting Agreement having been duly authorized, executed and delivered) of the Underwriting Agreement is true and correct as if made on each of the dates specified above; provided that for purposes of this Section 3(a), any reference in such sections of the Underwriting Agreement to (i) the “Registration Statement” and the “Prospectus” shall be deemed to refer to such terms as defined herein, (ii) the “Closing Date” shall be deemed to refer to the Remarketing Settlement Date, (iii) the “Securities” shall be deemed to refer to the Remarketed Senior Notes, (iv) the “preliminary prospectus” shall be deemed to refer to the “Preliminary Prospectus,” (v) the “Time of Sale Prospectus” shall be deemed to refer to the “Disclosure Package,” (vi) “Agreement” shall be deemed to refer to this Agreement, (vii) “Underwriter” shall be deemed to refer to the Remarketing Agent and (viii) “Securities Agreements” shall be deemed to refer to this Agreement, the Senior Notes and the Indenture.

(b) The Senior Notes and the Indenture conform in all material respects to the description thereof contained in the Prospectus, if any.

(c) No default or an event of default, and no event that with the passage of time or the giving of notice or both would become an event of default, shall occur and be continuing, under any of the Securities Agreements (as defined in the Underwriting Agreement).

Section 4.

Fees.

In the event of a Successful Remarketing of the Remarketed Senior Notes, the Company shall pay the Remarketing Agent a remarketing fee to be agreed upon in writing by the Company and the Remarketing Agent prior to any such Remarketing (the “Remarketing Fee”), unless the Company directs the Remarketing Agent to include such fee in the Remarketing Price and the Remarketing Agent is able to remarket the Senior Notes for an amount which includes the Remarketing Fee. In any such case, the Remarketing Agent may deduct the applicable Remarketing Fee from any amount of the proceeds from the Successful Remarketing in excess of 100% of the Treasury Portfolio Purchase Price plus the Separate Senior Notes Purchase Price (if any), in the case of a Successful Early Remarketing, or the aggregate principal amount of Remarketed Senior Notes, in the case of a Successful Final Remarketing. Any unpaid portion of the Remarketing Fee shall be paid by the Company on the Remarketing Settlement Date in cash by wire transfer of immediately available funds to the account designated by the Remarketing Agent.

Section 5.

Covenants of the Company.

The Company covenants and agrees as follows:

(a) If and to the extent the Remarketed Senior Notes are required (in the view of counsel, which need not be in the form of a written opinion, for either the Remarketing Agent or the Company) to be registered under the Securities Act as in effect at the time of the Remarketing,

(1) to prepare the Registration Statement and the Prospectus, in a form approved by the Remarketing Agent, to file any such Prospectus pursuant to the Securities Act within the period required by the Securities Act and the rules and regulations thereunder and to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission prior to the second Business Day immediately preceding the applicable Remarketing Date;

(2) to file promptly with the Commission any amendment to the Registration Statement or the Prospectus or any supplement to the Prospectus that may, in the reasonable judgment of the Company or the Remarketing Agent, be required by the Securities Act or requested by the Commission;

(3) to advise the Remarketing Agent, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish the Remarketing Agent with copies thereof;

(4) to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a Prospectus is required in connection with the offering or sale of the Remarketed Senior Notes;

(5) to file all Issuer Free Writing Prospectuses required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Securities Act;

(6) to advise the Remarketing Agent, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Preliminary Prospectus or the Prospectus, of the suspension of the qualification of any of the Remarketed Senior Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information, and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or any Prospectus or suspending any such qualification, to use promptly its best efforts to obtain its withdrawal;

(7) to furnish promptly to the Remarketing Agent such copies of the following documents as the Remarketing Agent shall reasonably request: (A) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits); (B) the Preliminary Prospectus and any amended or supplemented Preliminary Prospectus; (C) the Prospectus and any amended or supplemented Prospectus; and (D) any document incorporated by reference in the Prospectus (excluding exhibits thereto); and, if at any time when delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required in connection with the Remarketing, any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is delivered, not misleading, or if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify the Remarketing Agent and, upon its request, to file such document and to prepare and furnish without charge to the Remarketing Agent and to any dealer in securities as many copies as the Remarketing Agent may from time to time reasonably request of an amended or supplemented Prospectus that will correct such statement or omission or effect such compliance;

(8) prior to filing with the Commission (A) any amendment to the Registration Statement or supplement to the Prospectus or (B) any Prospectus pursuant to Rule 424 under the Securities Act, to furnish a copy thereof to the Remarketing Agent; and not to file any such amendment or supplement that shall be reasonably disapproved by the Remarketing Agent;

(9) as soon as practicable, but in any event not later than eighteen months, after the date of a Successful Remarketing, to make “generally available to its security holders” an “earning statement” of the Company and its subsidiaries complying with (which need not be audited) Section 11(a) of the Securities Act and the rules and regulations thereunder (including, at the option of the Company, Rule 158 under the Securities Act). The terms “generally available to its security holders” and “earning statement” shall have the meanings set forth in Rule 158; and

(10) to take such action as the Remarketing Agent may reasonably request in order to qualify the Remarketed Senior Notes for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Remarketing Agent may reasonably request; provided that in no event shall the Company be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction.

(b) To pay: (1) the costs incident to the preparation and printing of the Registration Statement, if any, any Preliminary Prospectus, any Issuer Free Writing Prospectus, any Prospectus and any other Remarketing Materials and any amendments or supplements thereto; (2) the costs of distributing the Registration Statement, if any, any Prospectus and any other Remarketing Materials and any amendments or supplements thereto; (3) any fees and expenses of qualifying the Remarketed Senior Notes under the securities laws of the several jurisdictions as provided in Section 5(a)(10) and of preparing, printing and distributing a Blue Sky Memorandum, if any (including any related reasonable fees and expenses of counsel to the Remarketing Agent); (4) all other costs and expenses incident to the performance of the obligations of the Company hereunder and the Remarketing Agent hereunder; and (5) the reasonable fees and expenses of counsel to the Remarketing Agent in connection with its duties hereunder.

(c) To furnish the Remarketing Agent with such information and documents as the Remarketing Agent may reasonably request in connection with the transactions contemplated hereby, and to make reasonably available to the Remarketing Agent and any accountant, attorney or other advisor retained by the Remarketing Agent such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and to cause the Company’s officers, directors, employees and accountants to participate in all such discussions and to supply all such information reasonably requested by any such Person in connection with such investigation.

Section 6.

Conditions to the Remarketing Agent’s Obligations.

The obligations of the Remarketing Agent hereunder shall be subject to the following conditions:

(a) The Prospectus, and any supplement thereto, has been filed in the manner and within the time period required by Rule 424(b); each Issuer Free Writing Prospectus, if any, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been timely filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; the Company has paid the fees required by the

Commission relating to the Remarketed Senior Notes within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r); and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b)(1) Trading in the Company’s securities shall not have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange shall not have been suspended or limited or minimum prices shall not have been established on such exchange; (2) a banking moratorium shall not have been declared either by U.S. federal or New York State authorities; or (3) there shall not have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such, in the sole judgment of the Remarketing Agent, as to prevent or materially impair the Remarketing, or enforcement of contracts for sale, of the Remarketed Senior Notes.

(c) The representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the applicable Remarketing Date, and the Company, the Purchase Contract Agent and the Collateral Agent shall have performed in all material respects all covenants and agreements contained herein or in the Purchase Contract and Pledge Agreement to be performed on their part at or prior to such Remarketing Date.

(d) The Company shall have furnished to the Remarketing Agent a certificate, dated the applicable Remarketing Date, of the Chief Financial Officer satisfactory to the Remarketing Agent stating that the representations and warranties of the Company in Section 3 are true and correct on and as of the applicable Remarketing Date and the Company has performed in all material respects all covenants and agreements contained herein to be performed on its part at or prior to such Remarketing Date.

(e) On the applicable Remarketing Date, the Remarketing Agent shall have received a letter addressed to the Remarketing Agent and dated such date, in form and substance satisfactory to the Remarketing Agent, of the independent accountants of the Company, containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to certain financial information contained in the Remarketing Materials, if any.

(f) Each of (i) U.S. outside counsel for the Company reasonably acceptable to the Remarketing Agent, (ii) counsel of the Company and (iii) outside Swedish counsel for the Company shall have furnished to the Remarketing Agent its opinion, addressed to the Remarketing Agent and dated the applicable Remarketing Date, in form and substance reasonably satisfactory to the Remarketing Agent addressing such matters as are set forth in such counsel’s opinion furnished pursuant to Sections 5(c), 5(d) and 5(f), respectively, of the Underwriting Agreement, adapted as necessary to relate to the securities being remarketed hereunder and to the Remarketing Materials, if any, or to any changed circumstances or events occurring subsequent to the date of this Agreement, such adaptations being reasonably acceptable to counsel to the Remarketing Agent.

(g) Counsel for the Remarketing Agent, shall have furnished to the Remarketing Agent its opinion, addressed to the Remarketing Agent and dated the applicable Remarketing Date, in form and substance reasonably satisfactory to the Remarketing Agent.

(h) Subsequent to the Commencement Date and prior to the applicable Remarketing Date, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

Section 7.

Indemnification.

(a) The Company agrees to indemnify and hold harmless the Remarketing Agent, any person who controls the Remarketing Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of the Remarketing Agent within the meaning of Rule 405 of the Securities Act from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Remarketing Agent or any such controlling person or affiliate may incur under the Securities Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any Preliminary Prospectus, the Preliminary Prospectus taken together with any Issuer Free Writing Prospectuses used at or prior to the time of the first sale (the “Disclosure Package”) or the Prospectus or any amendment or supplement thereto, or arises out of or is based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such loss, expense, liability or claim arises out of or is based upon any alleged untrue statement of a material fact contained (i) therein in conformity with the information furnished in writing by or on behalf of the Remarketing Agent to the Company expressly for use in such documents or (ii) in the Form T-1 Statement of Eligibility under the Trust Indenture Act of the Indenture Trustee or arises out of or is based upon any alleged omission to state therein a material fact in connection with such information required to be stated therein or necessary to make such information not misleading. The Company’s agreement to indemnify the Remarketing Agent or any such controlling person or affiliate as aforesaid is expressly conditioned upon the Company being notified of the action in connection therewith brought against the Remarketing Agent or such controlling person or affiliate by letter or telegram or facsimile transmission addressed to the Company with reasonable promptness after the first legal process which discloses the nature of the liability or claim shall have been served upon the Remarketing Agent or such controlling person or affiliate (or after the Remarketing Agent or such controlling person or affiliate shall have received notice of such service upon any agent designated by the Remarketing Agent or such controlling person or affiliate), but failure so to notify the Company shall not relieve the Company from any liability which it may have to the Remarketing Agent or to such controlling person or affiliate (i) unless and to the extent the Company did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights and defenses and (ii) otherwise than on account of the indemnity agreement contained in this Section 7.

The Company may assume the defense of any suit brought to enforce any such liability or claim, including the employment of counsel reasonably satisfactory to the Remarketing Agent or such controlling person or affiliate and the payment of all expenses. The Remarketing Agent or such controlling person or affiliate against whom such suit is brought shall have the right to employ one separate counsel in any such suit and participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the Remarketing Agent or the expense of such controlling person or affiliate unless (i) the employment of such counsel has been specifically authorized by the Company, (ii) the Company shall not have employed counsel reasonably satisfactory to the Remarketing Agent to represent the Remarketing Agent or such controlling person or affiliate within a reasonable time after notice of the institution of such action or (iii) the named parties to any such suit (including any impleaded parties) include the Remarketing Agent or such controlling person or affiliate and the Company and the Remarketing Agent or such controlling person or affiliate shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company, in which case the Company shall not have the right to assume the defense of such action on the behalf of the Remarketing Agent or on the behalf of such controlling person or affiliate, it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and any required local counsel) for the Remarketing Agent and such controlling persons or affiliates, which firm (and local counsel, if any) shall be designated in writing by the Remarketing Agent. The Company shall not be liable for any settlement of any such action effected without its consent (which will not be unreasonably withheld or delayed) unless such settlement includes an unconditional release of the Company from all liability arising out of such loss, expense, liability or claim.

The Company agrees to notify the Remarketing Agent with reasonable promptness of the commencement of any litigation or proceedings against the Company or any of its officers or directors in connection with the issue and sale of the Securities or with the Registration Statement, any Preliminary Prospectus, the Disclosure Package, the Prospectus or any amendments or supplements thereto.

(b) The Remarketing Agent represents and warrants that the information furnished in writing to the Company expressly for use with reference to the Remarketing Agent in the Registration Statement, the Preliminary Prospectus, the Disclosure Package or the Prospectus does not contain any untrue statement of a material fact and does not omit to state a material fact in connection with such information required to be stated in the Registration Statement, the Preliminary Prospectus or the Prospectus or necessary to make such information (in the case of the Preliminary Prospectus or the Prospectus, in light of the circumstances under which such information was provided) not misleading.

The Remarketing Agent agrees to indemnify, defend and hold harmless the Company, its directors and officers and any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Company or any other indemnified person may incur under the Securities Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Disclosure Package, the Prospectus or any amendment or supplement thereto which is in reliance on and in conformity with information furnished in writing by or on behalf of the Remarketing Agent to the Company expressly for use with reference to the Remarketing Agent, or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in any of such documents or necessary to make such information (in the case of the Preliminary Prospectus, the Disclosure Package or the Prospectus, in light of the circumstances under which such information was provided) not misleading. The Remarketing Agent’s agreement to indemnify the Company and any other indemnified person as aforesaid is expressly conditioned upon the Remarketing Agent being notified of the action in connection therewith brought against the Company or any other indemnified person by letter, telegram, or facsimile transmission addressed to it at its address furnished to the Company for the purpose, with reasonable promptness after the first legal process which discloses the nature of the liability or claim shall have been served upon the Company or any other indemnified person (or after the Company or any such person shall have received notice of such service on any agent designated by the Company or any such person), but failure so to notify the Remarketing Agent shall not relieve the Remarketing Agent from any liability which it may have to the Company or any other indemnified person (i) unless and to the extent the Remarketing Agent did not otherwise learn of such action and such failure results in the forfeiture by the Remarketing Agent of substantial rights and defenses and (ii) otherwise than on account of the indemnity agreement contained in this Section 7.

The Remarketing Agent may assume the defense of any suit brought to enforce any such liability or claim, including the employment of counsel reasonably satisfactory to the Company or such other person and the payment of all expenses. The Company or other indemnified person against whom such suit is brought shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the Company or such other indemnified person unless (i) the employment of such counsel has been specifically authorized by the Remarketing Agent, (ii) the Remarketing Agent shall not have employed counsel reasonably satisfactory to the Company or such other person to represent the Company or such other person within a reasonable time after notice of the institution of such action or (iii) the named parties to any suit (including any impleaded parties) include the Company or such other indemnified person and the Remarketing Agent, and the Company or such other indemnified person shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Remarketing Agent, in which case the Remarketing Agent shall not have the right to assume the defense of such action on behalf of the Company or such other indemnified person, it being understood, however, that the Remarketing Agent shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and any required local counsel) for the Company and such person, which firm (and local counsel, if any) shall be designated in writing by the Company. The Remarketing Agent shall not be liable for any settlement of any such action effected without its consent (which will not be unreasonably withheld or delayed) unless such settlement includes an unconditional release of the Remarketing Agent from all liability arising out of such loss, expense, liability or claim.

Section 8.

Contribution.

(a) If the indemnification provided for in this Agreement is unavailable to or insufficient to hold harmless an indemnified party under Sections 7(a) and 7(b) above for any reason other than as specified therein in respect of any losses, expenses, liabilities or claims referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Agent on the other hand from the remarketing of the Remarketed Senior Notes; or (ii) if the allocation provided in clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Remarketing Agent on the other hand in connection with the statements or omissions which resulted in such losses, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Remarketing Agent on the other hand shall be deemed to be in the same proportion as the total net proceeds (before deducting expenses) to the Company from the Remarketing of the Remarketed Senior Notes bears to the total fees received by the Remarketing Agent. The relative fault of the Company on the one hand and of the Remarketing Agent on the other hand shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Remarketing Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any claim or action.

(b) The Company and the Remarketing Agent agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(a). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, the Remarketing Agent shall not be required to contribute any amount in excess of the amount by which the Remarketing Fee exceeds the amount of any damages that the Remarketing Agent have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in Section 7 and Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

Section 9.

Resignation and Removal of the Remarketing Agent.

The Remarketing Agent may resign and be discharged from its duties and obligations hereunder, and the Company may remove the Remarketing Agent, by giving 30 days’ prior written notice, in the case of a resignation, to the Company and the Purchase Contract Agent and, in the case of a removal, to the Remarketing Agent and the Purchase Contract Agent; provided, however, that no such resignation nor any such removal shall become effective until the Company shall have appointed at least one nationally recognized broker-dealer as successor Remarketing Agent and such successor Remarketing Agent shall have entered into a remarketing agreement with the Company, in which it shall have agreed to conduct the Remarketing in accordance with the Transaction Documents in all material respects.

In any such case, the Company will use commercially reasonable efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable. The provisions of Section 7 and Section 8 shall survive the resignation or removal of the Remarketing Agent pursuant to this Agreement.

Section 10.

Dealing in Securities.

The Remarketing Agent, when acting as the Remarketing Agent or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Remarketed Senior Notes, Corporate Units, Treasury Units or any of the securities of the Company (collectively, the “Securities”). The Remarketing Agent may exercise any vote or join in any action which any beneficial owner of such Securities may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. The Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

Section 11.

Remarketing Agent’s Performance; Duty of Care.

The duties and obligations of the Remarketing Agent shall be determined solely by the express provisions of this Agreement and the Transaction Documents. No implied covenants or obligations of or against the Remarketing Agent shall be read into this Agreement or any of the Transaction Documents. In the absence of bad faith on the part of the Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it, as to the truth of the statements expressed in any of such documents. The Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties except as otherwise set forth herein. The Remarketing Agent shall have no obligation to determine whether there is any limitation under applicable law on the Reset Rate on the Senior Notes or, if there is any such limitation, the maximum permissible Reset Rate on the Senior Notes, and it shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the eighth Business Day before the applicable Remarketing Date) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate. The Remarketing Agent, acting under this Agreement, shall incur no liability to the Company or to any holder of Remarketed Senior Notes in its individual capacity or as Remarketing Agent for any action or failure to act, on its part in connection with a Remarketing or otherwise, except if such liability is (i) judicially determined to have resulted from its failure to comply with the material terms of this Agreement or bad faith, gross negligence or willful misconduct on its part or (ii) determined pursuant to Section 7 or 8 of this Agreement. The provisions of this Section 11 shall survive the termination of this Agreement and shall survive the resignation or removal of the Remarketing Agent pursuant to this Agreement.

Section 12.

Termination.

This Agreement shall automatically terminate (i) as to the Remarketing Agent on the effective date of the resignation or removal of the Remarketing Agent pursuant to Section 9 and (ii) on the earlier of (x) the occurrence of a Termination Event, (y) the Special Event Redemption Date and (z) the Business Day immediately following the Purchase Contract Settlement Date. If this Agreement is terminated pursuant to any of the other provisions hereof, except as otherwise provided herein, the Company shall not be under any liability to the Remarketing Agent and the Remarketing Agent shall not be under any liability to the Company, except that if this Agreement is terminated by the Remarketing Agent because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, the Company will reimburse the Remarketing Agent for all of its out-of-pocket expenses (including the fees and disbursements of its counsel) reasonably incurred by it. Notwithstanding any termination of this Agreement, in the event there has been a Successful Remarketing, the obligations set forth in Section 4 hereof shall survive and remain in full force and effect until all amounts payable under said Section 4 shall have been paid in full. In addition, Sections 7, 8 and 11 hereof shall survive the termination of this Agreement or the resignation or removal of the Remarketing Agent.

Section 13.

Notices.

All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to the Remarketing Agent, shall be delivered or sent by mail, telex or facsimile transmission to: [                                         ];

(b) if to the Company, shall be delivered or sent by mail, telex or facsimile transmission to:

Autoliv, Inc.

Box 70381

SE-107 24, Stockholm

Sweden Attention: Lars Sjöbring, Group Vice President Legal Affairs,

General Counsel and Secretary; and

(c) if to the Purchase Contract Agent, shall be delivered or sent by mail or facsimile transmission to:

U.S. Bank National Association

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.

Section 14.

Persons Entitled to Benefit of Agreement.

This Agreement shall inure to the benefit of and be binding upon each party hereto and its respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (x) the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the Remarketing Agent and the person or persons, if any, who control the Remarketing Agent within the meaning of Section 15 of the Securities Act and (y) the indemnity agreement of the Remarketing Agent contained in Section 7 of this Agreement shall be deemed to be for the benefit of the Company’s directors and officers who sign the Registration Statement, if any, and any person controlling the Company within the meaning of Section 15 of the Securities Act. Nothing contained in this Agreement is intended or shall be construed to give any person, other than the persons referred to herein, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 15.

Survival.

The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and the Remarketing Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agent, the Company or any of the indemnified persons referred to in Section 7 hereof, and will survive delivery of the Remarketed Senior Notes. The provisions of Sections 7, 8 and 11 shall survive the termination and cancellation of this Agreement.

Section 16.

Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

Section 17.

Judicial Proceedings.

Each party hereto expressly accepts and irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 18.

Counterparts.

This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

Section 19.

Headings.

The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

Section 20.

Severability.

If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, then, to the extent permitted by law, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

Section 21.

Amendments.

This Agreement may be amended by an instrument in writing signed by the parties hereto. Each of the Company and the Purchase Contract Agent agrees that it will not enter into, cause or permit any amendment or modification of the Transaction Documents or any other instruments or agreements relating to the Applicable Ownership Interests in Senior Notes, the Senior Notes or the Corporate Units that would in any way adversely affect the rights, duties and obligations of the Remarketing Agent, without the prior written consent of the Remarketing Agent.

Section 22.

Successors and Assigns.

Except in the case of a succession pursuant to the terms of the Purchase Contract and Pledge Agreement, the rights and obligations of the Company hereunder may not be assigned or delegated to any other Person without the prior written consent of the Remarketing Agent. The rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other Person (other than an affiliate of the Remarketing Agent) without the prior written consent of the Company.

If the foregoing correctly sets forth the agreement by and between the Company, the Remarketing Agent and the Purchase Contract Agent, please indicate your acceptance in the space provided for that purpose below.

Section 23.

Rights of the Purchase Contract Agent.

Notwithstanding any other provisions of this Agreement, the Purchase Contract Agent shall be entitled to all the rights, protections and privileges granted to the Purchase Contract Agent in the Purchase Contract and Pledge Agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

Very truly yours,

AUTOLIV, INC.

By:
Name:
Title:

CONFIRMED AND ACCEPTED:

[ ], as Remarketing Agent

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, not individually, but solely as Purchase Contract Agent and as attorney-in-fact for the Holders of the Purchase Contracts

By:
Name:
Title: